UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant ☒    Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

IntraLase Corp.

(Name of Registrant as Specified in Its Charter)

Not applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, $0.01 par value per share, of IntraLase Corp.

(2)	Aggregate number of securities to which transaction applies:

35,065,843 shares of common stock, which consists of: (i) 28,889,014 shares of common stock issued and outstanding as of January 19, 2007; and (ii) 6,176,829 shares of common stock underlying outstanding options to purchase shares of common stock.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Exchange Act the filing fee was determined by multiplying $0.000107 by the aggregate merger consideration of $807,642,059 (which is $25.00 per share multiplied by 35,065,843 shares of IntraLase common stock outstanding or issuable upon exercise of outstanding options on the Closing Date less the aggregate exercise price of all outstanding options).

(4)	Proposed maximum aggregate value of transaction:

$807,642,059

(5)	Total fee paid:

$86,417.70

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

IntraLase Corp.

9701 Jeronimo, Irvine, California

(949) 859-5230

March 2, 2007

Dear Stockholder:

You are cordially invited to attend a Special Meeting of stockholders of IntraLase Corp. to be held at the DoubleTree Hotel, Irvine Spectrum, 90 Pacifica Avenue, Irvine, California 92618 on March 30, 2007, at 9:00 a.m. Pacific Daylight Time. At the Special Meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 5, 2007 (the “Merger Agreement”), by and among Advanced Medical Optics, Inc. (“AMO”), Ironman Merger Corporation, a wholly-owned subsidiary of AMO (“Merger Sub”) and IntraLase Corp. (“IntraLase”).

The Merger Agreement contemplates the merger of Merger Sub with and into IntraLase, with IntraLase continuing as the surviving corporation and becoming a wholly-owned subsidiary of AMO (the “Merger”). Upon completion of the Merger, each share of our common stock, other than shares held by a stockholder who perfects appraisal rights in accordance with Delaware law and shares held by IntraLase, AMO and their respective wholly-owned subsidiaries, will be converted into the right to receive $25.00 in cash, without interest. In addition, each outstanding option to purchase IntraLase common stock that has an exercise price less than $25.00 will be converted into the right to receive $25.00 in cash without interest, less the exercise price of such option and applicable withholding taxes.

On January 5, 2007, our Board of Directors (i) determined that the Merger and the Merger Agreement were fair to, and in the best interests of, our stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

Our Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated thereby.

The accompanying proxy statement provides you with information about the proposed Merger and the Special Meeting. We encourage you to read the entire proxy statement carefully.

YOUR VOTE IS VERY IMPORTANT. The Merger cannot be completed unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Whether or not you plan to attend the Special Meeting in person, please sign and return the enclosed proxy in the envelope provided or vote electronically by the Internet or by telephone. If you attend the Special Meeting and desire to vote in person, you may do so even though you have previously taken one of the foregoing actions. The failure to vote will have the same effect as voting against the adoption of the Merger Agreement and the approval of the Merger. If you have any questions or need assistance voting your shares, please call Georgeson Inc., which is assisting us, toll free at (866) 783-6926. Banks and brokers can call (212) 440-9800.

If your shares are held in “street name” by your broker, your broker will be unable to vote your shares without instructions from you. You should instruct your broker to vote your shares by following the procedures provided by your broker. Failure to instruct your broker to vote your shares will have the same effect as voting against the adoption of the Merger Agreement and the approval of the Merger.

Sincerely,

Robert J. Palmisano

President and Chief Executive Officer

INTRALASE CORP.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on Friday, March 30, 2007

To our Stockholders:

Notice is hereby given that a Special Meeting of stockholders of IntraLase Corp., a Delaware corporation, will be held at the DoubleTree Hotel, Irvine Spectrum, 90 Pacifica Avenue, Irvine, California 92618 on March 30, 2007, at 9:00 a.m. Pacific Daylight Time.

We are holding this Special Meeting for the following purposes:

1.	Adoption of Merger Agreement and Approval of the Merger. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 5, 2007 (the “Merger Agreement”), by and among IntraLase, Advanced Medical Optics, Inc. (“AMO”) and Ironman Merger Corporation, a wholly-owned subsidiary of AMO (“Merger Sub”), pursuant to which Merger Sub will be merged with and into IntraLase, with IntraLase surviving the merger (the “Merger”).

2.	Adjournment or Postponement of the Special Meeting. If necessary or appropriate, to approve the postponement or adjournment of the Special Meeting for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger.

3.	Other Matters. To transact such other business as may properly come before the meeting or any properly reconvened meeting following any adjournment or postponement thereof.

On January 5, 2007, our Board of Directors (i) determined that the Merger and the Merger Agreement were fair to, and in the best interests of, our stockholders and (ii) approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger. Our Board of Directors recommends that you vote “For” the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated thereby. In the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger, then the Board of Directors recommends that you vote “For” the postponement or adjournment of the Special Meeting.

Our Board of Directors has fixed the close of business on February 22, 2007, as the record date for the purpose of determining stockholders entitled to receive notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.

The accompanying proxy statement is dated March 2, 2007 and is first being mailed to stockholders on or about March 2, 2007.

IntraLase stockholders who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they perfect their appraisal rights by complying with all of the required procedures under Delaware law. See “Appraisal Rights” beginning on page 49 of the accompanying proxy statement and Annex F to the proxy statement.

It is important that your shares are represented at the Special Meeting. Even if you plan to attend the Special Meeting, we hope that you will promptly vote and submit your proxy by dating, signing and returning the enclosed proxy card. This will not limit your rights to attend or vote at the Special Meeting. You may also vote either by telephone or the Internet. We have provided instructions on the proxy card for using these convenient services. If your shares are held of record by a bank, broker or other agent and you wish to vote at the Special Meeting, you must obtain a proxy card issued in your name from your bank, broker or other agent.

By Order of the Board of Directors

James A. Lightman

Senior Vice President, General Counsel and Secretary

Irvine, California

March 2, 2007

SUMMARY TERM SHEET

This Summary Term Sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. In this proxy statement, the terms “we,” “us,” “our,” “IntraLase” and “the Company” refer to IntraLase Corp. We refer to Advanced Medical Optics, Inc. as “AMO” and Ironman Merger Corporation as “Merger Sub.”

*	Parties to the Merger

•

IntraLase, headquartered in Irvine, California, designs, develops, and manufactures an ultra-fast laser for refractive and corneal surgery. AMO, headquartered in Santa Ana, California, develops, manufactures and markets medical devices for the eye, including ophthalmic surgical and eye care products. Merger Sub was formed for the sole purpose of entering into the Agreement and Plan of Merger, dated as of January 5, 2007 by and among IntraLase, AMO and Merger Sub, or the Merger Agreement, and consummating the transactions contemplated by the Merger Agreement. See “The Transaction Participants” on page 13.

*	The Proposal

•

We are asking our stockholders to consider and vote on the adoption of the Merger Agreement, pursuant to which Merger Sub will merge with and into IntraLase with IntraLase as the surviving corporation and a wholly-owned subsidiary of AMO. We refer to this as the Merger. We are providing this proxy statement and the accompanying form of proxy to holders of IntraLase common stock, par value $0.01 per share, in connection with the solicitation of proxies for use at the Special Meeting of stockholders. This proxy statement and the accompanying form of proxy card are being mailed to stockholders on or about March 2, 2007.

*	Merger Consideration

•

If the Merger is completed, you will receive $25.00 in cash, without interest and less any applicable withholding taxes, in exchange for each share of IntraLase common stock that you own, or the merger consideration. After the Merger is completed, you will have the right to receive the merger consideration, but you will no longer be or have any rights as an IntraLase stockholder.

*	Treatment of Stock Options

•

At the effective time of the Merger, all of our stock options outstanding and unexercised immediately prior to the effective time of the Merger, whether or not vested, will be converted into the right to receive $25.00 in cash, without interest and less the exercise price of such option and any applicable withholding taxes. See “The Merger Agreement—Effect on IntraLase Stock Options” on page 36.

*	Our Position as to Fairness of the Merger; Board Recommendation

•

Our Board of Directors determined that the Merger Agreement and the Merger were fair to and in the best interests of our stockholders, and recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated thereby. See “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 17.

*	Special Meeting; Quorum; Required Votes

•	We will hold the Special Meeting at the DoubleTree Hotel, Irvine Spectrum, 90 Pacifica Avenue, Irvine, California 92618 on March 30, 2007, beginning at 9:00 a.m., Pacific Daylight Time. Under

Delaware law and our charter documents, the holders of a majority of the outstanding shares of our common stock entitled to vote must be present, either in person or by proxy, to constitute a quorum at the Special Meeting. The vote required to approve Proposal 1, adoption of the Merger Agreement and approval of the Merger, is the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the Special Meeting. If it is necessary or appropriate to hold a vote for Proposal 2, then the vote required to approve Proposal 2, approval of the adjournment or postponement of the Special Meeting to solicit additional proxies, is the affirmative vote of a majority of the votes cast at the Special Meeting. See “The Special Meeting” beginning on page 9.

*	Share Ownership of Certain Persons; Voting Agreements

•

As of February 22, 2007, the record date, our directors and named executive officers and their respective affiliates owned, in the aggregate, 2,266,822 shares of our common stock, or approximately 7.85% of the outstanding shares of our common stock. As an inducement to AMO to enter into the Merger Agreement, each member of our Board of Directors, each of our current named executive officers and Brentwood Associates IX, L.P. and Brentwood Affiliates Fund II, L.P. has entered into a voting agreement with AMO. Pursuant to the voting agreements, each such person agreed to vote his, her or its shares in favor of the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and against certain other matters, each as set forth in the voting agreements. Pursuant to their Voting Agreement, the Brentwood entities were permitted to sell up to $7.5 million of their shares of IntraLase common stock. The forms of the voting agreement and irrevocable proxy entered into by such directors and officers and their affiliates are included as Annexes D and E to this proxy statement and are incorporated herein by reference. Such directors and officers and their affiliates have not received any additional consideration with respect to the voting agreements. See “The Special Meeting—Stock Ownership and Interests of Certain Persons” on page 12 and “The Voting Agreements” on page 48.

*	Termination of the Merger Agreement

•

Subject to certain limitations set forth in the Merger Agreement, either we or AMO can terminate the Merger Agreement under certain circumstances, including if the other party breaches any of its representations, warranties, covenants or agreements in a manner that would result in the failure of certain closing conditions set forth in the Merger Agreement to be satisfied, or if the Merger is not completed by a specified date. AMO can terminate the Merger Agreement if our Board of Directors withdraws, modifies or changes its recommendation or approval of the Merger Agreement or the Merger in a manner adverse to AMO, if our Board of Directors approves, endorses or recommends an acquisition transaction other than the Merger or if our stockholders do not approve the Merger Agreement. We can terminate the Merger Agreement prior to the date of the Special Meeting in order to enter into a definitive acquisition agreement with a third party that our Board of Directors has determined, in good faith after consultation with our outside legal counsel and our financial advisors is more favorable to our stockholders than the Merger, which we refer to herein as a Superior Proposal, provided that prior to any such termination, we must comply with certain terms set forth in the Merger Agreement which are described in this proxy statement, including payment of a termination fee.

*	No Solicitation of Other Offers

•

The Merger Agreement does not permit us to solicit other acquisition proposals. Prior to the date of the Special Meeting, we are permitted to respond to a bona fide unsolicited written acquisition proposal from a credible third party that our Board of Directors determines in good faith, after consultation with our outside legal counsel and our financial advisors, is, or could reasonably be expected to lead to, a Superior Proposal. In addition, prior to the Effective Time, we may terminate the Merger Agreement and enter into an agreement in respect of a Superior Proposal, so long as such action is taken in response to a bona fide unsolicited written acquisition proposal from a credible third party that our Board of Directors determines in good faith, after consultation with our outside legal counsel and our financial advisors, is a Superior Proposal. We may only enter into such an agreement and terminate the Merger Agreement after furnishing to AMO five business days’ notice of our intention to enter into an agreement in respect of a Superior Proposal and furnishing AMO the opportunity to improve the terms of its offer.

*	Opinions of IntraLase’s Financial Advisors

•

In connection with the Merger, our Board of Directors received an opinion from each of our financial advisors, Banc of America Securities LLC, or Banc of America Securities, and JPMorgan Securities Inc., or JPMorgan, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of our common stock. The full texts of Banc of America Securities’ and JPMorgan’s written opinions, each dated January 5, 2007, are attached to this proxy statement as Annexes B and C, respectively, and are incorporated by reference in their entirety into this proxy statement. Holders of IntraLase common stock are encouraged to read each such opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Each such opinion was provided to our Board of Directors in connection with its evaluation of the merger consideration from a financial point of view, does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act with respect to the Merger. See “Opinions of IntraLase’s Financial Advisors” on page 19.

*	Interests of Certain Parties in the Merger

•	Certain parties may have interests in the Merger that are different from, or in addition to, yours, including the following:

•

our directors and executive officers hold stock options which will vest and be converted into the right to receive $25.00, net of any exercise price, for each share of common stock represented by these options upon completion of the Merger;

•

we have entered into agreements with certain of our executive officers that provide upon a change in control and following a termination of employment that follows such change in control, for additional payments and for the continuation of certain payments and benefits in order to induce the executive to remain in our employ, the aggregate cost of which for named executive officers is expected to be approximately $5,799,000 as further discussed under the caption entitled “Interests of Certain Parties in the Merger”;

•	William J. Link, Ph.D., a member of our Board of Directors is also a member of the board of directors of AMO;

•

Dr. Link is also a managing member of Brentwood VIII Ventures, LLC, the general partner of Brentwood Affiliates Fund II and managing member of Brentwood IX Ventures LLC, the general partner of Brentwood Associates IX;

•	Dr. Link and the Brentwood entities collectively were the beneficial owners of approximately 7.66% of our common stock on February 22, 2007; and

•

under the Merger Agreement, our officers and directors will be indemnified by AMO and us against certain liabilities and we or AMO will maintain in effect directors’ and officers’ liability insurance on behalf of those directors and officers.

Our Board of Directors was aware of these interests and considered them, among other matters, in making its decisions.

*	Regulatory Approvals Required

•

In addition to the required stockholder approval discussed above, the Merger is subject to review under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. A pre-merger filing and governmental approval was made in Germany on February 23, 2007 and a post-merger filing will be required in South Korea. No other foreign antitrust filings are required. See “The Merger Agreement—Conditions to the Merger” beginning on page 42.

*	No Financing Contingency

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In order to pay the merger consideration under the Merger Agreement, and in addition to other potential sources of funds, AMO intends to borrow up to $900 million pursuant to two related credit facilities and has entered into a commitment letter with the banks making such credit facilities available. Nevertheless, there is no financing contingency to the closing of the Merger and in the event all other closing conditions are satisfied or waived, AMO is obligated to close the Merger.

*	Certain Material U.S. Federal Income Tax Consequences of the Merger

•

In general, your receipt of the merger consideration will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received pursuant to the Merger and your adjusted basis in the shares surrendered. However, the tax consequences of the Merger to you will depend upon your own particular circumstances. You should consult your tax advisor in order to fully understand how the Merger will affect you. See “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 33.

*	Appraisal Rights

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Holders of our common stock who do not vote in favor of adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery if the Merger is completed, but only if they submit a written demand for appraisal to IntraLase before the vote is taken on the Merger Agreement and they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the amount a stockholder would be entitled to receive under the terms of the Merger Agreement. Any holder of our common stock intending to exercise their appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. See “Appraisal Rights” beginning on page 49 and Annex F—Section 262 of the Delaware General Corporation Law.

*	Anticipated Closing of the Merger

•

The Merger will be completed after all of the conditions to completion of the Merger are satisfied or waived, including the adoption of the Merger Agreement by our stockholders. We currently expect the Merger to be completed shortly following the Special Meeting of stockholders, although we cannot assure completion by any particular date, if at all.

*	Additional Information

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You can find more information about IntraLase in the periodic reports and other information we file with the Securities and Exchange Commission, or the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see the section entitled “Where You Can Find More Information” on page 57.

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What Am I Being Asked to Vote On?

A:	You are being asked to consider and vote on the following:

•

adoption of the Merger Agreement entered into by and among IntraLase, AMO and Merger Sub pursuant to which Merger Sub will be merged with and into IntraLase, with IntraLase surviving as a wholly-owned subsidiary of AMO. See “The Merger Agreement—Effective Time of the Merger” on page 37;

•

if necessary or appropriate, postponement or adjournment of the Special Meeting for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger; and

•	such other business as may properly come before the meeting or any properly reconvened meeting following any adjournment or postponement thereof.

Q:	How Does IntraLase’s Board of Directors Recommend That I Vote?

A:	Our Board of Directors recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated thereby. See “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 17.

In the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger, the Board of Directors also recommends that our stockholders vote “FOR” the postponement or adjournment of the Special Meeting to solicit additional proxies.

Q:	What Will I Receive in the Merger?

A:	Upon completion of the Merger, you will receive $25.00 in cash, without interest and less any applicable tax withholding, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $2,500.00 in cash in exchange for your shares of common stock, less any applicable tax withholding. You will not own any shares in the surviving corporation. See “The Merger Agreement” beginning on page 35.

Q:	When and Where Is the Special Meeting?

A:	The Special Meeting of stockholders will be held at the DoubleTree Hotel, Irvine Spectrum, 90 Pacifica Avenue, Irvine, California 92618, on March 30, 2007, at 9:00 a.m. Pacific Daylight Time. See “The Special Meeting” beginning on page 9.

Q:	May I Attend the Special Meeting?

A:	All stockholders as of the close of business on February 22, 2007, the record date for the Special Meeting, may attend the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Q:	Who Can Vote at the Special Meeting?

A:

All stockholders of record at the close of business on February 22, 2007, the record date for the Special Meeting, will be entitled to notice of and to vote at the Special Meeting. If on that date, your shares were registered directly in your name with our transfer agent, American Stock Transfer, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. If on that date, your shares were held in an account at a brokerage firm, bank, dealer or similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you request and obtain a valid proxy from your broker or other agent. See “The Special Meeting” beginning on page 9.

Q:	How Are Votes Counted?

A:	Votes will be counted by the inspector of election appointed for the Special Meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the Merger proposal from the beneficial owner. Because under Delaware law, the adoption of the Merger Agreement requires the affirmative vote of holders of a majority of our outstanding shares of common stock, broker non-votes and abstentions will have the same effect as a vote “Against” the adoption of the Merger Agreement. Broker non-votes and abstentions are counted, however, as present for the purpose of determining whether a quorum is present.

Q:	How Many Votes Are Required to Approve the Proposals?

A:	The votes required to approve the proposals are as follows:

•

Proposal 1, the adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of the holders of a majority of the shares of our common stock issued and outstanding on the record date for the Special Meeting; and

•

Proposal 2, if necessary or appropriate, the approval of the adjournment or postponement of the Special Meeting to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger requires the affirmative vote of a majority of the votes cast at the Special Meeting.

Q:	How Many Votes Does IntraLase Already Know Will Be Voted in Favor of the Merger Proposal?

A:	Each member of our Board of Directors, each of our current named executive officers, Brentwood Associates IX, L.P. and Brentwood Affiliates Fund II, L.P. has entered into a voting agreement with AMO agreeing to vote his or its shares in favor of the adoption of the Merger Agreement and approval of the Merger. As of the record date, these persons owned 2,266,822 shares of our common stock, which is equivalent to approximately 7.85% of our outstanding common stock.

Q:	How Many Votes Do I Have?

A:	You have one vote for each share of our common stock you own as of February 22, 2007, the record date for the Special Meeting.

Q:	If My Shares Are Held in “Street Name” by My Broker, Will My Broker Vote My Shares for Me?

A:	Your broker will vote your shares only if you provide instructions to your broker on how to vote. You should instruct your broker to vote your shares by following the directions provided to you by your broker. See “The Special Meeting” beginning on page 9.

Q:	Will My Shares Held in “Street Name” or Another Form of Record Ownership Be Combined for Voting Purposes With Shares I Hold of Record?

A:	No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card (or, in the case of telephonic or Internet voting, provide appropriate instructions concerning the separate proxy) for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an IRA must be voted under the rules governing the account.

Q:	What Happens If I Do Not Vote?

A:	Because the vote required for the proposal to adopt the Merger Agreement and approve the Merger is based on the total number of shares of our common stock outstanding on the record date, and not just the shares that are voted, if you do not vote, it will have the same effect as a vote “Against” the adoption of the Merger Agreement and approval of the Merger. If the Merger is completed, whether or not you voted for the adoption of the Merger Agreement and approval of the Merger, you will be paid the merger consideration for your shares of our common stock upon completion of the Merger, unless you properly exercise your appraisal rights. See “The Special Meeting” beginning on page 9 and “Appraisal Rights” beginning on page 49 and Annex F—Section 262 of the Delaware General Corporation Law.

Q:	When Should I Send in My Stock Certificates?

A:	After the Special Meeting, if you are a stockholder of record, you will receive a letter of transmittal and other documents to complete and return to a paying agent designated by AMO. In order to receive the merger consideration as soon as reasonably practicable following the completion of the Merger, you must send the paying agent your validly completed letter of transmittal together with your stock certificates as instructed in the separate mailing.

You should NOT send your stock certificates now.

Q:	When Can I Expect to Receive the Merger Consideration For My Shares?

A:	Once the Merger is completed, you will be sent in a separate mailing a letter of transmittal and other documents to be delivered to the paying agent in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration.

Q:	I Do Not Know Where My Stock Certificate Is—How Will I Get My Cash?

A:	The materials the paying agent will send you after completion of the Merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. AMO may also require that you provide a bond in order to cover any potential loss.

Q:	Who Will Bear the Cost of the Solicitation?

A:

The expense of soliciting proxies in the enclosed form will be borne by IntraLase. We have retained Georgeson Inc., a proxy solicitation firm, to solicit proxies in connection with the Special Meeting at a cost of approximately $12,500 plus reimbursement of out-of-pocket fees and expenses. In addition, we may reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by certain of our directors, officers and employees, personally or by telephone, facsimile or other means of communication. No additional compensation will be paid for such services.

Q:	What Do I Need to Do Now?

A:	We urge you to read this Proxy Statement, including its annexes, carefully, and to consider how the Merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the Special Meeting by taking one of the following actions:

•

indicate your vote on your proxy card and sign and mail your proxy card in the enclosed return envelope as soon as possible as instructed in these materials or by your bank, broker or other agent so that your shares may be represented at the Special Meeting. The meeting will take place at the DoubleTree Hotel, Irvine Spectrum, 90 Pacifica Avenue, Irvine, California 92618, on March 30, 2007, at 9:00 a.m. Pacific Daylight Time.

•

using a touch-tone telephone, call the toll free number specified on your proxy card and follow the instructions. When asked for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your telephone vote is quick, confidential and immediate. Please note that all votes cast by telephone must be completed and submitted prior to March 29, 2007 at 11:59 p.m., Pacific Daylight Time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. If you vote by telephone, please do not return your proxy card by mail; or

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visit the Internet voting site specified in your proxy card and follow the instructions on the screen. When prompted for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your Internet vote is quick, confidential and immediate. Please note that all votes cast by Internet must be completed and submitted prior to March 29, 2007 at 11:59 p.m. Pacific Daylight Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed. If you vote by Internet, please do not return your proxy card by mail.

Please do NOT send in your stock certificates at this time.

For further information see “The Special Meeting” beginning on page 9.

Q:	What Happens If I Sell My Shares of Common Stock Before the Special Meeting?

A:	The record date for stockholders entitled to vote at the Special Meeting is earlier than the date of the Special Meeting. If you transfer your shares of our common stock after the record date but before the Special Meeting, you will, unless special arrangements are made, retain your right to vote at the Special Meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares.

Q:	Can I Change My Vote After I Have Mailed in My Proxy Card or Voted by Telephone or the Internet?

A:

Yes. You can change your vote at any time before we vote your proxy at the Special Meeting. If you are a stockholder of record, you can do so in one of three ways: first, you can send a written notice of revocation prior to the Special Meeting to our Secretary at IntraLase Corp., 9701 Jeronimo, Irvine, California 92618; second, you can submit another properly executed proxy at a later date either in person, via the mails, telephone or the Internet; and third, you can attend the Special Meeting and vote in person. You should send any written notice or request for a new proxy card to our Secretary at the same address. Voting by mailing in your proxy card will not prevent you from voting in person at the Special Meeting. You are encouraged to submit a proxy by mail even if you plan to attend the Special Meeting in person. If you are a beneficial owner, meaning your shares are held in the name of a bank, broker or other agent, you must follow instructions received from such bank, broker or other agent with this proxy statement in order to change your vote, revoke your vote or to vote at the Special Meeting. See “The Special Meeting” beginning on page 11.

Q:	What Are the Consequences of the Merger to Members of Our Management and Board of Directors?

A:	Like all other holders of shares of our common stock, members of our management and Board of Directors will be entitled to receive $25.00 per share in cash, without interest and less any applicable withholding taxes, for each of their shares of our common stock. All options, whether or not vested, to acquire our common stock held by members of our management and Board of Directors, like all other holders, will be converted into and become the right to receive $25.00 in cash, without interest and less the exercise price of such option and any applicable withholding taxes. Members of our management and Board of Directors may also have interests in the Merger that are different from or in addition to the interests of our stockholders in general. See “The Merger—Interests of Executive Officers and Directors in the Merger” beginning on page 30.

Q:	When Do You Expect the Merger to be Completed?

A:	We are working toward completing the Merger as quickly as possible, but we cannot predict the exact timing. We expect to complete the Merger no later than three business days after obtaining stockholder approval, assuming that all other closing conditions contained in the Merger Agreement have been satisfied or waived at that time, provided that AMO may delay the closing for up to twenty days in certain circumstances if we deliver our closing officer certifications prior to or on the date of the election to delay and if AMO waives our closing obligations for the period of delay it elects. See “The Merger Agreement - Conditions to the Merger” on page 42.

Q:	Am I Entitled to Exercise Appraisal Rights Instead of Receiving the Merger Consideration for My Shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under the DGCL in connection with the Merger if you meet certain conditions, which conditions are described in this proxy statement under the caption entitled “Appraisal Rights” on page 49.

Q:	Who Can Help Answer My Other Questions?

A:	If you would like additional copies of this proxy statement or a new proxy card or if you have questions about the Merger, you should contact our Secretary at IntraLase Corp., 9701 Jeronimo, Irvine, California 92618. You may also call our proxy solicitor, Georgeson Inc., at (866) 783-6926, toll-free, to request a separate copy of these materials. If your shares are held by a broker, trustee or other nominee, you may also call your broker, trustee or nominee for additional information. Banks and brokers can call (212) 440-9800.

THE SPECIAL MEETING

This proxy statement is being furnished to you in connection with the solicitation by our Board of Directors of proxies to be used at the Special Meeting to be held at the DoubleTree Hotel, Irvine Spectrum, 90 Pacifica Avenue, Irvine, California 92618 at 9:00 a.m., Pacific Daylight Time, on Friday, March 30, 2007 and any adjournments or postponements thereof. This proxy statement and the accompanying form of proxy card are being mailed to stockholders on or about March 2, 2007.

The Purpose

The purpose of the Special Meeting is for our stockholders to consider and vote upon a proposal to adopt the Merger Agreement and approve the Merger. A copy of the Merger Agreement is attached to this proxy statement as Annex A. In the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger, stockholders may also be asked to vote upon a proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies.

On January 5, 2007, our Board of Directors (i) determined that the Merger and the Merger Agreement were fair to and in the best interests of our stockholders and (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger. Our Board of Directors recommends that you vote “FOR” the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated thereby, and “FOR” the approval of any proposal to postpone or adjourn the Special Meeting, if necessary, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger.

Our Board of Directors knows of no other matter that will be presented for consideration at the Special Meeting. If any other matter properly comes before the Special Meeting, or any postponement or adjournment of the Special Meeting, the persons named in the enclosed form of proxy or their substitutes will vote in accordance with their best judgment on such matters.

Appointment of Proxy Holders

Our Board of Directors asks you to appoint Robert Palmisano, Shelley Thunen and James Lightman as your proxy holders to vote your shares at the Special Meeting. You make this appointment by completing the enclosed proxy card using one of the voting methods described below.

If appointed by you, the proxy holders will vote your shares as you direct on the matters described in this proxy statement. In the absence of your direction, they will vote your shares as recommended by our Board of Directors.

Unless you otherwise indicate on the proxy card, or otherwise, if voting by telephone or via the Internet, you also authorize your proxy holders to vote your shares on any matters not known by our Board of Directors at the time this proxy statement was printed and which, under our bylaws, may be properly presented for action at the Special Meeting.

Who Can Vote

Only stockholders who owned shares of record of our common stock as of the close of business on February 22, 2007, the record date for the Special Meeting, can vote at the Special Meeting. As of the close of business on the record date, we had 28,894,172 shares of our common stock outstanding. Each holder of common stock is entitled to one vote for each share held as of February 22, 2007.

How You Can Vote

You may vote your shares at the Special Meeting either by mail, in person, by telephone or by the Internet as described below. Stockholders holding shares through a bank, broker or other agent should follow the voting instructions on the form of proxy card received.

Voting by Mail. You may vote by proxy by dating, signing and returning your proxy card in the enclosed postage-paid envelope. Giving a proxy will not affect your right to vote your shares if you attend the Special Meeting and want to vote in person.

Voting in Person. You may vote by attending and voting at the Special Meeting. However, even if you plan to attend the Special Meeting in person, our Board of Directors recommends that you vote by mail. Voting your proxy card by mail will not limit your right to vote at the Special Meeting, if you decide to attend in person. If you hold shares through a bank, broker or other agent, you must obtain a proxy, executed in your favor, from the bank, broker or other agent to be able to vote at the Special Meeting.

Voting by Telephone. Using a touch-tone telephone, call the toll free number specified on your proxy card and follow the instructions. When asked for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your telephone vote is quick, confidential and immediate. Please note that all votes cast by telephone must be completed and submitted prior to March 29, 2007 at 11:59 p.m., Pacific Daylight Time. Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. If you vote by telephone, please do not return your proxy card by mail.

Voting by the Internet. Visit the Internet voting site specified in your proxy card and follow the instructions on the screen. When prompted for your voter control number, enter the number printed just above your name on the front of the proxy card accompanying this proxy statement. Your Internet vote is quick, confidential and immediate. Please note that all votes cast by Internet must be completed and submitted prior to March 29, 2007 at 11:59 p.m. Pacific Daylight Time. Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card. This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed. If you vote by Internet, please do not return your proxy card by mail.

If you vote your shares of our common stock by submitting a proxy, your shares will be voted at the Special Meeting as you indicated on your proxy card or by telephone or the Internet. If no instructions are indicated on your signed proxy card or otherwise, all of your shares of our common stock will be voted “FOR” the adoption of the Merger Agreement and approval of the Merger and other transactions contemplated thereby and “FOR” the approval of any proposal to postpone or adjourn the Special Meeting, if necessary, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement.

If you hold your shares in street name, you should have received a proxy card and voting instructions with these proxy materials from your bank, broker or other agent rather than from IntraLase. Simply complete and return the proxy card to your bank, broker or other agent to ensure that your vote is counted. Alternatively, if offered by your bank, broker or other agent, you may vote by telephone or over the Internet as instructed by your bank, broker or other agent. To vote in person at the Special Meeting, you must obtain a valid proxy from your bank, broker or other agent. Follow the instructions from your bank, broker or other agent included with these proxy materials, or contact your bank, broker or other agent to request a proxy form.

Revocation of Proxies

If you hold your shares in your name, you can revoke your proxy at any time before it is voted at the Special Meeting by:

•	voting in person at the Special Meeting;

•	submitting written notice of revocation to our Secretary prior to the Special Meeting; or

•	submitting another properly executed proxy at a later date.

If your shares are held in street name through a bank, broker or other agent, you must follow instructions received from such bank, broker or other agent which were provided with this proxy statement in order to change or revoke your vote or to vote at the Special Meeting.

Quorum; Stock Entitled to Vote; Record Date

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the Special Meeting. A quorum is necessary to hold the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Any shares of our common stock held in treasury by IntraLase are not considered to be outstanding for purposes of determining a quorum. Abstentions and broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. “Broker non-votes” result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement and approval of the Merger, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those matters.

The adoption of the Merger Agreement and approval of the Merger requires the affirmative vote of holders representing at least a majority of the outstanding shares of our common stock on February 22, 2007, the record date for the Special Meeting. Shares that are present but not voted, either by abstention or non-vote, including broker non-votes, will be counted for purposes of establishing a quorum. Because approval of the Merger Agreement and the Merger requires the approval of holders representing a majority of the outstanding shares of our common stock, failure to vote your shares, including if you hold your shares through a bank, broker or other agent, will have the same effect as a vote “against” the adoption of the Merger Agreement and approval of the Merger.

The approval of any proposal to postpone or adjourn the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement, requires the affirmative vote of a majority of those shares represented in person or by proxy at the Special Meeting. Abstentions or broker non-votes will have no impact on the vote to postpone or adjourn the Special Meeting. The persons named as proxies may propose and vote for one or more postponements or adjournments of the Special Meeting, including postponements or adjournments to permit further solicitations of proxies. No proxy voted “against” adoption of the Merger Agreement and approval of the Merger will be voted in favor of any postponement or adjournment of the Special Meeting.

Under Delaware law, holders of shares of our common stock are entitled to appraisal rights in connection with the Merger. In order to exercise appraisal rights, you must comply with all applicable requirements of Delaware law. See “Appraisal Rights” beginning on page 49 and Annex F for information on the requirements of Delaware law regarding appraisal rights.

Stock Ownership and Interests of Certain Persons

As of February 22, 2007, the record date for the Special Meeting, our directors and named executive officers and their respective affiliates owned, in the aggregate, 2,266,822 shares of our common stock, or collectively approximately 7.85% of the outstanding shares of our common stock. Each member of our Board of Directors, each of our current named executive officers, Brentwood Associates IX, L.P. and Brentwood Affiliates Fund II, L.P. has entered into voting agreements with AMO agreeing to vote all of their shares in favor of the adoption of the Merger Agreement and approval of the Merger. Pursuant to their voting agreement, the Brentwood entities were permitted to sell up to $7.5 million of their shares of IntraLase common stock. See “The Voting Agreements” on page 48. Certain members of our management and Board of Directors have interests that are different from or in addition to those of stockholders generally. Please read “The Merger—Interests of Executive Officers and Directors in the Merger” beginning on page 30.

Solicitation of Proxies

IntraLase is soliciting your proxy. In addition to the solicitation of proxies by use of the mail, officers and other employees of IntraLase may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We will request that brokerage houses and other custodians, nominees and fiduciaries forward solicitation materials to the beneficial owners of stock registered in their names. We will bear all costs of preparing, assembling, printing and mailing the notice of Special Meeting of stockholders, this proxy statement, the enclosed proxy and any additional materials, as well as the cost of forwarding solicitation materials to the beneficial owners of stock and all other costs of solicitation.

We have retained Georgeson Inc. to aid in the solicitation of proxies for the Special Meeting. Georgeson will receive a base fee of $12,500 plus reimbursement of out-of-pocket fees and expenses.

Assistance

Stockholders who have questions regarding the materials, need assistance voting their shares or require additional copies of the proxy statement or proxy card should contact or call (toll-free):

Georgeson Inc.

17 State Street

New York, NY 10004

(866) 783-6926

Banks and brokers can call (212) 440-9800.

Other Business

We are not currently aware of any business to be acted upon at the Special Meeting other than the matters discussed in this proxy statement. If other matters do properly come before the Special Meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by the persons named as proxies on the proxy card in accordance with the recommendation of our Board of Directors.

Postponements and Adjournments

Although it is not expected, the Special Meeting may be postponed or adjourned for, among other reasons, the purpose of soliciting additional proxies, to any other time and place if approved by our stockholders. You should note that the meeting could be successively postponed or adjourned to any date. If the Special Meeting is postponed or adjourned for the purpose of soliciting additional proxies, stockholders who have already sent in their proxies will be able to revoke them at any time prior to their use. The persons named as proxies may propose and vote for one or more postponements or adjournments of the Special Meeting, including postponements or adjournments to permit further solicitations of proxies. No proxy voted “against” the proposal to adopt the Merger Agreement and approval of the Merger will be voted in favor of any postponements or adjournment of the Special Meeting. A determination of stockholders of record entitled to notice of or to vote at the Special Meeting shall apply to any adjournment of the Special Meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting and provided further that if the adjournment is for more than thirty days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

THE TRANSACTION PARTICIPANTS

IntraLase Corp.

IntraLase, headquartered in Irvine, California, designs, develops, and manufactures an ultra-fast laser for refractive and corneal surgery. The information contained or incorporated in our website is not a part of this proxy statement. We maintain our principal executive offices at 9701 Jeronimo, Irvine, California 92618. Our telephone number is (949) 859-5230.

Advanced Medical Optics, Inc.

AMO, headquartered in Santa Ana, California, develops, manufactures and markets medical devices for the eye, including ophthalmic surgical and eye care products. The principal executive offices of AMO are located at 1700 E. St. Andrew Place, Santa Ana, California 92705 and its telephone number is (714) 247-8200.

Ironman Merger Corporation

Merger Sub was formed by AMO solely for the purpose of completing the Merger. Merger Sub is wholly-owned by AMO and has not engaged in any business except in anticipation of the Merger. The principal executive offices of Merger Sub are located at 1700 E. St. Andrew Place, Santa Ana, California 92705 and its telephone number is (714) 247-8200.

THE MERGER

The discussion under the sections of this proxy statement entitled “The Merger” and “The Merger Agreement” summarizes the material terms of the Merger. Although we believe that the description covers the materials terms of the Merger, this summary may not contain all of the information that is important to you. We urge you to read this proxy statement, the Merger Agreement and the other documents referred to herein carefully for a complete understanding of the Merger.

The Merger

We are asking our stockholders to consider and vote on the adoption of the Merger and the Merger Agreement, pursuant to which Merger Sub will merge with and into IntraLase with IntraLase as the surviving corporation and a wholly-owned subsidiary of AMO.

Background of the Merger

Both AMO and IntraLase operate in the field of ophthalmology. Each offers both refractive surgery products and services to ophthalmology practices worldwide. The companies also enjoy close geographic proximity in Orange County, California, home to numerous companies in the ophthalmic field. The executives and employees at both companies have developed relationships over the years. Additionally, the companies have a common board member, William J. Link, Ph.D.

As a result of these ties, there have been many contacts between the companies at both the executive and operational levels. In 2005, the companies considered a transaction with a third party that included a possible investment in IntraLase by AMO. In early 2006, the companies discussed the potential for AMO’s distribution of IntraLase’s products in select international markets. While these discussions did not result in consummation of any transaction, lines of communication were well established.

During the week of July 24, 2006, Dr. Link telephoned Robert J. Palmisano, IntraLase’s President and Chief Executive Officer, and told him that AMO wished to explore a possible acquisition of IntraLase.

On August 3, 2006, James V. Mazzo, AMO’s President and Chief Executive Officer confirmed at a meeting with Mr. Palmisano AMO’s interest in acquiring IntraLase and the parties agreed on customary confidentiality and standstill arrangements. No price or other specific terms were discussed. Mr. Mazzo indicated that he would follow up with a written letter confirming AMO’s interest in a business combination with IntraLase.

On August 7, 2006 at a special telephonic meeting of IntraLase’s Board of Directors, Mr. Palmisano apprised the Board of Directors of AMO’s interest in a business combination with IntraLase and the status of discussions between the companies. At this meeting, the Board formed a special committee to oversee the transaction, consisting of all members except Dr. Link, referred to as the Committee, and approved IntraLase’s retention of Banc of America Securities as IntraLase’s financial advisor for the potential transaction. Banc of America Securities was subsequently retained as IntraLase’s financial advisor. Shelley Thunen, IntraLase’s Executive Vice President and Chief Financial Officer, and James Lightman, IntraLase’s Senior Vice President and General Counsel also participated in the meeting.

On August 9, 2006, Mr. Palmisano received a letter from Mr. Mazzo confirming AMO’s interest in acquiring IntraLase and outlining why he believed a transaction made sense. Again, no price was mentioned, although the letter stated that AMO wished to begin diligence as soon as possible and hoped to conclude a definitive agreement by October 1, 2006.

On August 28, 2006, executives from IntraLase and representatives from Banc of America Securities met with executives from AMO and representatives from UBS Securities LLC, AMO’s financial advisor, at an offsite location to discuss certain business and financial information relating to IntraLase. In addition to Mr. Palmisano, the following persons from IntraLase were in attendance: Ms. Thunen, Charline Gauthier, IntraLase’s Executive Vice President and Chief Operating Officer, and P. Bernard Haffey, IntraLase’s Executive Vice President and Chief Commercial Officer. The following persons were in attendance from AMO: Mr. Mazzo, Jane E. Rady, Corporate Vice President, Strategic and Corporate Development, C. Russell Trenary, III, AMO’s Corporate Vice President and Chief Marketing Officer, and Vikram Lamba, AMO’s Vice President, Corporate Development.

On September 10, 2006, while in London, England for the annual meeting of the European Society of Cataract and Refractive Surgeons, representatives from IntraLase continued discussions with AMO representatives who were present in London for the meeting. Attendees from IntraLase were: Mr. Palmisano, Mr. Haffey and Ms. Gauthier. Attendees from AMO were: Ronald Bache, Vice President of Global Refractive Marketing, Mr. Trenary and Mr. Lamba. This meeting was followed up with several meetings and teleconferences between the parties and their respective legal and financial advisors.

On September 28, 2006, Mr. Palmisano received a letter from Mr. Mazzo in which AMO presented a non-binding indication of interest to purchase the fully diluted equity of IntraLase for a price of $24 per share in cash. The letter stated that there would be no financing contingency to completion of the transaction. Further, the letter requested that IntraLase agree in writing to negotiate exclusively with AMO for a period of thirty days to enable AMO to complete confirmatory due diligence leading to execution of a definitive acquisition agreement.

On September 29, 2006, the Committee held a special telephonic meeting to consider AMO’s non-binding indication of interest. Also present at the meeting were Ms. Thunen, Mr. Lightman and representatives of Banc of America Securities. At this meeting, Banc of America Securities discussed with the Board of Directors financial aspects of AMO’s $24 per share non-binding indication of interest. Mr. Lightman briefed the Board of Directors regarding their fiduciary duties in connection with a transaction such as the one proposed. Among other things, the Board of Directors reviewed IntraLase’s strategic alternatives, including the likelihood of other interested parties and the option of remaining independent. After deliberations and consideration of their fiduciary duties, the Committee concluded that the $24 per share price was inadequate, that the Board of Directors believed the value of IntraLase common stock was higher than the price being proposed by AMO and instructed Mr. Palmisano to convey this to Mr. Mazzo while leaving the door open for further discussions premised on a higher valuation.

On October 4, 2006, Mr. Palmisano met with Mr. Mazzo to convey IntraLase’s rejection of AMO’s $24 per share non-binding indication of interest. At this meeting, Mr. Mazzo shared some of AMO’s rationale for the $24 per share price. Mr. Palmisano suggested that if AMO were willing to increase its price, then IntraLase would be prepared to further discuss IntraLase’s value with AMO. Mr. Mazzo agreed that further discussion made sense.

On October 10, 2006, representatives from IntraLase met with representatives from AMO at an offsite location. Present from IntraLase were Mr. Palmisano, Ms. Thunen, Ms. Gauthier, Mr. Haffey and Eric Weinberg, IntraLase’s Senior Vice President, Global Marketing. Present from AMO were: Mr. Mazzo, Ms. Rady,

Mr. Trenary, Mr. Lamba and Douglas H. Post, AMO’s Corporate Vice President and President, Laser Vision Correction Business. At this meeting, IntraLase presented further diligence information to assist AMO in its valuation perspective.

In a follow-up conversation between Mr. Palmisano and Mr. Mazzo on October 13, 2006, the parties continued to discuss their respective viewpoints on valuation. Although no specific offer was made, Mr. Mazzo indicated that AMO would consider increasing its price to $25 per share subject to confirmatory due diligence, approval by AMO’s board of directors and acceptable deal terms, but would not go higher.

On October 17, 2006, at a regularly scheduled meeting of IntraLase’s Board at which our management, our general counsel and representatives of Banc of America Securities were in attendance, Mr. Palmisano further updated the Committee on these developments, and representatives of Banc of America Securities discussed financial aspects of the $25 per share price with the Board. Dr. Link, who was present for the meeting of the full Board, recused himself during the Committee’s deliberations. No formal resolutions were adopted, but it was agreed IntraLase should continue discussions with AMO.

On October 23, 2006, Mr. Palmisano received a telephone call from Mr. Mazzo in which Mr. Mazzo informed him that, due to internal matters at AMO, AMO would be discontinuing its discussions with IntraLase at that time. However, Mr. Mazzo expressed a hope that the parties would be able to resume discussions in the future. Mr. Palmisano and Mr. Mazzo agreed that they would try to touch base within two weeks.

On October 24, 2006, the Committee held a special telephonic meeting during which Mr. Palmisano informed the Committee of AMO’s decision to discontinue discussions with IntraLase and their desire to resume discussions at some point in the future. Also present at the meeting were Ms. Thunen and Mr. Lightman.

Messrs. Palmisano and Mazzo next met on November 13, 2006, while both were in Las Vegas, Nevada, attending the American Academy of Ophthalmology trade show. At their November 13th meeting, Mr. Mazzo indicated that AMO was prepared to resume discussions, and at this meeting the parties agreed that AMO would proceed with due diligence on a non-binding basis premised on a $25 per share offer, subject to completion of due diligence, negotiation of a definitive agreement containing price and terms acceptable to both parties and obtaining the necessary approvals from the boards of directors of both companies. No further written offer letter was proffered.

On November 19, 2006, IntraLase held a special telephonic Board of Directors meeting, at which the Committee authorized IntraLase to continue with due diligence based on Mr. Palmisano’s report of his November 13th meeting with Mr. Mazzo, subject to final approval of price and terms at such time that a definitive acquisition agreement was actually presented. Also present at the meeting were Ms. Thunen, Mr. Lightman and representatives from Banc of America Securities. At this meeting, Banc of America Securities further updated the Board of Directors regarding financial aspects of the offer. Detailed formal due diligence commenced shortly thereafter and continued through January 5, 2007.

On December 4, 2006, Skadden, Arps, Slate, Meagher & Flom LLP, AMO’s outside legal counsel, distributed an initial draft of the Merger Agreement to IntraLase’s outside legal counsel, Stradling Yocca Carlson and Rauth, P.C. Thereafter, between December 4, 2006 and January 5, 2007, numerous face to face meetings and teleconferences took place between IntraLase’s senior management and legal and financial advisors and AMO’s senior management and advisors. In addition to due diligence, these discussions focused on the cash price that AMO would pay for the fully diluted equity of IntraLase, the rights and obligations of IntraLase in the event of receipt of a superior proposal, and various other terms. During this period, IntraLase continued to respond to requests for information and documents from AMO and its advisors, as well as advisors acting on behalf of AMO’s lenders.

On December 5, 2006, Mr. Mazzo contacted Mr. Palmisano to request that IntraLase permit Bank of America, N.A., or Bank of America, an affiliate of Banc of America Securities, to participate in AMO’s financing of the transaction with IntraLase. He indicated that the use of Bank of America as a senior secured lender to AMO and a participant in other AMO financings would make AMO’s financing process more efficient. Mr. Mazzo stressed, however, that AMO’s ability to finance the transaction did not depend in any way on working with Bank of America. After consultation with its legal advisors, and with Bank of America and Banc of America Securities, IntraLase agreed to AMO’s request subject to the understanding that, except as otherwise consented to by IntraLase, Banc of America Securities and Bank of America would maintain information walls and separate deal teams for the purpose of treating information confidentially. Furthermore, IntraLase elected to retain another internationally recognized investment banking firm to render an opinion in addition to Banc of America Securities’ opinion in connection with the Merger.

Thereafter, on December 13, 2006, IntraLase engaged JPMorgan Securities, Inc. to deliver an opinion with respect to the financial fairness of the proposed transaction if and when requested by IntraLase to do so.

On December 20, 2006, as part of a regularly scheduled meeting at which our management and general counsel, and representatives of Banc of America Securities and JPMorgan were present, IntraLase’s Board of Directors received an update on the status of the proposed transaction. Also at this meeting, Banc of America Securities and JPMorgan separately discussed financial aspects of the proposed transaction.

On January 3, 2007, the parties concluded their discussions, subject to board approvals and completion of remaining due diligence, on the terms of the Merger Agreement, which provided for the acquisition of all the fully diluted equity of IntraLase by AMO for $25 per share in cash, with no financing contingency. On that date, a draft of the Merger Agreement reflecting those discussions was distributed to IntraLase’s Board of Directors for review.

On January 5, 2007, after the close of trading on the Nasdaq Global Market, IntraLase’s Board of Directors held a telephonic meeting at which representatives of Stradling Yocca, Banc of America Securities and JPMorgan were present. Based on advice from Stradling Yocca, the members of the Board of Directors again considered their fiduciary duties in connection with consideration of a transaction like the one presented in the Merger Agreement and reviewed in detail the terms of the Merger as reflected in the final draft Merger Agreement. Also at the meeting, the Board of Directors received separate oral opinions from Banc of America Securities and JPMorgan, each of which was confirmed by delivery of a written opinion, dated January 5, 2007, to the effect that, as of that date and based on and subject to various assumptions and limitations described in such opinion, the merger consideration to be received by holders of IntraLase common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Based upon these and other considerations, including the considerations set forth in “The Merger - Reasons for the Merger; Recommendation of Our Board of Directors” beginning below, the Board of Directors approved the Merger Agreement and the Merger as in best interests of IntraLase and its stockholders. Subsequent to the conclusion of the meeting, on January 5, 2007, the parties executed the Merger Agreement.

Reasons for the Merger; Recommendation of Our Board of Directors

Our Board of Directors determined that the Merger Agreement and the Merger were fair to, and in the best interests of, our stockholders. On January 5, 2007, our Board approved the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the Merger, and recommended that our stockholders adopt the Merger Agreement. In reaching these conclusions, the Board considered the following material factors, among others:

•	the $25.00 per share merger consideration represented a price near the top of analysts’ twelve month stock price targets for us and was a price higher than the stock had ever previously traded;

•

the historical market prices of our common stock and recent trading activity, including the fact that the $25.00 per share merger consideration represented a 12.5% premium over our closing stock price on January 5, 2007 (the last trading day prior to the announcement of the transaction) and a 14.2% premium over our average closing share price for the 30-day period ended January 5, 2007 and a 24.2% premium over our average closing price for the 90 day period ending January 5, 2007;

•

our historical and recent operating results and financial condition, and the Board’s and management’s evaluation of our properties, assets and prospects, including our prospects if we were to continue as an independent company;

•	market prices and financial data related to companies engaged in businesses similar to our business and prices and premiums paid in recent acquisitions of other similar companies;

•

the risks and uncertainties associated with our single product offering used primarily in LASIK surgery and the ever present possibility that if for any reason we are unable to continue to manufacture or sell our product offering or if production of our product offering were interrupted or could not continue in a cost-effective or timely manner, whether due to regulatory sanctions, manufacturing constraints, product defects or recalls, obsolescence of our technology, increased competition, intellectual property concerns or otherwise, our business would be materially harmed;

•

the separate opinions, each dated January 5, 2007, of Banc of America Securities and JPMorgan to our Board of Directors as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be received by holders of our common stock in the Merger. See “—Opinions of IntraLase’s Financial Advisors” on page 19 and Annexes B and C;

•	that the merger consideration to be paid is all cash, which provides certainty of value to our stockholders;

•	the financial condition of AMO, and the ability of AMO to complete the Merger in a timely manner;

•	that the Merger Agreement is subject to customary closing conditions;

•	the absence of any financing condition to AMO’s obligations to complete the Merger;

•

that the Merger Agreement contains reasonable representations, warranties and covenants, conditions to the parties’ respective obligations and termination provisions. In connection with the foregoing, our Board also evaluated the likely time period necessary to close the Merger;

•

that the provisions of the Merger Agreement permit us, in certain circumstances, to (i) furnish or disclose non-public information to, and negotiate, explore or otherwise engage in discussions with, a third party which has made a bona fide unsolicited written proposal or expression of interest with respect to an acquisition transaction and (ii) terminate the Merger Agreement in order to enter into a definitive agreement in respect of a Superior Proposal after paying AMO a termination fee of $25 million which represents approximately 3.10% of the total merger consideration, including the payout on our options and approximately 3.56% of the total merger consideration less the cash held by IntraLase. See “The Merger Agreement - No Solicitation of Alternative Transactions by IntraLase” on page 41;

•	that, although there can be no assurances, our Board concluded, after consulting with counsel, that antitrust approvals for the Merger are reasonably likely to be obtained;

•

the fact that the Merger Agreement provides the opportunity for our stockholders who believe that the terms of the Merger are not fair to pursue dissenter and appraisal rights in respect of the Merger under the Delaware General Corporation Law;

•

that all but a single member of the Board determined to recommend the Merger Agreement and the Merger for adoption by our stockholders and the single abstaining director, William Link, believed the Merger and the Merger Agreement were in the best interests of IntraLase and its stockholders but abstained because of the potential conflict of interest created by his position as a member of AMO’s board of directors and his resultant exclusion from certain of the deliberations conducted by the IntraLase Board on the Merger Agreement and the Merger, which exclusion the Board believes was appropriate based upon the DGCL; and

•

that the transaction will be subject to the approval of our stockholders and that, in this regard, our directors and named executive officers do not own a significant enough interest, in the aggregate, in our shares to substantially influence the outcome of the stockholder vote. As of February 22, 2007, the record date for the Special Meeting, our directors and named executive officers and their respective affiliates owned of record an aggregate of 2,266,822 shares, representing approximately 7.85% of our outstanding common stock. See “—Interests of Executive Officers and Directors in the Merger” beginning on page 30; and “Security Ownership of Certain Beneficial Owners and Management” beginning on page 51.

Our Board of Directors also believed the process by which we entered into the Merger Agreement with AMO was fair, and in reaching that determination the Board took into account, in addition to the factors noted above, the following:

•

the consideration and negotiation of the transaction was conducted entirely under the oversight of the members of a special committee of the Board of Directors which excluded Dr. Link and such Committee recommended to the Board that it approve the Merger and the transactions related to the Merger. No member of the Board has any financial interest in the Merger that is different from our stockholders generally, other than as described under “—Interests of Executive Officers and Directors in the Merger on page 30;” and

•	our extensive, arm’s-length negotiations with AMO, which, among other things, resulted in an increase in the merger consideration from $24.00 to $25.00 per share.

The Board was aware of and also considered the following potentially adverse factors associated with the Merger, among others:

•

that our stockholders will have no ongoing equity participation in the surviving corporation following the Merger, meaning that our stockholders will cease to participate in our future earnings or growth, or to benefit from any increases in the value of our stock;

•	that the proposed Merger will be a taxable transaction for our stockholders;

•	that we will be required to either pay AMO a termination fee or to reimburse AMO’s expenses if the Merger Agreement is terminated under certain circumstances; and

•	that if the Merger is not completed, we may be adversely affected due to potential disruptions in our operations and reductions in our perceived acquisition value.

In view of the large number of factors considered by our Board of Directors in connection with the evaluation of the Merger Agreement and the Merger and the complexity of these matters, our Board of Directors did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered in reaching a decision, nor did our Board of Directors evaluate whether these factors were of equal importance. In addition, each director may have given different weight to the various factors. In evaluating the Merger, our Board of Directors consulted with our management and our legal and financial advisors with respect to the terms of the Merger.

Our Board of Directors has determined that the Merger Agreement and the Merger are fair to, and in the best interests of, our stockholders, have approved the Merger Agreement and have authorized the transactions contemplated by the Merger Agreement, including the Merger, subject to approval by our stockholders. Our Board of Directors recommends that you vote “FOR” adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby.

Opinions of IntraLase’s Financial Advisors

Opinion of Banc of America Securities LLC

IntraLase has retained Banc of America Securities, to act as its financial advisor in connection with the Merger. Banc of America Securities is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. IntraLase selected Banc of America Securities to act as its financial advisor in connection with the Merger on the basis of Banc of America Securities’ experience in transactions similar to the Merger and its reputation in the medical technology industry and investment community.

On January 5, 2007, at a meeting of IntraLase’s Board of Directors held to evaluate the Merger, Banc of America Securities delivered to IntraLase’s Board of Directors an oral opinion, which was confirmed by delivery of a written opinion, dated January 5, 2007, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of IntraLase common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Banc of America Securities’ written opinion to IntraLase’s Board of Directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement and is incorporated by reference in its entirety into this proxy statement. Holders of IntraLase common stock are encouraged to read the opinion carefully in its entirety. The following summary of Banc of America Securities’ opinion is qualified in its entirety by reference to the full text of the opinion. Banc of America Securities delivered its opinion to IntraLase’s Board of Directors for the benefit and use of IntraLase’s Board of Directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Banc of America Securities’ opinion does not address any other aspect of the Merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the Merger.

In connection with rendering its opinion, Banc of America Securities:

•	reviewed publicly available financial statements and other business and financial information of IntraLase;

•	reviewed internal financial statements and other financial and operating data concerning IntraLase;

•	reviewed financial forecasts relating to IntraLase prepared by IntraLase’s management, which forecasts are referred to in this section as the “IntraLase forecasts;”

•	discussed IntraLase’s past and current operations, financial condition and prospects with IntraLase’s senior executives;

•	reviewed the reported prices and trading activity for IntraLase common stock;

•	compared IntraLase’s financial performance with that of other publicly traded companies that Banc of America Securities deemed relevant;

•	compared the financial terms of the Merger to financial terms, to the extent publicly available, of other business combination transactions that Banc of America Securities deemed relevant;

•	participated in discussions and negotiations among representatives of IntraLase, AMO and their respective advisors;

•	reviewed the Merger Agreement; and

•	performed other analyses and considered other factors as Banc of America Securities deemed appropriate.

In arriving at its opinion, Banc of America Securities assumed and relied on, without independent verification, the accuracy and completeness of the financial and other information reviewed by it. Banc of America Securities assumed, at IntraLase’s direction, that the IntraLase forecasts were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of IntraLase’s management as to IntraLase’s future financial performance. Banc of America Securities did not make any independent valuation or appraisal of IntraLase’s assets or liabilities, contingent or otherwise, and Banc of America Securities was not furnished with any such valuations or appraisals. Banc of America Securities also assumed, with IntraLase’s consent, that the Merger would be consummated as provided in the Merger Agreement, with full satisfaction of all covenants and conditions set forth in the Merger Agreement and without any waivers.

Banc of America Securities expressed no view or opinion as to any terms or aspects of the Merger, other than the merger consideration to the extent expressly specified in its opinion, including, without limitation, the form or structure of the Merger. Banc of America Securities was not requested to, and did not, solicit indications of interest or proposals from third parties with respect to a possible acquisition of IntraLase; however, at IntraLase’s direction, Banc of America Securities held discussions with a potential acquiror with respect to the possible acquisition of IntraLase. Banc of America Securities expressed no view or opinion as to the relative merits of the Merger in comparison to other transactions available to IntraLase or in which IntraLase might engage or as to whether any transaction might be more favorable to IntraLase as an alternative to the Merger, nor did Banc of America Securities express any opinion as to the underlying business decision of IntraLase’s Board of Directors to proceed with or effect the Merger. Except as described above, IntraLase imposed no other limitations on the investigations made or procedures followed by Banc of America Securities in rendering its opinion.

Banc of America Securities’ opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to Banc of America Securities as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, Banc of America Securities did not assume any obligation to update, revise or reaffirm its opinion.

The following represents a brief summary of the material financial analyses presented by Banc of America Securities to IntraLase’s Board of Directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Banc of America Securities, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Banc of America Securities. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Banc of America Securities.

Selected Publicly Traded Companies Analysis.

Banc of America Securities reviewed publicly available financial and stock market information for the following 13 publicly traded companies, nine of which are profitable high growth medical technology companies and four of which are ophthalmology companies:

Profitable High Growth Medical Technology Companies	Ophthalmology Companies
• ArthroCare Corporation	• Alcon, Inc.

• Cutera, Inc.	• AMO

• Fisher & Paykel Healthcare Limited	• Bausch & Lomb Incorporated

• FoxHollow Technologies, Inc.	• The Cooper Companies, Inc.

• LifeCell Corporation

• Nobel Biocare Holding AG

• Palomar Medical Technologies, Inc.

• ResMed Inc.

• Straumann Holding AG

Banc of America Securities reviewed, among other things, enterprise values of the selected publicly traded companies, calculated as equity value based on closing stock prices on January 4, 2007, plus debt, minority interest and preferred stock, less cash and cash equivalents, as a multiple of calendar year 2007 estimated revenue. Banc of America Securities also reviewed equity values of the selected publicly traded companies, based on closing stock prices on January 4, 2007, as a multiple of calendar year 2007 estimated earnings per share, or EPS. Banc of America Securities then applied a range of selected multiples of calendar year 2007 estimated revenue and EPS derived from the selected publicly traded companies to corresponding data of IntraLase. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates and other publicly available information. Estimated financial data of IntraLase were based on internal estimates of IntraLase’s management. This analysis indicated the following implied per share equity reference ranges for IntraLase, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for IntraLase Based on:		Merger Consideration
Revenue	EPS
$19.50 - $30.50	$20.00 - $24.00	$25.00

No company or business used in this analysis is identical or directly comparable to IntraLase or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies or business segments to which IntraLase was compared.

Selected Transactions Analysis.

Banc of America Securities reviewed, to the extent publicly available, financial information relating to the following 11 selected transactions involving ophthalmology and profitable high growth medical technology companies:

Announcement Date	Acquiror	Target
• 11/2005	• Allergan, Inc.	• Inamed Corporation
• 10/2005	• St. Jude Medical, Inc.	• Advanced Neuromodulation Systems, Inc.
• 3/2005	• Siemens AG	• CTI Molecular Imaging, Inc.
• 11/2004	• AMO	• VISX, Incorporated
• 9/2004	• St. Jude Medical, Inc.	• Endocardial Solutions, Inc.
• 7/2004	• The Cooper Companies, Inc.	• Ocular Sciences, Inc.
• 4/2004	• AMO	• Pfizer Inc.’s surgical ophthalmology business
• 3/2004	• Biomet, Inc.	• Interpore International, Inc.
• 1/2004	• Abbott Laboratories	• TheraSense, Inc.
• 5/2000	• Alcon, Inc.	• Summit Autonomous Inc.
• 5/2000	• CIBA Vision Corporation (subsidiary of Novartis AG)	• Wesley Jessen VisionCare, Inc.

Banc of America Securities reviewed, among other things, transaction values, calculated as the equity value implied for the target company based on the consideration payable in the selected transaction, plus debt, minority interest and preferred stock, less cash and cash equivalents, as multiples of one-fiscal year forward estimated revenue and EPS. Banc of America Securities then applied a range of selected multiples of one-fiscal year forward revenue and EPS derived from the selected transactions to corresponding data of IntraLase. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of IntraLase were based on internal estimates of IntraLase’s management. This analysis indicated the following implied per share equity reference ranges for IntraLase, as compared to the per share merger consideration:

Implied Per Share Equity Reference Ranges for IntraLase Based on:		Merger Consideration
Revenue	EPS
$22.50 - $33.00	$22.00 - $26.00	$25.00

No company, business or transaction used in this analysis is identical or directly comparable to IntraLase, its business or the Merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which IntraLase and the Merger were compared.

Discounted Cash Flow Analysis.

Banc of America Securities performed a discounted cash flow analysis of IntraLase to calculate the estimated present value of the standalone unlevered, after-tax free cash flows that IntraLase could generate during fiscal years 2007 through 2011 based on internal estimates of IntraLase’s management, after giving effect to potential net operating losses expected by IntraLase’s management to be utilized. Banc of America Securities calculated terminal values for IntraLase by applying perpetuity growth rates of 5.0% to 6.0% to IntraLase’s fiscal year 2011 estimated free cash flows. The cash flows and terminal values were then discounted to present value using discount rates ranging from 13.0% to 15.0%. This analysis indicated the following implied per share equity reference range for IntraLase, as compared to the per share merger consideration:

Implied Per Share Equity Reference Range for IntraLase	Merger Consideration
$24.00 - $32.50	$25.00

Miscellaneous.

As noted above, the discussion set forth above is a summary of the material financial analyses presented by Banc of America Securities to IntraLase’s Board of Directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by Banc of America Securities in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. Banc of America Securities believes that its analyses summarized above must be considered as a whole. Banc of America Securities further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Banc of America Securities’ analyses and opinion. Banc of America Securities did not assign any specific weight to any of the analyses described above. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, Banc of America Securities considered industry performance, general business and economic conditions and other matters, many of which are beyond IntraLase’s control. The estimates of the future performance of IntraLase provided by IntraLase’s management in or underlying Banc of America Securities’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by Banc of America Securities’ analyses. These analyses were prepared solely as part of Banc of America Securities’ analysis of the fairness of the merger consideration from a financial point of view, and were provided to IntraLase’s Board of Directors in connection with the delivery of Banc of America Securities’ opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be Banc of America Securities’ view of the actual value of IntraLase.

The type and amount of consideration payable in the Merger were determined through negotiations between IntraLase and AMO, rather than by any financial advisor, and were approved by IntraLase’s Board of Directors.

The decision to enter into the Merger Agreement was solely that of IntraLase’s Board of Directors. As described above, Banc of America Securities’ opinion and analyses were only one of many factors considered by IntraLase’s Board of Directors in its evaluation of the proposed Merger and should not be viewed as determinative of the views of IntraLase’s Board of Directors or management with respect to the Merger or the merger consideration.

IntraLase has agreed to pay Banc of America Securities for its services in connection with the Merger an aggregate fee of approximately $9.7 million, which is contingent on the completion of the Merger, a portion of which is payable in connection with the rendering of Banc of America Securities’ opinion. IntraLase also has agreed to reimburse Banc of America Securities for all reasonable expenses (including any reasonable fees and disbursements of Banc of America Securities’ counsel) incurred in connection with Banc of America Securities’ engagement, and to indemnify Banc of America Securities, any controlling person of Banc of America Securities and each of their respective directors, officers, employees, agents, affiliates and representatives against specified liabilities, including liabilities under the federal securities laws.

With IntraLase’s consent, Banc of America Securities and one of its affiliates will be acting as joint lead arranger and administrative and collateral agent for, and as a lender under, a term loan facility and revolving credit facility for the financing of the proposed Merger on behalf of AMO and have the right to act as lead underwriter, placement agent or initial purchaser and book runner in connection with certain debt, equity-linked or preferred stock offerings of AMO, for which services Banc of America Securities and such affiliate will receive, and would expect to receive, significant fees. Banc of America Securities and its affiliates in the past have provided financial advisory and financing services to IntraLase, and have received fees for the rendering of these services, including having acted as sole book runner for the initial public offering of IntraLase common stock. Banc of America Securities and its affiliates also in the past have provided, currently are providing and in the future may provide financial advisory and financing services to AMO unrelated to the proposed Merger, and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (a) co-lead arranger, book runner and administrative agent for, and as a lender under, certain credit facilities of AMO and (b) joint book runner for certain debt offerings of AMO. In the ordinary course of Banc of America Securities’ businesses, Banc of America Securities and its affiliates may actively trade or hold securities or loans of IntraLase and AMO for Banc of America Securities’ own accounts or for the accounts of customers and, accordingly, Banc of America Securities or its affiliates may at any time hold long or short positions in these securities or loans.

Opinion of JPMorgan Securities Inc.

Pursuant to an engagement letter dated December 13, 2006, IntraLase retained JPMorgan to deliver a fairness opinion in connection with the proposed Merger.

At the meeting of the Board of Directors of IntraLase on January 5, 2007, JPMorgan rendered its oral opinion to the Board of Directors of IntraLase that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to IntraLase’s common stockholders in the proposed Merger was fair, from a financial point of view, to such stockholders. JPMorgan has confirmed its January 5, 2007 oral opinion by delivering its written opinion to the Board of Directors of IntraLase, dated January 5, 2007, that, as of such date, the consideration to be paid to IntraLase’s common stockholders in the proposed Merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by IntraLase’s Board of Directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of JPMorgan dated January 5, 2007, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Appendix C to this proxy statement and is incorporated herein by reference. IntraLase’s stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the Board of Directors of IntraLase, is directed only to the consideration to be paid in the Merger and does not constitute a recommendation to any stockholder of IntraLase as to how such stockholder should vote at IntraLase Special Meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinions, JPMorgan, among other things:

•	reviewed a draft dated January 3, 2007 of the Merger Agreement;

•	reviewed certain publicly available business and financial information concerning IntraLase and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•

compared the financial and operating performance of IntraLase with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of IntraLase common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of IntraLase relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of the management of IntraLase with respect to certain aspects of the Merger, and the past and current business operations of IntraLase, the financial condition and future prospects and operations of IntraLase, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by IntraLase or otherwise reviewed by or for JPMorgan. JPMorgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did JPMorgan evaluate the solvency of IntraLase under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it, JPMorgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of IntraLase to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the definitive Merger Agreement would not differ in any material respect from the draft thereof provided to JPMorgan and that the representations and warranties made by the parties to the Merger Agreement were, are and will be true and correct in all ways material to its analysis. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel.

The projections furnished to JPMorgan for IntraLase were prepared by the management of IntraLase. IntraLase does not publicly disclose internal management projections of the type provided to JPMorgan in connection with JPMorgan’s analysis of the Merger, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the respective date of such opinion. Subsequent developments may affect JPMorgan’s opinion, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by IntraLase’s common stockholders in the proposed Merger, and JPMorgan has expressed no opinion as to the fairness of the Merger to, or any consideration of, the holders of any other class of securities, creditors or other constituencies of IntraLase or the underlying decision by IntraLase to engage in the Merger. JPMorgan expressed no opinion as to the price at which IntraLase’s common stock will trade at any future time.

In addition, JPMorgan was not requested to and did not provide advice concerning the structure or any other aspects of the Merger, or to provide services other than the delivery of this opinion. JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of IntraLase or any other alternative transaction. It should also be noted that JPMorgan did not participate in negotiations with respect to the terms of the Merger and related transactions.

In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Public Trading Multiples.

Using publicly available information, JPMorgan compared selected financial data of IntraLase with similar data for 15 publicly-traded companies engaged in businesses which JPMorgan judged to be analogous to IntraLase. From this group, JPMorgan selected the following seven companies as being most comparable:

•	Advanced Medical Optics, Inc.;

•	Arthrocare Corporation;

•	FoxHollow Technologies, Inc.;

•	Kyphon, Inc.;

•	LifeCell Corporation;

•	Syneron Medical, Ltd.; and

•	Ventana Medical Systems, Inc.;

These companies were selected, among other reasons, because they have a business model and operating characteristics, in terms of size, revenues or earnings before interest, taxes, depreciation and amortization (“EBITDA”) margins, similar to that of IntraLase.

In all instances, multiples were based on closing stock prices on January 3, 2007. For each of the following analyses performed by JPMorgan, estimated financial data for the selected companies other than IntraLase were based on publicly available Wall Street research analysts’ estimates and estimated financial data for IntraLase were based on Wall Street consensus estimates.

In conducting its analysis, JPMorgan reviewed the selected companies’ trading multiples based on enterprise value (calculated as diluted market value, plus total debt, less cash and cash equivalents) to estimated revenues for calendar year 2007 and enterprise value to estimated EBITDA for calendar year 2007. JPMorgan applied a reference range of selected multiples of estimated revenue for calendar year 2007 and estimated EBITDA for calendar year 2007 derived from the selected companies to IntraLase’s corresponding financial data. Specifically, the reference range was 3.0x to 4.5x for calendar year 2007 estimated revenues and 11.0x to 17.5x for calendar year 2007 estimated EBITDA.

JPMorgan also reviewed the selected companies’ trading multiples based on stock price to estimated earnings per share (referred to herein as the price earnings multiple) for calendar year 2007. JPMorgan applied a reference range of selected multiples of estimated earnings per share per share for calendar year 2007 derived from the selected companies to IntraLase’s corresponding financial data. Specifically, the reference range was 23.0x to 35.0x for calendar year 2007 estimated earnings per share.

A summary of the range of the implied valuations of IntraLase’s common stock that JPMorgan derived is set forth below:

Trading Multiple	Implied Valuation Range for IntraLase’s Common Stock (1)
CY2007 Estimated Revenue	$17.90 - $24.65
CY2007 Estimated EBITDA	$16.50 - $23.85
CY2007 Price Earnings Multiple	$17.70 - $26.20

(1)	All values presented on per share basis, rounded to nearest $0.05

Selected Transaction Analysis.

Using publicly available information, JPMorgan performed a selected transaction analysis, which provides an implied range of per share values for IntraLase derived from an analysis of a range of selected transactions deemed by JPMorgan to be comparable to the Merger. Specifically, JPMorgan reviewed the following transactions:

Announced	Target	Acquirer
2006	Laserscope	American Medical Systems
2006	Encore Medical	Blackstone Capital
2006	Lifeline Systems	Philips Electronics
2005	Inamed	Allergan
2005	Advanced Neuromodulation Systems	St. Jude Medical
2005	Knowles	Dover Corporation
2005	CTI Molecular	Siemens Medical
2004	ALARIS Medical	Cardinal Health
2004	Therasense	Abbott Laboratories
2004	IOLTECH	Carl Zeiss Meditech
2004	VISX	Advanced Medical Optics
2004	Ocular Sciences	Cooper Companies
2004	Sola	Carl Zeiss
2004	Pfizer Surgical	Advanced Medical Optics
2000	Wesley Jessen	CIBA Vision

In performing its analysis, JPMorgan calculated last twelve months revenue and one-year forward EBITDA, transaction value multiples for the selected transactions by dividing the publicly announced transaction value of each selected transaction (plus total debt, less cash and cash equivalents) by the publicly available last twelve months revenue and one-year forward EBITDA of the target company.

JPMorgan applied a reference range of last twelve months revenue and one-year forward EBITDA multiples derived from the selected transactions to IntraLase’s corresponding financial data (LTM revenue as of 9/30/06 and CY2007 estimated EBITDA). Specifically, the reference range was 5.0x to 6.0x last twelve months revenue and 12.5x to 18.5x one-year forward EBITDA.

A summary of the implied valuation ranges of IntraLase’s common stock that JPMorgan derived is set forth below:

Transaction Multiple	Implied Valuation Range for IntraLase’s Common Stock (1)
LTM Revenue	$22.30 - $25.75
CY2007 Estimated EBITDA	$18.25 - $24.90

(1)	All values presented on per share basis, rounded to nearest $0.05

Discounted Cash Flow Analysis.

JPMorgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for IntraLase’s common stock. This analysis was based upon JPMorgan’s calculation of the unlevered free cash flows that IntraLase would generate during fiscal years 2007 through 2016 under two alternative scenarios: management’s projections (the management high case) and a discounted version of these projections (the management base case). JPMorgan also calculated a range of terminal asset values of IntraLase at the end of the 10-year period ending 2016 by applying a perpetual growth rate of 3.5% to 4.5% to the unlevered free cash flow of IntraLase during the final year of the 10-year period. The unlevered free cash flows and the range of terminal asset values were then discounted to present values using a range of discount rates from 13.5% to 15%, which were chosen by JPMorgan based upon an analysis of discount rates of IntraLase. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for IntraLase’s estimated cash and cash equivalents, preferred stock and total debt as of December 31, 2006. The discounted cash flow analysis indicated a range of equity values of between $21.65 and $26.15 for the management base case and $24.05 and $29.15 for the management high case, each per share of IntraLase’s common stock.

Other Information.

JPMorgan also referenced a 52-week high and low range of IntraLase’s stock price and the high and low of Wall Street research analysts price targets. Specifically, the reference range for the 52-week high and low was $23.80 to $15.35 per share and the analyst target prices ranged from $20.00 to $26.00 per share. JPMorgan noted that historical stock trading and analyst price targets analyses are not valuation methodologies but were presented merely for informational purposes.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, JPMorgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, JPMorgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by JPMorgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to IntraLase, and none of the selected transactions reviewed was identical to the Merger. However, the companies selected were chosen because they are publicly-traded companies with operations and businesses that, for purposes of JPMorgan’s analysis, may be considered similar to those of IntraLase. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of JPMorgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to IntraLase and the transactions compared to the Merger.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to deliver an opinion to IntraLase’s Board of Directors with respect to the Merger on the basis of such experience and its familiarity with IntraLase.

For the delivery of its opinion, IntraLase has agreed to pay JPMorgan customary compensation in respect thereof. In addition, IntraLase has agreed to reimburse JPMorgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under the Federal securities laws.

JPMorgan and its affiliates maintain no banking and other business relationships with IntraLase and its affiliates. JPMorgan and its affiliates maintain banking and other business relationships with AMO and its affiliates, for which it receives customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of IntraLase or AMO for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

Delisting and Deregistration of Our Common Stock

Following the Merger, shares of our common stock will no longer be traded on the NASDAQ Global Market or any other public market and will be deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

IntraLase After the Merger

After the effective time of the Merger, IntraLase will cease to be an independent public company and will instead be a wholly-owned subsidiary of AMO. After the effective time of the Merger, the directors of Merger Sub immediately prior to the effective time of the Merger will become the directors of IntraLase, and the officers of Merger Sub immediately prior to the effective time of the Merger will become the officers of IntraLase, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Conduct of Our Business if the Merger is Not Completed

In the event that the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, our stockholders would not receive any merger consideration for their shares of our common stock. Instead, we would remain an independent public company, our common stock would continue to be listed and traded on the NASDAQ Global Market and our stockholders would continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of our common stock. If the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of our shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the Merger will be completed. From time to time, our Board of Directors would evaluate and review our business operations, properties, dividend policy and capitalization, and, among other things, make such changes as are deemed appropriate. In addition, our Board of Directors might seek to identify strategic alternatives to maximize stockholder value. If the Merger Agreement is not adopted by our stockholders or if the Merger is not consummated for any other reason, we cannot guarantee that any other transaction acceptable to us would be offered or that our business, prospects or results of operations would not be adversely impacted.

Pursuant to the Merger Agreement, under certain circumstances, we are permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 45.

Under certain circumstances, if the Merger is not completed, we may be obligated to reimburse AMO for its expenses or pay AMO a termination fee. See “The Merger Agreement—Expense Reimbursements and Termination Fees” on page 46.

Interests of Executive Officers and Directors in the Merger

In considering the recommendation of the Board in favor of the Merger, our stockholders should be aware that our executive officers and directors may have interests in the Merger that are different from or in addition to the interests of our stockholders in general. The members of the Board were aware of such interests when deciding to approve and recommend the Merger Agreement and the Merger. See “—Background of the Merger” beginning on page 14, and “—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 17. Our stockholders should take these interests into account in deciding whether to vote “FOR” adoption of the Merger Agreement and approval of the Merger and other transactions contemplated thereby.

Dr. Link, a member of our Board of Directors is also a member of the board of directors of AMO. He is also a managing member of Brentwood VIII Ventures, LLC, the general partner of Brentwood Affiliates Fund II and managing member of Brentwood IX Ventures LLC, the general partner of Brentwood Associates IX and he and those entities collectively are the beneficial owners of approximately 7.66% of our common stock as of February 22, 2007.

Jay T. Holmes, a member of our Board of Directors, holds options to purchase common stock of AMO, the value of which, net of the aggregate exercise price of such options is approximately $91,000. Mr. Holmes also holds shares of AMO common stock the value of which is approximately $67,000. We believe that the value of Mr. Holmes’ AMO securities is not material to his net worth. Mr. Holmes’ AMO securities were issued to him by AMO upon AMO’s acquisition of VISX, Inc., a medical device company acquired by AMO in 2005, in exchange for options and common stock of VISX. The VISX securities had, in turn had been issued to him in connection with his prior service on the VISX board of directors.

Michael Ball, a member of our Board of Directors, holds shares of AMO common stock the value of which is approximately $45,000. We believe that the value of Mr. Ball’s AMO securities is not material to his net worth. Mr. Ball’s AMO securities were issued to him by AMO in connection with the spin-off by Allergan, Inc. in 2002 of the division of Allergan that now constitutes AMO. A portion of Mr. Ball’s holdings of Allergan securities were exchanged for AMO securities in connection with that spin-off.

Stock Options

Treatment of Stock Options in Connection with the Merger. At the effective time of the Merger, all of our stock options outstanding and unexercised immediately prior to the effective time of the Merger, whether or not vested, will be converted into the right to receive $25.00 in cash, without interest, less the exercise price of such option and any applicable withholding taxes.

The Merger Agreement provides that all options to purchase our common stock, whether granted under our various equity compensation plans or otherwise, and that are outstanding at the effective time of the Merger, whether or not then exercisable, will be cancelled and converted into the right to receive an amount in cash equal to the product of the number of shares of our common stock subject to the option and the amount, if any, by which $25.00, the merger consideration, exceeds the per share exercise price of the option, without interest and less any applicable withholding tax.

Based on the number and exercise prices of vested and unvested options held on January 15, 2007 by our executive officers and directors, as set forth in the following table, our executive officers and directors will receive approximately the following amounts, before any applicable withholding tax, in settlement of their respective options if the Merger is completed:

	Vested Options		Options that will Vest as a Result Of the Merger		Totals
Name	Shares	Payment Net of Per Share Exercise Price	Shares	Payment Net of Per Share Exercise Price	Total Shares	Total Payments Net of Per Share Exercise Price
Non-employee directors:
Michael Ball	5,556	$41,670	34,444	$258,330	40,000	$300,000
Frank M. Fischer	58,684	$1,002,042	5,000	$28,050	63,684	$1,030,092
Jay T. Holmes	47,000	$276,870	5,000	$28,050	52,000	$304,920
Gilbert H. Kliman, M.D.	21,468	$130,261	5,000	$28,050	26,468	$158,311
William J. Link, Ph.D.	21,468	$130,261	5,000	$28,050	26,468	$158,311
Thomas S. Porter	23,771	$146,754	5,000	$28,050	28,771	$174,804
Executive Officers:
Robert J. Palmisano	1,171,591	$25,778,571	329,121	$3,944,209	1,500,712	$29,722,779
P. Bernard Haffey	246,264	$5,241,111	117,906	$1,132,418	364,170	$6,373,529
Charline Gauthier	218,662	$4,732,360	108,364	$1,205,198	327,026	$5,937,558
Shelley B. Thunen	207,321	$4,621,682	88,786	$566,495	296,107	$5,188,176
James A. Lightman	229,740	$827,064	39,000	$137,280	268,740	$964,344

Agreements to Vote in Favor of the Merger. Each member of our Board of Directors, each of our current named executive officers and Brentwood Associates IX, L.P. and Brentwood Affiliates Fund II, L.P. have entered into a voting agreement with AMO, pursuant to which they have each agreed to vote in favor of the adoption of the Merger Agreement and the approval of the Merger. Collectively, these persons held of record 2,266,822 shares of our common stock, which is equivalent to approximately 7.85% of the total shares of our common stock outstanding as of the record date.

Indemnification of Directors and Officers; Insurance. The Merger Agreement provides that all rights of indemnification that exist in favor of individuals who were our directors or officers on the date of the Merger Agreement for their acts and omissions as our directors and officers occurring prior to the effective time of the Merger, as provided in our certificate of incorporation or bylaws or any of our existing indemnification agreements in effect as of the date of the Merger Agreement, will be observed by the surviving corporation to the fullest extent available under Delaware law. The Merger Agreement further provides that for a period of six years following the effective time of the Merger, the surviving corporation will maintain our current directors’ and officers’ liability insurance subject to limitations set forth in the Merger Agreement. In lieu of maintaining our current directors’ and officers’ liability insurance, the surviving corporation may purchase a tail policy providing comparable coverage. AMO has agreed to cause the surviving corporation to comply with the rights described above in this paragraph.

Change-in-Control Arrangements

Each of our outstanding stock option agreements provides that there will be an acceleration of vesting upon a change in control event as described in the section “Equity Awards—Treatment of Stock Options in Connection with the Merger.”

In addition, as of March 31, 2006, each of Robert Palmisano, Shelley Thunen, Eric Weinberg, Charline Gauthier, Kevin Harley, Bernard Haffey, Tibor Juhasz and James Lightman had entered into a Change of Control

Agreement with us. All of these agreements are substantially similar to each other. Under these agreements, after we begin any effort to sell IntraLase and prior to a change of control as defined below or twelve months following or otherwise in connection with a change of control, if we terminate the executive officer’s employment without cause, or if the executive officer quits for good reason, we will pay them the following as severance:

•

a cash amount equal to a percentage of the sum of (a) their then current annual base salary subject to possible adjustment if their salary was lowered in the prior 60 days, plus (b) their target bonus for the then current year or for the year immediately prior to the change of control, whichever is higher. These payments are in addition to and not in lieu of salary and bonus for the current year that has been earned but not yet paid. The percentage is 100% in the case of Mr. Harley and Dr. Juhasz, 200% in the case of Dr. Gauthier, Mr. Haffey, Mr. Lightman, Ms. Thunen and Mr. Weinberg and 300% in the case of Mr. Palmisano;

•

until the earlier of a certain period of time from the date of termination or the date they start a new job with substantially similar benefits, whichever is earlier, we will provide them with any medical, dental, disability, life insurance and automobile reimbursement benefits and other perquisites in effect at the time of termination, subject to possible adjustment if benefits were lowered within the past 60 days. The period of time is one year in the case of Mr. Harley and Dr. Juhasz, two years in the case of Dr. Gauthier, Mr. Haffey, Mr. Lightman, Ms. Thunen and Mr. Weinberg and three years in the case of Mr. Palmisano;

•

following such time period of payment of benefits, we will permit the executive officer to elect to continue their medical and dental benefits under COBRA, which election shall be made at the time of termination and paid by us for the period provided herein;

•	all IntraLase stock options held by the executive officer will become exercisable and remain exercisable for the life of the options; and

•

we will continue to manage our Non-Qualified Executive Deferred Compensation Plan during the full period that the executive officer has elected to receive benefits under such plan. An election to commence payments thereunder upon retirement shall be executive’s retirement from full-time employment with any employer or age 65, whichever is earlier.

If and to the extent that any payments in the context of a change of control are made to our executive officers, including the value of acceleration of options, and exceed three times the average of that executive officer’s W-2 compensation for the five years preceding the change of control, the payments or benefits will be subject to the excise tax imposed by Section 4999 and the nondeductibility provisions imposed by Section 280G of the Internal Revenue Code. In such circumstances we will make a gross-up payment to the executive officer to compensate the executive officer for all taxes imposed under Section 4999 and we will not be permitted to deduct from our taxes the full amount of the compensation paid to the executive officer.

In these agreements, change of control means one or more of the following:

•	any person becomes the owner of at least 50% of our common stock;

•

if individuals who constitute our board of directors as of the date of the Change of Control Agreement cease to be at least a majority of the board, unless the new directors are approved by at least a majority of the directors in office at the time this agreement is signed, subject to limited exceptions;

•

there is a reorganization, merger, consolidation or similar transaction that will transfer ownership of more than 50% of our outstanding common stock or result in the issuance of new shares of our common stock in an amount equal to more than 50% of the amount of common stock outstanding immediately prior to such issuance; or

•	we are liquidated, dissolved or sell substantially all of our assets.

The following chart sets forth, as of the date of this proxy statement for each named executive officer the estimated cash change in control or severance pay to which he or she would be entitled under the agreements described above in connection with the Merger, excluding any additional payments that are not subject to calculation as of the date of this proxy statement, including benefits provided under such agreements, any partial-year bonus for fiscal 2007 and the value of any payments for taxes imposed under Sections 280G and 4999, if any.

Name	Estimated Payments
Robert J. Palmisano	$2,517,000
P. Bernard Haffey	$912,000
Charline Gauthier	$897,000
Shelley B. Thunen	$803,000
James A. Lightman	$670,000

In addition to the foregoing, certain other of our executive officers have change of control agreements that provide for one year of severance.

Material U.S. Federal Income Tax Consequences of the Merger

General. The following is a summary of certain anticipated material U.S. federal income tax consequences of the Merger to our stockholders. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations, judicial authority and administrative rulings and practice, all as in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. It is assumed, for purposes of this summary, that the shares of our common stock are held as capital assets by a “U.S. person.” For U.S. federal income tax purposes, a “U.S. person” is:

•	a U.S. citizen or resident alien as determined under the Code;

•	a corporation (or entity treated as a corporation for U.S. federal income tax purposes) that is organized under the laws of the U.S., any state or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (i) a court within the U.S. is able to exercise primary supervision over its administration and at least one United States person is authorized to control all of its substantial decisions or (ii) it has a valid election in effect under applicable treasury regulations to be treated as a U.S. person.

This discussion may not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of that stockholder’s particular circumstances, or to those stockholders that may be subject to special treatment under the U.S. federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, U.S. expatriates, persons that are not U.S. persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships) and investors in such entities, stockholders who own or at any time held, directly, indirectly or through attribution, 10% or more of our outstanding capital stock, or stockholders who hold shares of our common stock as part of a hedging, “straddle,” conversion, constructive sale or other integrated transaction, who are subject to the alternative minimum tax or who acquired their shares of our common stock through the exercise of director or employee stock options or other compensation arrangements).

No ruling has been or will be sought from the Internal Revenue Service, referred to as the IRS, as to the United States federal income tax consequences of the Merger, and the following summary is not binding on the IRS or the courts. This discussion is based upon the Code, laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. This summary does not address the tax consequences of the Merger under state, local and foreign laws or under United States federal tax law other than income tax law. There can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

Consequences of the Merger to Our Stockholders. The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a stockholder who surrenders shares of our common stock in exchange for cash pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted basis in the shares surrendered. Gain or loss will be calculated separately for each block of shares surrendered in the Merger (i.e., shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will generally be long-term gain or loss provided that a stockholder has held such shares for more than one year as of the closing date of the Merger. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax.

U.S. federal tax laws significantly limit the deductibility of capital losses for U.S. federal income tax purposes. For instance, corporate taxpayers can deduct capital losses only to the extent of capital gains and for individual taxpayers, capital losses are similarly deductible up to the extent of capital gains, but may be further deductible up to a maximum of $3,000 in any one taxable year. Carryovers of unused capital losses to other taxable years may be permitted in certain circumstances

Dissenters Rights. A dissenting stockholder who perfects appraisal rights will generally recognize gain or loss with respect to his shares of our common stock equal to the difference between the amount of cash received and his basis in such shares. Gain or loss will be calculated separately for each block of shares (i.e., shares acquired at the same cost in a single transaction), and will be a long term capital gain or loss provided the shares for more than one year prior to the disposition of the shares. Limitations apply to the use of capital losses as described above. Interest, if any, awarded in an appraisal proceeding by a court would be included in such stockholder’s income as ordinary income for federal income tax purposes.

Backup Withholding Tax. Generally, under the U.S. federal income tax backup withholding rules, a stockholder or other payee that exchanges shares of our common stock for cash may be subject to backup withholding at a rate of 28%, unless the stockholder or other payee (i) provides a taxpayer identification number, or TIN (i.e., a social security number, in the case of individuals, or an employer identification number, in the case of other stockholders), and (ii) certifies under penalties of perjury that (A) such TIN is correct, (B) such stockholder is not subject to backup withholding and (C) such stockholder is a U.S. person. Each of our stockholders and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide information and certification necessary to avoid backup withholding, unless an exemption applies and is otherwise established in a manner satisfactory to the paying agent.

THE FOREGOING DISCUSSION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES IS NOT TAX ADVICE. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, YOUR INDIVIDUAL CIRCUMSTANCES. MOREOVER, THE DISCUSSION DOES NOT ADDRESS ANY NON-INCOME TAX OR ANY FOREIGN, STATE OR LOCAL TAX CONSEQUENCES OF THE MERGER. ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT WITH YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR U.S. FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO YOU OF THE MERGER.

Governmental and Regulatory Clearances

Transactions such as the Merger are subject to review by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act, the Merger may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by AMO and IntraLase. AMO and IntraLase filed notification reports with the Department of Justice and the Federal Trade Commission under the HSR Act on January 29, 2007.

A pre-merger filing and governmental approval was made in Germany and a post-merger filing will be required in South Korea. No other foreign antitrust filings are required. The Merger Agreement provides that AMO and IntraLase will make all filings and give all notices required to be made and given in connection with the Merger, including under applicable antitrust laws.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the Merger, either the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including by seeking to enjoin the Merger or by seeking the divestiture of substantial assets of AMO and IntraLase or their subsidiaries. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. While the parties believe that the proposed Merger does not violate the antitrust laws, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

THE MERGER AGREEMENT

This section of the proxy statement summarizes some of the material terms and conditions of the Merger Agreement, but is not intended to be an exhaustive discussion of the Merger Agreement. The rights and obligations of the parties are governed by the express terms and conditions of the Merger Agreement and not the summary set forth in this section or any other information contained in this proxy statement. We urge you to read the Merger Agreement carefully and in its entirety. The complete text of the Merger Agreement is attached as Annex A to this proxy statement and is incorporated herein by reference.

Merger Consideration

At the effective time of the Merger, each outstanding share of IntraLase common stock, other than shares held by stockholders who exercise their appraisal rights and other than shares held by IntraLase, AMO or any of their respective wholly-owned subsidiaries, will be converted into the right to receive $25.00 in cash, without interest and less any applicable tax withholding. The price of $25.00 per share was determined through arm’s-length negotiations between us and AMO. Upon completion of the Merger, no shares of IntraLase common stock will remain outstanding and all shares will automatically be canceled and will cease to exist.

Conversion of Shares; Procedures for Exchange of Certificates

At the effective time of the Merger, each share of IntraLase common stock that you own automatically will be converted into the right to receive $25.00 in cash, without interest and less any applicable tax withholding. The Merger Agreement provides that prior to the closing date of the Merger, AMO will select a bank or trust company to act as paying agent in connection with the Merger and as soon as practicable after the effective time will deposit with the paying agent cash in an amount equal to the aggregate merger consideration payable to IntraLase stockholders and option holders.

The Merger Agreement provides that as soon as practicable following the effective time of the Merger and in any event within five days thereafter, the paying agent will mail to the record holders of IntraLase common stock immediately prior to the effective time of the Merger a letter of transmittal and instructions for use in surrendering stock certificates in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate for exchange to the paying agent, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the paying agent or AMO, the holder of such stock certificate will be entitled to receive the merger consideration, without any interest thereon and less any applicable tax withholding. The certificate so surrendered will be canceled.

If any cash is to be paid to a person other than the record holder of shares of our common stock, payment may be made with respect to such shares if the stock certificate representing such shares is presented to the paying agent and is properly endorsed or otherwise in proper form for transfer, and the transferee either pays to the paying agent any applicable transfer or other taxes relating to such transfer, or establishes to the satisfaction of AMO that such tax has been paid or is not required to be paid.

If your stock certificate has been lost, stolen or destroyed, the paying agent will pay to you the applicable merger consideration if:

•	you make an appropriate affidavit certifying such certificate has been lost, stolen or destroyed; and

•

you deliver a bond, in such amount as AMO may reasonably direct, as indemnity against any claim that may be made with respect to that certificate against AMO, the paying agent, the surviving corporation or any affiliated party.

Do not send your certificates now. You should send your certificates only pursuant to instructions set forth in the letters of transmittal to be mailed to stockholders after the completion of the Merger. In all cases, the merger consideration will be paid only in accordance with the procedures set forth in the Merger Agreement and such letters of transmittal.

The Merger Agreement provides that one year after the closing date of the Merger, upon demand by AMO, the paying agent will deliver to AMO any funds made available to the paying agent which have not been disbursed to former IntraLase stockholders. Any holders of certificates who have not surrendered their certificates in compliance with the above-described procedures shall thereafter look only to AMO for payment of the merger consideration to which they are entitled, without any interest thereon and less any applicable tax withholding. Moreover, prior to the time that any certificates not surrendered to AMO would become the property of any governmental authority, the merger consideration associated with such certificate shall become the property of AMO.

The cash paid to you upon conversion of your IntraLase common stock will be paid in full satisfaction of all rights relating to the shares of IntraLase common stock.

Effect on IntraLase Stock Options

The Merger Agreement provides that at the effective time of the Merger, each vested and unvested option to purchase IntraLase common stock that is outstanding and unexercised immediately prior to the effective time, other than options held or owned by AMO, Merger Sub or any of their subsidiaries or parents, shall become fully vested and exercisable and shall be converted into and become a right to receive a cash payment per option equal to the excess of (i) the merger consideration over (ii) the exercise price of such option, less any applicable and required withholding taxes.

Effect on IntraLase Employee Stock Purchase Plan

The Merger Agreement provides that, prior to the effective time of the Merger, we will take all actions reasonably necessary to:

•	cause any outstanding offering period under the IntraLase 2004 Employee Stock Purchase Plan, or ESPP, to terminate as of the last business day prior to the date on which the Merger becomes effective;

•

make any pro rata adjustments that may be necessary to reflect the shortened offering period, but otherwise treat such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP;

•	cause the exercise as of the last business day prior to the date on which the Merger becomes effective of each outstanding purchase right under the ESPP; and

•	provide that no further offering period or purchase period shall commence under the ESPP after the last business day prior to the date on which the Merger becomes effective.

On the last business day prior to the date on which the Merger becomes effective, IntraLase will apply the funds credited as of such day under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of IntraLase common stock in accordance with the terms of the ESPP. As of the closing of business on the day immediately prior to the closing date of the Merger, we will have terminated the ESPP.

Effective Time of the Merger

The Merger will become effective at the time of the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as may be specified in such certificate of merger with the consent of AMO. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware General Corporation Law, or the DGCL, Merger Sub will be merged with and into IntraLase, the separate corporate existence of Merger Sub will cease, and IntraLase will continue as the surviving corporation and become a wholly-owned subsidiary of AMO. The surviving corporation in the Merger is referred to in this proxy statement as the surviving corporation.

Representations and Warranties

The Merger Agreement contains representations and warranties of each party to the agreement. The representations and warranties in the Merger Agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the Merger Agreement entitled “Representations and Warranties (IntraLase)” and “Representations and Warranties of Parent (AMO) and Merger Sub” in Articles III and IV, respectively, of the Merger Agreement attached as Annex A to this proxy statement. The assertions embodied in the representations and warranties made by IntraLase are qualified by information and statements made in a confidential disclosure schedule that IntraLase provided to AMO in connection with the signing of the Merger Agreement. While IntraLase does not believe that such disclosure schedule contains information that applicable securities laws require it to publicly disclose (other than information that has already been so disclosed or is disclosed in this proxy statement), the disclosure schedule does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts, since such representations and warranties were made by the parties to the Merger Agreement to and solely for the benefit of each other, and they are modified in important part by the underlying disclosure schedule. The disclosure schedule contains information that has been included in IntraLase’s general prior public disclosures, as well as additional nonpublic information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in IntraLase’s public disclosures or in this proxy statement.

The Merger Agreement contains representations and warranties of IntraLase as to, among other things:

•	its and its subsidiaries due organization, valid existence and good standing and power and authority to operate their respective businesses;

•	the accuracy of and its compliance with its certificate of incorporation and bylaws in the form provided to AMO;

•

its capitalization, including the number of shares of common stock, stock options, treasury stock and preferred stock outstanding, convertibility of capital stock, and existence of rights of first refusal on transfer or rights to purchase portions of new issuances of capital stock;

•

its corporate power and authority to enter into the Merger Agreement and to carry out its obligations under the Merger Agreement and the receipt of the requisite stockholder vote to approve the Merger;

•

the absence of conflicts with or violations of its organizational documents, any violation of applicable law or the violation, breach or default of the instruments or obligations to which it is a party or is bound, in each case arising from entering into the Merger Agreement, completing the Merger or complying with the provisions contained in the Merger Agreement, as well as the required consents and approvals of third parties, including governmental entities, relating to the Merger;

•

our and each of our subsidiaries’ businesses being in compliance with all applicable laws, permits, licenses and other governmental authorizations or approvals applicable to the operation of such businesses;

•	its SEC filings and the financial statements contained in such filings;

•

the effectiveness of disclosure controls and procedures as required by the securities laws reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed in the reports that IntraLase files or submits to the SEC under the Exchange Act are summarized, reviewed by management and reported within the time periods required by the SEC;

•	since December 31, 2005, the absence of certain changes or events;

•	the absence of any undisclosed liabilities;

•	the absence of investigations, litigation or court orders against it or any of its subsidiaries;

•

significant agreements, contracts and commitments to which IntraLase or its subsidiaries are a party or are bound, including those that restrict us or any of our subsidiaries from freely engaging or competing in any line of business anywhere in the world;

•	employee benefit plans, options and employment agreements;

•	labor matters;

•	the real and personal property owned or leased by IntraLase or its subsidiaries and the encumbrances to which such property is subject;

•	tax matters;

•	environmental matters;

•	intellectual property matters, including the ownership of or license to use all intellectual property that is material to us and our subsidiaries taken as a whole;

•	the functionality of and absence of defects in its products and those product’s conformity with all applicable contractual commitments, express warranties, product specifications and regulations;

•	compliance with the regulations of the Food and Drug Administration;

•	the sponsorship or operation of web sites that do not or have not caused IntraLase to engage in the unlawful or unauthorized practice of medicine;

•	compliance with health care laws;

•	the absence of relationships with parties entitled to fees or commissions in connection with the Merger, other than our financial advisors;

•	the inapplicability of state anti-takeover statutes;

•	the effectiveness of its insurance policies and their continued effectiveness subsequent to the Merger;

•	the absence of any interested party transactions; and

•	receipt of opinions from our financial advisors.

In the Merger Agreement, AMO and Merger Sub make certain representations and warranties to us. These include representations regarding:

•	AMO and the Merger Sub’s due organization, valid existence and good standing and power and authority to operate their respective businesses;

•

AMO and the Merger Sub’s corporate power and authority to enter into the Merger Agreement and to carry out their obligations under the Merger Agreement and the absence of any requirement to receive any stockholder vote to approve the Merger;

•

the absence of conflicts with or violations of AMO’s organizational documents, any violation of applicable law or the violation, breach or default of the instruments or obligations to which it is a party or is bound, in each case arising from entering into the Merger Agreement, completing the Merger or complying with the provisions contained in the Merger Agreement, as well as the required consents and approvals of third parties, including governmental entities, relating to the Merger;

•	the absence of relationships with parties entitled to fees or commissions in connection with the Merger, other than our financial advisors; and

•	the availability of sufficient funds for AMO to complete the Merger.

Covenants

Access and Investigation

We have agreed in the Merger Agreement to provide AMO and its representatives with reasonable access to our representatives, personnel, books and records, properties, plants and personnel during the period between the date of the Merger Agreement and the earlier of the termination of the Merger Agreement or completion of the Merger, or the pre-closing period. We have also agreed to furnish AMO a copy of each document filed or received by it pursuant to the U.S. securities laws. We and AMO further agreed to hold such information in confidence subject to certain terms and conditions.

Conduct of IntraLase’s Business

We have agreed in the Merger Agreement that, during the pre-closing period, we will conduct our business in the ordinary course and consistent with past practice, and will use reasonable best efforts to preserve intact our respective present business organization, keep available the services of present officers, other employees and consultants, and to preserve our present relationships with customers, suppliers, distributors and other persons with which we have significant business relations.

In addition, we have agreed that, during the pre-closing period, subject to the exceptions described in the disclosure schedule we delivered to AMO in connection with the Merger, we will not take any of the following specific actions without the prior written consent of AMO:

•	amend or otherwise change our Certificate of Incorporation or Bylaws or the charter documents of any of our subsidiaries;

•

issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize any of the foregoing actions with respect to, any shares of our capital stock except for the issuance of shares of common stock pursuant to outstanding stock options and the acceleration of vesting of stock options as contemplated by existing plans and agreements;

•

sell, pledge, mortgage, dispose of, lease, or encumber any of our or our subsidiaries’ assets, tangible or intangible other than sales of assets in the ordinary course or whose aggregate value is less than $1 million;

•	transfer any rights to, abandon, permit to lapse, otherwise dispose of or materially change any IntraLase intellectual property;

•

enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or distribution or other exclusive rights of any type or scope with respect to any of our products or technology;

•	split, combine, reclassify, repurchase, redeem or otherwise acquire any of our outstanding stock or declare, set aside or pay any dividend or distribution;

•

(i) acquire any other business or any division of or equity interest therein; (ii) incur any debt or become responsible in any way for the obligations of any person for borrowed money, or make any loans or investments in any other person, except in the ordinary course and consistent with past practice; (iii) enter into, amend, cancel or waive any right under any material contract other than in the ordinary course consistent with past practice, (iv) implement any new stockholder rights plan; (v) authorize any capital expenditures or purchase of fixed assets which are in excess of $500,000 for any individual expenditure or $1 million in the aggregate, except for capitalization of lasers for internal use by IntraLase in an amount not to exceed $2.5 million in the aggregate; (vi) modify its standard warranty terms for its products, other than extensions of warranties in the ordinary course of business; or (vii) enter into or amend any agreement, to effect any of the foregoing matters;

•

(i) increase the compensation payable to its directors, officers or employees, (ii) hire or promote any officer or director-level employee or appoint any director, (iii) make any loan or grant any severance pay to any employee, or enter into or amend any employee benefit plan, (iv) establish, adopt, enter into or amend any collective bargaining agreement or other plan, agreement or arrangement for the benefit of any directors, officers or employees, (v) pay any discretionary bonuses to any of its officers, other than as permitted under discretionary bonus plans filed in its SEC filings, or (vi) make any awards of equity in IntraLase, except, in each case, as may be required by law or contractual commitments in place as of the date of the Merger Agreement;

•	change accounting policies or procedures, change any assumption underlying, or method of calculating, any bad debt contingency or other reserve, except as required under GAAP or applicable law;

•

make any tax election inconsistent with past practice, change any tax election already made, settle or compromise any tax liability or agree to an extension of a statute of limitations, fail to file any tax return when due or fail to cause such tax returns when filed to be complete and accurate, or fail to pay any taxes when due;

•

pay or satisfy any obligations, other than payment or satisfaction in the ordinary course and consistent with past practice of liabilities reflected or reserved against in our financial statements as filed with the SEC;

•	fail to pay accounts payable and other obligations in the ordinary course of business;

•	accelerate the collection of receivables or modify the payment terms of any receivables other than in the ordinary course;

•	securitize, factor or transfer any accounts receivable;

•	adopt a plan of liquidation, dissolution or reorganization of IntraLase, other than the Merger;

•

at any time within the 90-day period before the Effective Time, (i) without complying fully with the notice and other requirements of the WARN Act, effect a “plant closing” or a “mass layoff” (as defined in the WARN Act) at any single site of employment, or (ii) otherwise terminate or lay off employees in such numbers as to give rise to liability under any laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs; and

•

authorize or enter into any agreement, or authorize any of the actions described above, or any action which would make any of our representations or warranties contained in the Merger Agreement untrue or incorrect or prevent us from performing our covenants hereunder.

No Solicitation of Alternative Transactions by IntraLase

We have agreed in the Merger Agreement that, during the pre-closing period, we will not, directly or indirectly, and will direct our directors, officers, employees and other representatives to not:

•	solicit, initiate, facilitate or encourage any inquiries or any proposal that constitutes or is reasonably likely to lead to, any Acquisition Proposal, as defined below;

•	participate in any discussions or negotiations with any party regarding any Acquisition Proposal;

•	make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal; or

•	enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement or similar document constituting or relating to any Acquisition Proposal.

Notwithstanding the foregoing, prior to the date of the Special Meeting, the Merger Agreement does not prevent us from engaging in discussions and negotiations with, and providing information or data to, any person in response to such person’s unsolicited bona fide written Acquisition Proposal made after the date of the Merger Agreement that our Board of Directors reasonably determines in good faith, after consulting with outside legal counsel and our financial advisors, is reasonably expected to lead to a Superior Proposal if:

•

neither we nor any representatives of ours or our subsidiaries has breached or taken any action inconsistent with our obligations set forth under “—No Solicitation of Alternative Transactions by IntraLase” on page 41;

•

prior to furnishing nonpublic information, or entering into discussions, we have: (A) given AMO written notice of the identity of the person making such Acquisition Proposal, the material terms of such proposal and our intention to furnish nonpublic information or enter into discussions; and (B) obtained a confidentiality agreement from such person containing provisions no less favorable than the provisions contained in the confidentiality agreement we previously entered into with AMO; and

•	we have kept AMO reasonably informed orally and in writing of the status and terms of any such Acquisition Proposal, including providing copies of all material documents related to it.

Our Board of Directors may not, except in conformance with the requirements above, approve, endorse or recommend any Acquisition Proposal to our stockholders other than the Merger and may not, in any event, submit any Acquisition Proposal for a vote at the Special Meeting, other than the Merger.

Under the Merger Agreement, an “Acquisition Proposal” means, other than the Merger or as specifically permitted by the Merger Agreement, any inquiry, proposal, offer, filing of any regulatory application or disclosure of an intention to do any of the foregoing from any person relating to any:

•	direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of IntraLase;

•	direct or indirect acquisition or purchase of any class of equity securities representing 15% or more of the voting power of IntraLase;

•	tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the voting power of IntraLase; or

•	merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving IntraLase.

A “Superior Proposal” means any Acquisition Proposal on terms which our Board of Directors determines in good faith after consulting with an independent financial advisor of nationally recognized reputation and outside legal counsel, taking into account all of the terms and conditions of such proposal, including the potential value of the consideration stockholders would receive at the time of closing of the Superior Proposal, and the Merger Agreement to be more favorable from a financial point of view to our stockholders than the Merger, to have a reasonable likelihood of closing in a timely manner, and for which financing, if required, is then committed.

Stockholders’ Meeting

We have agreed to hold the Special Meeting described in this proxy statement. Except as permitted in the case of a Superior Proposal, our Board of Directors is required to recommend approval of the Merger to our stockholders. We must use our reasonable best efforts to solicit from our stockholders proxies in favor of the Merger, and to secure the votes or consents of the stockholders that are required by Nasdaq rules, Delaware law and our charter documents.

Indemnification

For a period of not less than six years from the Effective Time of the Merger:

•

AMO will, and will cause the surviving corporation to, indemnify our present and former directors and officers, which we refer to collectively as the indemnified parties, to the fullest extent permitted under the DGCL, and in a manner which is at least as favorable to such person as the indemnification provided immediately prior to the Effective Time in our charter documents and the indemnification agreements to which such persons are parties. The indemnification shall cover losses, obligations, expenses, claims, damages and liabilities arising in respect of actions taken prior to and including the effective time of the Merger in connection with their duties as directors or officers. However, if any claim is asserted or made within this six-year period, all rights to indemnification in respect of that claim will continue until final disposition; and

•

AMO or the surviving corporation will maintain in effect our directors’ and officers’ current liability insurance provided, that AMO may substitute policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to those indemnified person subject to the limit that AMO shall not be required to pay an annual premium under either the original or any substituted policies that exceeds 200% of the annual premium to be in effect after the date of the Merger Agreement.

Conditions to the Merger

No Financing Contingency

In order to pay the merger consideration under the Merger Agreement, and in addition to other potential sources of funds, AMO intends to borrow up to $900 million pursuant to two related credit facilities and has entered into a commitment letter with the banks making such credit facilities available. Nevertheless, there is no financing contingency to the closing of the Merger and in the event all other closing conditions are satisfied or waived, AMO is obligated to close the Merger.

Conditions to Obligations of AMO and Merger Sub to Complete the Merger

The Merger Agreement provides that the obligations of AMO and Merger Sub to complete the Merger are subject to the following conditions:

•

each of our representations and warranties must be accurate in all respects as of the date of the Merger Agreement and as of the completion of the Merger, disregarding all materiality or material adverse effect qualifiers, except where all circumstances constituting inaccuracies in such representations and warranties will not have a material adverse effect with respect to IntraLase (as defined below);

•	we must have complied with and performed in all material respects all of our covenants and obligations under the Merger Agreement;

•

our chief executive officer and chief financial officer will have delivered a certificate confirming the accuracy of our representations and warranties and our compliance with our covenants, as set forth above;

•	the Merger Agreement shall have been adopted by the requisite vote of our stockholders;

•	the waiting period under the HSR Act and under any non-U.S. laws relating to antitrust or competition matters shall have expired or terminated;

•	no material adverse effect with respect to IntraLase shall have occurred;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not be any law enacted or deemed applicable to the Merger that makes the completion of the Merger illegal; and

•

there shall be no pending legal proceeding in which a governmental body is a party or is otherwise involved; there shall be no other legal proceeding pending in which there is a reasonable possibility of an outcome that prohibits or limits AMO from exercising its rights of ownership of the surviving corporation or the operation by AMO of any of the business or assets of AMO or IntraLase, or seeking to compel AMO to dispose of or hold separate any portion of its or the surviving corporation’s business or assets, as a result of the Merger or the transactions contemplated by this Agreement, except as would not reasonably be expected to result in a material adverse effect on AMO or IntraLase.

Conditions to Obligations of IntraLase to Complete the Merger

The Merger Agreement also provides that our obligation to complete the Merger is subject to the following conditions:

•

each of AMO’s representations and warranties must be accurate in all respects as of the date of the Merger Agreement and as of the completion of the Merger, disregarding all materiality or material adverse effect qualifiers, except where all circumstances constituting inaccuracies in such representations and warranties will not have a material adverse effect with respect to AMO;

•	AMO must have complied with and performed in all material respects all of its covenants and obligations under the Merger Agreement;

•

AMO’s chief executive officer and chief financial officer will have delivered a certificate confirming the accuracy of AMO’s representations and warranties and AMO’s compliance with its covenants, as set forth above;

•	the Merger Agreement shall have been adopted by the requisite vote of the IntraLase stockholders;

•	the waiting period under the HSR Act and under any non-U.S. laws relating to antitrust or competition matters shall have expired or terminated;

•

no temporary restraining order, preliminary or permanent injunction or other order preventing the completion of the Merger shall have been issued by any court of competent jurisdiction or other governmental body and remain in effect, and there shall not be any law enacted or deemed applicable to the Merger that makes the completion of the Merger illegal; and

•

there shall be no pending legal proceeding in which a governmental body is a party or is otherwise involved; there shall be no other legal proceeding pending in which there is a reasonable possibility of an outcome that prohibits or limits AMO from exercising its rights of ownership of the surviving corporation or the operation by AMO of any of the business or assets of AMO or IntraLase, or seeking to compel AMO to dispose of or hold separate any portion of its or the surviving corporation’s business or assets, as a result of the Merger or the transactions contemplated by this Agreement, except as would not reasonably be expected to result in a material adverse effect on AMO or IntraLase.

The Merger Agreement provides that a “material adverse effect” with respect to IntraLase means any change, effect or circumstance that is materially adverse to the business, condition, financial or otherwise, operations, performance, properties or prospects of IntraLase, or materially adversely affects the consummation of the transactions contemplated by the Merger Agreement, other than the following:

•

any changes resulting from or arising out of general market, economic or political conditions, including any changes arising out of acts of terrorism, or war, weather conditions or similar events, provided that such changes do not have a substantially disproportionate impact on IntraLase;

•

any changes resulting from or arising out of general market, economic or political conditions in the industries in which IntraLase conducts business, including any changes arising out of acts of terrorism, or war, weather conditions or similar events, provided that such changes do not have a substantially disproportionate impact on IntraLase;

•

any changes resulting from or arising out of actions taken pursuant to, and required by, the Merger Agreement or at AMO’s request or the failure to take any actions due to restrictions set forth in the Merger Agreement;

•	any changes in the price or trading volume of IntraLase’s stock, in and of itself;

•	any failure by IntraLase to meet published revenue or earnings projections, in and of itself;

•

any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of IntraLase’s stockholders arising out of or related to the Merger Agreement or the Merger, or

•

any changes arising out of or resulting from any delay with respect to the receipt by IntraLase of pending regulatory approvals relating to its proposed product offerings of no longer than three months after the date that IntraLase has informed AMO it expects to obtain such pending regulatory approvals.

Actions to be Taken to Complete the Merger

Reasonable Best Efforts

The Merger Agreement provides that we and AMO will:

•	use reasonable best efforts to take, or cause to be taken, all actions necessary to complete the Merger;

•	make all filings and give all notices required to be made and given in connection with the Merger, including under applicable securities laws and antitrust laws; and

•	use reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger.

Calling of Special Meeting. The Merger Agreement provides that we shall take all action necessary under applicable law to call, give notice and hold a Special Meeting of our stockholders as promptly as practicable, and in any event within 45 days after clearance of this Proxy Statement by the SEC, in order for our stockholders to consider and vote upon the adoption of the Merger Agreement and approval of the Merger and that, except as provided below, our Board of Directors must recommend that our stockholders vote in favor of adoption of the Merger Agreement and approval of the Merger. Our Board of Directors may change its recommendation in certain cases described below under “—Recommendation to Our Stockholders” on page 45.

Public Statements. The Merger Agreement provides that, during the pre-closing period, we and AMO will consult with each other before issuing any press release or otherwise making any public statements about the Merger, and that except as may be required by applicable law, we will not, and we will not permit the representatives of IntraLase to make any disclosure to the general public, including the media, without the consent of AMO.

Recommendation to Our Stockholders

The Merger Agreement provides that, except in the circumstances described below, our Board of Directors will not withdraw or modify its approval of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement and its recommendation that our stockholders adopt the Merger Agreement and approve the Merger.

The foregoing restrictions do not restrict our Board of Directors from withdrawing or modifying, in a manner adverse to AMO, its recommendation that our stockholders adopt the Merger Agreement and approve the Merger if:

•

we have received a Superior Proposal, it has not been withdrawn and continues to be a Superior Proposal and we have complied with our obligations to promptly notify AMO and to keep it informed regarding the status and terms of any negotiations pertaining to such Superior Proposal;

•

prior to the changing our recommendation to our stockholders, we have provided AMO with five business days to review the terms and parties of, and to negotiate a counterproposal to such Superior Proposal; and

•

our Board of Directors determines in good faith, after taking into account the advice of IntraLase’s outside legal counsel, that the withdrawal or modification is required in order for our Board of Directors to comply with its fiduciary obligations to our stockholders under applicable law.

In addition, we must notify AMO promptly of any such withdrawal of or modification to our Board’s recommendation and the circumstances surrounding such withdrawal or modification. The Merger Agreement does not prohibit our Board of Directors from taking and disclosing to our stockholders a position with respect to a tender or exchange offer by a third party pursuant to the SEC rules.

Termination of the Merger Agreement

The Merger Agreement provides that the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time of the Merger, whether before or after the adoption of the Merger Agreement by our stockholders:

•	by mutual written consent of IntraLase and AMO;

•	by either IntraLase or AMO, if:

—

the Merger has not been completed by July 31, 2007; provided that a party shall not be permitted to terminate the Merger Agreement under these circumstances if the failure to complete the Merger by July 31, 2007 is attributable to a failure on the part of such party to perform any covenant or obligation in the Merger Agreement required to be performed which is capable of being cured;

—

a court of competent jurisdiction or other governmental body has issued a final and nonappealable order or has taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the completion of the Merger; or

—

(i) the Special Meeting (including any adjournments and postponements thereof) has been held and completed and our stockholders have taken a final vote on a proposal to adopt the Merger Agreement and approve the Merger; (ii) the Merger Agreement and the Merger have not been adopted at the Special Meeting or at any adjournment or postponement thereof by the requisite vote; (iii) we have not breached our obligations to not solicit other than proposals other than as permitted by the Merger Agreement; and (iv) we have paid to AMO any reimbursement of expenses or termination fee set forth below;

•	by AMO, if:

—

(i) any of our representations and warranties has been inaccurate as of the date of the Merger Agreement or has become inaccurate as of a date subsequent to the date of the Merger Agreement so that the closing condition described above in the first bullet point under “—Conditions to the Merger—Conditions to Obligations of AMO and Merger Sub to Complete the Merger” on page 42 would not be satisfied; or (ii) any of our covenants or obligations contained in the Merger Agreement has been breached so that the closing condition described above in the second bullet point under “—Conditions to the Merger—Conditions to Obligations of AMO and Merger Sub to Complete the Merger” would not be satisfied; or

•	by IntraLase, if:

—

(i) any of the representations and warranties of AMO contained in the Merger Agreement has been inaccurate as of the date of the Merger Agreement or has become inaccurate as of a date subsequent to the date of the Merger Agreement so that the closing condition described above in the first bullet point under “—Conditions to the Merger—Conditions to Obligations of IntraLase to Complete the Merger” on page 43 would not be satisfied; or (ii) any of the covenants or obligations of AMO contained in the Merger Agreement has been breached so that the closing condition described above in the second bullet point under “—Conditions to the Merger—Conditions to Obligations of IntraLase to Complete the Merger” would not be satisfied; or

•

at any time prior to the adoption of the Merger Agreement by our stockholders, in order to accept a Superior Proposal and enter into a definitive acquisition agreement providing for the completion of the transaction contemplated by such Superior Proposal, if:

—	such Superior Proposal did not arise or result from a breach by us of any of the obligations described in “The Merger Agreement -No Solicitation of Alternative Transactions by IntraLase” on page 41;

—

we have delivered to AMO a written notice (including a copy of the Superior Proposal) that we desire to recommend to our stockholders to not approve the Merger and instead to approve the Superior Proposal;

—

at least five days shall have elapsed since the receipt of such notice by AMO, and we have made our representatives available during such period for the purpose of negotiating with AMO regarding a possible amendment to the Merger Agreement or a possible alternative transaction;

—

any written proposal by AMO to amend the Merger Agreement or enter into an alternative transaction has been considered by our Board of Directors in good faith, and our Board of Directors has determined in good faith, after consulting with outside legal counsel and its financial advisors, that the terms of the proposed amendment to the Merger Agreement, or other alternative transaction, are not as favorable to our stockholders, from a financial point of view, as the terms of the transaction contemplated by the Superior Proposal; and

—	we have paid to AMO the termination fee set forth below.

Expense Reimbursements and Termination Fees

Expense Reimbursements Payable by IntraLase

The Merger Agreement provides that we will be obligated to reimburse AMO for the documented fees and expenses it incurs in the Merger and related transactions up to $10 million if the Merger Agreement is terminated:

•

by AMO if the Merger is not completed by July 31, 2007 if such failure is the result of IntraLase not meeting the closing conditions specified in the first and second bullet points under the caption “Conditions to the Merger—Conditions to Obligations of AMO and Merger Sub to Complete the Merger” on page 42;

•	by AMO or IntraLase as a result of the failure of the Merger and the Merger Agreement to be adopted by the requisite vote of our stockholders at the Special Meeting; or

•

by AMO, if we have not met the closing conditions specified in the first and second bullet points under the caption “Conditions to the Merger—Conditions to Obligations of AMO and Merger Sub to Complete the Merger” on page 42.

Provided, that in each case, we shall not be obligated to pay such fees and expenses of AMO if we pay a termination fee as set forth below.

Termination Fees Payable by IntraLase

The Merger Agreement provides that we will be obligated to pay AMO a termination fee of $25.0 million if the Merger Agreement is terminated:

•	by AMO or IntraLase because:

—	the Merger was not completed by July 31, 2007 or because our stockholders have not adopted the Merger Agreement at the Special Meeting if, in either case, both:

prior to such termination an Acquisition Proposal with respect to IntraLase shall have become publicly known or any person shall have publicly announced their intent to make an Acquisition Proposal, or IntraLase shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to AMO, the recommendation of the IntraLase Board of Directors to our stockholders to approve the Merger, or in the case of a tender or exchange offer made directly to IntraLase stockholders, IntraLase recommends that its stockholders accept a tender or exchange offer, and within one (1) year of the date of such termination, IntraLase enters into a definitive agreement with respect to any Acquisition Proposal, then IntraLase shall pay to AMO the Termination Fee on the date of the execution of such definitive agreement; or

•

by IntraLase, if we terminate this Agreement in order to accept a Superior Proposal and have complied with our obligations relative to Superior Proposals under the Merger Agreement, then we shall pay AMO the termination fee on the date of such termination.

The termination fee paid to AMO will be reduced by any expense reimbursement payments made by us to AMO.

Expense Reimbursement Payable by AMO

The Merger Agreement provides that AMO will be obligated to reimburse us for the documented fees and expenses we incur in an amount up to $7.0 million if we terminate the Merger Agreement because:

•

the Merger was not completed by July 31, 2007 if the failure to close resulted from AMO not meeting the closing conditions specified in the first and second bullet points under the caption “Conditions to the Merger—Conditions to Obligations of IntraLase to Complete the Merger” on page 43; or

•

AMO has not complied with its closing obligations as specified in the first and second bullet points under the caption “Conditions to the Merger—Conditions to Obligations of IntraLase to Complete the Merger” on page 43;

Amendment and Waiver of the Merger Agreement

Amendment

Any provision of the Merger Agreement may be amended if such amendment is executed in writing by each of IntraLase, AMO and Merger Sub; provided, however, that after the Merger Agreement has been adopted by our stockholders, there shall be no amendment that by applicable law requires further approval by our stockholders without the further approval of such stockholders.

Waiver

Any provisions of the Merger Agreement may be waived if such waiver is executed in writing by the party against whom the waiver is to be effective.

Fees and Expenses

Whether or not the Merger is completed, in general, all fees and expenses incurred in connection with the Merger Agreement and the Merger will be paid by the party incurring those fees and expenses, provided that the parties will split fees and expenses incurred in connection with antitrust filing requirements. Pursuant to the Merger Agreement, we must reimburse AMO for its documented fees and expenses in an amount $10 million or pay AMO a termination fee if the Merger Agreement is terminated under specified circumstances. See “—Expense Reimbursements and Termination Fees” on page 46 above.

THE VOTING AGREEMENTS

The following description summarizes the material provisions of the voting agreements and is qualified by reference to the complete text of the form of voting agreement, which is attached as Annex D to this proxy statement and is incorporated herein by reference. This summary may not contain all of the information about the voting agreements that is important to you. We encourage you to read the form of voting agreement carefully and in its entirety.

As an inducement to AMO to enter into the Merger Agreement, on January 5, 2007, each member of our Board of Directors, each of our current named executive officers, Brentwood Associates IX, L.P. and Brentwood Affiliates Fund II, L.P., who hold and are entitled to vote an aggregate of approximately 7.85% of our outstanding shares of common stock as of the record date, entered into a voting agreement with AMO. Under the voting agreements, each such director, officer and affiliate agreed to cause any of his or its shares of common stock to vote or consent at any meeting of our stockholders or in any written consent of our stockholders, as applicable:

•	in favor of the adoption of the Merger Agreement and the approval of the Merger and in favor of the other actions contemplated by the Merger Agreement; and

•	against:

—

any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of IntraLase under the Merger Agreement or of such stockholder under the Merger Agreement; and

•

any action, proposal, transaction or agreement that would reasonably be expected to compete with or would reasonably be expected to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger.

The stockholders who entered into the voting agreements include Brentwood Associates IX, L.P., Brentwood Affiliates Fund II, L.P., Michael Ball, Frank M. Fischer, Charline Gauthier, P. Bernard Haffey, Jay T. Holmes, Gilbert H. Kliman, James A. Lightman, William J. Link, Ph.D., Robert J. Palmisano, Thomas Porter and Shelley B. Thunen. We refer to each of these stockholders individually as a voting stockholder and collectively as the voting stockholders.

Pursuant to the voting agreements, subject to certain limited exceptions applicable to Brentwood Associates IX, L.P. and Brentwood Affiliates Fund II, L.P., each voting stockholder has agreed not to sell, transfer, pledge or otherwise dispose of securities of IntraLase beneficially owned by such voting stockholder prior to the adoption of the Merger Agreement by our stockholders. None of the voting stockholders have received any additional consideration with respect to the voting agreements.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the $25.00 per share merger consideration may dissent from the Merger and elect to exercise appraisal rights. Even if the Merger is approved by the holders of the requisite number of shares of our common stock, you are entitled to exercise appraisal rights and obtain payment of the “fair value” for your shares, exclusive of any element of value arising from the expectation or accomplishment of the Merger.

Under Section 262 of the DGCL, when a Merger is submitted for approval at a meeting of stockholders, as in the case of the Merger Agreement, not less than 20 days prior to the meeting, IntraLase must notify each of its stockholders that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the notice, and we attach the applicable statutory provisions to this proxy statement as Annex F.

In order to exercise your appraisal rights effectively, you must satisfy each of the following primary requirements:

•	you must hold shares in IntraLase as of the date you make your demand for appraisal rights and continue to hold shares in IntraLase through the effective time of the Merger;

•	you must deliver to IntraLase a written notice of your demand of payment of the fair value for your shares prior to the taking of the vote at the Special Meeting;

•	you must not have voted in favor of adoption of the Merger Agreement; and

•	you must file a petition in the Delaware Court of Chancery, or the Delaware Court, demanding a determination of the fair value of the shares within 120 days after the effective time of the Merger.

If you fail strictly to comply with any of the above requirements or otherwise fail strictly to comply with the requirements of Section 262 of the DGCL, you will have no appraisal rights with respect to your shares. You will receive no further notices from us regarding your appraisal rights.

None of voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

The address for purposes of making an appraisal demand is:

Secretary

IntraLase Corp.

9701 Jeronimo

Irvine, California 92618

Only a holder of record of shares of our common stock, or a person duly authorized and explicitly purporting to act on his or her behalf, is entitled to assert an appraisal right for the shares of our common stock registered in his or her name. Beneficial owners who are not record holders and who wish to exercise appraisal rights are advised to consult with the appropriate record holders promptly as to the timely exercise of appraisal rights. A record holder, such as a broker, who holds shares of our common stock as a nominee for others, may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners, while not exercising such rights for other beneficial owners. In such a case, the written demand should set forth the number of shares as to which the demand is made. Where no shares of our common stock are expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of such record holder.

A demand for the appraisal of shares of our common stock owned of record by two or more joint holders must identify and be signed by all of the holders. A demand for appraisal signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity must so identify the persons signing the demand.

An appraisal demand may be withdrawn by a former stockholder within 60 days after the effective time of the Merger, or thereafter only with our approval. Upon withdrawal of an appraisal demand, the former stockholder must accept the terms of the Merger and will be entitled to receive the $25.00 cash payment per share referred to above, without interest and less any applicable withholding taxes.

If we complete the Merger, we will give written notice of the effective time of the Merger within 10 days after the effective time of the Merger to each of our former stockholders who did not vote in favor of the Merger Agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the Merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court demanding a determination of the value of the shares of our common stock. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Upon the filing of such petitions, a copy shall be served upon the surviving/resulting corporation, which in turn shall file a duly verified list of all stockholders who have demanded payment for their shares and with whom agreements as to value have not been reached, with the office of Register in Chancery within 20 days of such service. If the Court so orders, the Register will then give notice of the time and place for the hearing of the petition by mail to both the surviving/resulting corporation and stockholders on the list. Such notice will also be given by one or more publications at least one week before the hearing, in a generally-circulated newspaper in City of Wilmington, Delaware, or whichever publication the Court chooses.

Within 120 days after the effective time of the Merger, any stockholder who has complied with the provisions of Section 262 of the DGCL up to that point may receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which we have received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a hearing on the petition is held, the Delaware Court is empowered to determine which dissenting stockholders are entitled to an appraisal of their shares. The Delaware Court may require dissenting stockholders who hold stock represented by certificates to submit their certificates representing shares for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court is empowered to dismiss the proceedings as to any dissenting stockholder who does not comply with this request. Accordingly, dissenting stockholders are cautioned to retain their share certificates, pending resolution of the appraisal proceedings.

After determination of the dissenting stockholders entitled to an appraisal, the Delaware Court will appraise the shares held by such dissenting stockholders at their fair value as of the effective time of the Merger, exclusive of any value arising from accomplishment or expectation of the Merger, along with a fair rate of interest. When the value is so determined, the Delaware Court will direct the payment by the surviving corporation of such value, with interest thereon if the Delaware Court so determines, to the dissenting stockholders entitled to receive the same, upon surrender to the surviving corporation by such dissenting stockholders of the certificates representing such shares.

In determining fair value, the Delaware Court will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered.

Stockholders should be aware that the fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the $25.00 merger consideration. Stockholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

The Delaware Court may also, on application, (i) assess costs among the parties as the Delaware Court deems equitable and (ii) order all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Determinations by the Delaware courts are subject to appellate review by the Delaware Supreme Court.

The Delaware Court will direct payment of the fair value and interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payments will be made to stockholders in the case of holders of uncertificated stock, and in the case of holders of shares represented by certificates upon the surrender of such certificates to us.

No appraisal proceedings in the Delaware Court shall be dismissed as to any dissenting stockholder without the approval of the Delaware Court, and this approval may be conditioned upon terms which the Delaware Court deems just.

From and after the effective time of the Merger, former holders of our common stock, whether or not they have demanded appraisal rights, are not entitled to vote their shares for any purpose and are not entitled to receive payment of dividends or other distributions on the shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger).

A stockholder who wishes to exercise appraisal rights should carefully review the foregoing description and the applicable provisions of Section 262 of the DGCL which is set forth in its entirety in Annex F to this proxy statement and is incorporated herein by reference. Any stockholder considering demanding appraisal is advised to consult legal counsel because the failure strictly to comply with the procedures required by Section 262 of the DGCL could result in the loss of appraisal rights.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is certain information as of February 22, 2007 regarding the beneficial ownership of our common stock by:

•	any person (or group of affiliated persons) who was known by us to own more than 5% of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Applicable percentage ownership in the following table is based on 28,894,172 shares of our common stock outstanding as of February 22, 2007. Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Common Stock Beneficially Owned
5% Stockholders:
Brentwood Associates IX, L.P.(3)	2,056,357	7.12%
Waddell & Reed Financial, Inc.(4)	3,445,200	11.92%
Directors and Named Executive Officers:
Robert J. Palmisano(5)(17)	1,500,856	4.94%
Shelley B. Thunen(6)(17)	297,469	*
P. Bernard Haffey(7)(17)	364,170	*
Charline Gauthier(8)(17)	328,577	*
James A. Lightman(9)(17)	272,741	*
Frank M. Fischer(10)(17)	64,773	*
Gilbert H. Kliman, M.D.(11)(17)	26,468	*
William J. Link, Ph.D.(12)(17)	2,214,950	7.66%
Jay T. Holmes(13)(17)	53,000	*
Thomas S. Porter(14)(17)	97,964	*
Michael Ball(15)(17)	40,000	*
All executive officers and directors as a group(16)	5,677,312	17.63%

*	Designates beneficial ownership of less than 1%.
(1)	Unless otherwise indicated, the business address of each holder is: c/o IntraLase Corp., 9701 Jeronimo, Irvine, California, 92618.
(2)	Beneficial ownership is based on information furnished by the individuals or entities and is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of February 22, 2007 assuming completion of the Merger, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote and subject to community property laws where applicable, to the knowledge of IntraLase, the companies and persons named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them.
(3)	William J. Link, Ph.D., one of our directors, is a managing member of Brentwood IX Ventures LLC, the general partner of Brentwood Associates IX. In such capacity, Dr. Link may be deemed to share voting and investment power with respect to the shares held by Brentwood Associates IX. Dr. Link disclaims beneficial ownership of the shares owned by this fund, except to the extent of his proportionate pecuniary interest therein. The address for this entity is 11150 Santa Monica Blvd., Suite 1200, Los Angeles, California 90025.
(4)

This information is based solely on a Schedule 13G/A jointly filed with the SEC on February 9, 2007 by Waddell & Reed Financial, Inc. (“WDR”), a parent holding company, Waddell & Reed Financial Services, Inc. (“WRFSI”), a parent holding company and subsidiary of WDR, Waddell & Reed, Inc. (“WRI”), a broker-dealer and underwriting subsidiary of WRFSI, Waddell & Reed Investment Management Company (“WRIMCO”), an investment advisor and investment advisor subsidiary of WRI, and Ivy Investment Management Company (“IICO”), an investment advisor and subsidiary of WDR. WDR reported that it had indirect sole voting power to vote or direct the vote of 3,445,200 shares and indirect sole power to dispose or direct the disposition of 3,445,200 shares. WRFSI and WRI reported indirect sole voting power to vote or direct the vote of 2,727,600 shares and indirect sole power to dispose or direct the disposition of 2,727,600 shares. WRIMCO reported it had direct sole voting power to vote or direct the vote of 2,727,600 shares and direct sole power to dispose or direct the disposition of 2,727,600 shares. IICO reported it had direct sole voting power to vote or direct the vote of 717,600 shares and direct sole power to dispose or direct the disposition of 717,600 shares. WRIMCO and IICO reported that their clients, including investment companies registered under the Investment Company Act of 1940 and other managed accounts, have the right to receive dividends from as well as proceeds from the sale of such securities. The address for reporting persons is 6300 Lamar Avenue, Overland Park, KS 66202.

(5)	Includes 1,500,712 shares issuable pursuant to options exercisable within 60 days of February 22, 2007, assuming completion of the Merger.
(6)	Includes 296,107 shares issuable pursuant to options exercisable within 60 days of February 22, 2007, assuming completion of the Merger.
(7)	Consists of 364,170 shares issuable pursuant to options exercisable within 60 days of February 22, 2007, assuming completion of the Merger.
(8)	Includes 327,026 shares issuable pursuant to options exercisable within 60 days of February 22, 2007, assuming completion of the Merger.
(9)	Includes 268,740 shares issuable pursuant to options exercisable within 60 days of February 22, 2007, assuming completion of the Merger.
(10)	Includes 63,684 shares issuable pursuant to options exercisable within 60 days of February 22, 2007, assuming completion of the Merger.
(11)	Consists of 26,468 shares issuable pursuant to options exercisable within 60 days of February 22, 2007, assuming completion of the Merger.
(12)	Also includes 26,468 shares issuable pursuant to options exercisable within 60 days of February 22, 2007, assuming completion of the Merger, and 100,401 shares held by Brentwood Affiliates Fund II, L.P. Dr. Link, one of our directors, is a managing member of Brentwood VIII Ventures, LLC, the general partner of Brentwood Affiliates Fund II. In such capacity, Dr. Link may be deemed to share voting and investment power with respect to the shares held by Brentwood Affiliates Fund II. Dr. Link disclaims beneficial ownership of the shares held by this fund except to the extent of his proportionate pecuniary interest therein. The address for this entity is 11150 Santa Monica Blvd., Suite 1200, Los Angeles, California 90025.
(13)	Includes 52,000 shares issuable pursuant to options exercisable within 60 days of February 22, 2007, assuming completion of the Merger.
(14)	Includes 28,771 shares issuable pursuant to options exercisable within 60 days of February 22, 2007, assuming completion of the Merger.
(15)	Consists of 40,000 shares issuable pursuant to options exercisable within 60 days of February 22, 2007, assuming completion of the Merger.
(16)	Includes 3,306,521 shares issuable pursuant to options exercisable within 60 days of February 22, 2007 assuming completion of the Merger held by the following named executive officers and directors: Robert J. Palmisano, Shelley B. Thunen, Charline Gauthier, P. Bernard Haffey, James A. Lightman, Gilbert H. Kliman, William J. Link, Thomas S. Porter, Frank M. Fischer, Jay T. Holmes, and Michael Ball and the following executive officers: Kevin Harley and Eric Weinberg. Includes 2,156,758 shares beneficially owned by entities affiliated with William J. Link.
(17)	Pursuant to Voting Agreements dated January 5, 2007, each of our directors, each of our named executive officers, Brentwood Associates IX, L.P. and Brentwood Affiliates Fund II, L.P., agreed with AMO to vote their shares in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and against certain other matters.

MARKET PRICES AND DIVIDEND INFORMATION

Our common stock has been quoted on The NASDAQ Global Market or its predecessor under the symbol “ILSE” since October 7, 2004. The following table sets forth the high and low sales prices for our common stock since January 1, 2005, as reported on The NASDAQ Global Market or its predecessor.

	High	Low
Quarter Ended
March 31, 2005	$23.95	$16.57
June 30, 2005	$19.98	$14.82
September 30, 2005	$21.90	$14.71
December 31, 2005	$19.31	$12.54
March 31, 2006	$17.49	$16.19
June 30, 2006	$16.00	$15.36
September 30, 2006	$20.00	$15.71
December 31, 2006	$23.08	$17.33
March 31, 2007 (through February 22, 2007)	$24.73	$24.69

On January 5, 2007, the last full trading day prior to the public announcement of the Merger Agreement, the closing sale price of our common stock as reported on The NASDAQ Global Market was $22.23. On February 22, 2007, the closing price of our common stock as reported on The NASDAQ Global Market was $24.72.

Stockholders are encouraged to obtain current market quotations for our common stock.

Following the Merger, there will be no further market for shares of our common stock and our shares of common stock will be delisted from The NASDAQ Global Market and deregistered under the Exchange Act.

We have never paid cash dividends on our common stock. We currently anticipate that we will retain earnings, if any, to support operations and to finance the growth and development of our business and do not anticipate paying cash dividends in the foreseeable future. The Merger Agreement provides that we may not pay any cash dividends during the pre-closing period without prior written consent of AMO.

As of February 22, 2007, there were 44 holders of record based on the records of our transfer agent.

PROPOSAL 2 - ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the Merger Agreement, we may propose to adjourn or postpone the Special Meeting, if a quorum is present, for a period of not more than 120 days for the purpose of soliciting additional proxies to adopt the Merger Agreement. We currently do not intend to propose adjournment or postponement of our Special Meeting if there are sufficient votes to adopt the Merger Agreement. Approval of the proposal to adjourn or postpone our Special Meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast at the Special Meeting by holders of shares of our common stock present or represented by proxy and entitled to vote thereon.

Our Board of Directors recommends that you vote “For” the proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement and approve the Merger and other transactions contemplated thereby.

FORWARD-LOOKING STATEMENTS

Certain statements in this proxy statement, and the documents to which we refer you in this proxy statement, that are not historical fact constitute “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that are based on our management’s beliefs and assumptions and on information currently available to us. All statements regarding future events, our future financial performance and results of operations, our business strategy, our financing plans, our ability to complete the Merger and the anticipated benefits of the Merger are forward-looking statements. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning or conditional verbs such as “will,” “should,” “could,” or “may.”

These statements are only predictions. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our actual results may differ materially from those anticipated in these forward-looking statements. In evaluating these forward-looking statements, you should specifically consider certain risks and uncertainties. Those risks include without limitation:

•	the satisfaction of the conditions to consummate the Merger, including the adoption of the Merger Agreement by our stockholders;

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, including a termination under circumstances that could require us to pay a $25 million termination fee to AMO or an expense reimbursement to AMO;

•	the effect of the announcement of the Merger on our customer and vendor relationships, operating results and business generally;

•	the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of a share of our common stock;

•	the potential adverse effect on our business and operations because of certain covenants we agreed to in the Merger Agreement;

•	increases in operating costs resulting from the expenses related to the proposed Merger;

•	our inability to retain and, if necessary, attract key employees, particularly in light of the proposed Merger;

•	the risk that we may be subject to litigation in connection with the proposed Merger;

•	risks related to diverting management’s attention from ongoing business operations; and

•

other risks detailed in our current filings with the SEC, including “Item 1A. Risk and Uncertainties” in our Annual Report on Form 10-K for our fiscal year ended December 31, 2005. Copies of reports IntraLase filed with the SEC are posted on our website and are available from IntraLase without charge. See “Where You Can Find More Information” on page 57.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

STOCKHOLDER PROPOSALS

We will hold an annual meeting of stockholders in 2007, or the 2007 Annual Meeting, if the Merger is not completed. Under SEC rules, if a stockholder wants us to include a proposal in our Proxy Statement (and form of proxy) for presentation at our 2007 Annual Meeting, the proposal had to be received by us, marked to the attention of IntraLase’s Corporate Secretary, at our corporate offices by January 23, 2007. Matters pertaining to proposals, including the number and length thereof, eligibility of persons entitled to have such proposals included and other aspects are regulated by Rule 14a-8 under the Exchange Act.

Under our bylaws, nominations of persons for election to the Board of Directors of IntraLase and the proposal of business to be considered at an annual meeting of stockholders may be made by any stockholder of IntraLase who (i) is a stockholder of record at the time such stockholder gives the required notice described below, (ii) is entitled to vote at the annual meeting and (iii) complies with the notice procedures described below. For nominations or business proposals to be properly brought by a stockholder before an annual stockholders meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary of IntraLase, at 9701 Jeronimo, Irvine, California 92618, no later than the close of business on the 120th calendar day before the first anniversary of the date IntraLase’s proxy statement was released to stockholders in connection with the 2006 annual meeting; provided, however, that if the date of the 2007Annual Meeting has been changed by more than 30 calendar days from the date contemplated at the time of the 2006 proxy statement, the proposal must be received by IntraLase no later than the close of business on the 10th day following the day on which notice of the annual meeting date is first mailed or publicly announced. For nominations or a business proposal to be properly brought by a stockholder before the 2007 Annual Meeting, written notice thereof had to have been received by IntraLase’s Corporate Secretary no later than January 23, 2007, assuming that the date of such meeting is within 30 days of May 23, 2007. The notice must set forth (a) as to each proposed director nominee, all information with respect to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or that is otherwise required pursuant to the federal securities laws, (b) as to any other business, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (c) as to the stockholder giving notice and the beneficial owner, if any, the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and the class and number of shares of our common stock which are owned beneficially and of record by such stockholder and such beneficial owner.

Under Rule 14a-4 promulgated under the Securities and Exchange Act of 1934, as amended, we will be allowed to use our discretionary voting authority under proxies solicited by us to vote on any proposal that is raised at the 2006 annual meeting, without any discussion of the matter in the proxy statement. Since we did not receive any stockholder proposals for our 2007 Annual Meeting before January 23, 2007, we will be able to use our discretionary voting authority at the 2007 Annual Meeting.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, and direct a written request to Investor Relations, IntraLase Corp. 9701 Jeronimo, Irvine, California 92618. If any stockholders in your household wish to receive a separate copy of this proxy statement, they may call or write to Investor Relations and we will provide such additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC. Our SEC filings are also available at the office of the Nasdaq Global Market. For further information on obtaining copies of our public filings at the Nasdaq Global Market, you should call (212) 656-5060.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

The proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction. The delivery of this proxy statement should not create an implication that there has been no change in our affairs since the date of this proxy statement or that the information herein is correct as of any later date.

Stockholders should not rely on information other than that contained in this proxy statement. We have not authorized anyone to provide information that is different from that contained in this proxy statement. This proxy statement is dated March 2, 2007. No assumption should be made that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement will not create any implication to the contrary.

If you have questions about the Special Meeting or the Merger after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, you should contact IntraLase Corp., 9701 Jeronimo, Irvine, California 92618, Attention: Secretary. You may also call our proxy solicitor, Georgeson Inc., toll-free at toll free at (866) 783-6926 (bankers and brokers may call (212) 440-9880).

OTHER MATTERS

Our Board of Directors does not know of any other business that will be presented at the Special Meeting. If any other business is properly brought before the Special Meeting, your proxy holders will vote on it as they think best unless you direct them otherwise in your proxy instructions.

Whether or not you intend to be present at the Special Meeting, we urge you to submit your signed proxy promptly.

By Order of the Board of Directors.

Robert J. Palmisano

President and Chief Executive Officer

Irvine, California

March 2, 2007

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ADVANCED MEDICAL OPTICS, INC.

IRONMAN MERGER CORPORATION

and

INTRALASE CORP.

Dated as of January 5, 2007

(i)

(ii)

DEFINED TERMS

Page
2000 Incentive Plan	10
2000 Option Plan	10
2004 Employee Plan	10
401(k) Plan	49
Acquisition Proposal	44
affiliate	58
Agreement	1
Amended and Restated 2004 Incentive Plan	11
Antitrust Law	58
Balance Sheet	16
beneficial owner	59
business day	59
Certificate of Merger	2
Certificates	6
Change of Recommendation	44
Closing	3
Closing Date	3
Company	1
Company Board	1, 12
Company Bylaws	9
Company Charter	9
Company Common Stock	1, 3
Company Disclosure Schedule	9
Company Employee Plans	18
Company Employees	48
Company Intellectual Property	28
Company Material Adverse Effect	8
Company Stock Options	5, 10
Company Stock Plans	10
Confidentiality Agreement	42
control	59
D&O Policy	49
DGCL	1
Dissenting Shares	4
EC Merger Regulation	13
Effective Time	2
Employee Benefit Plan	18
Environmental Laws	27
ERISA	18
ERISA Affiliate	18
Exchange Act	12
Expenses	55
FDA	14
FDCA	14
Filed SEC Documents	17
Fund	6
GAAP	15
Governmental Entity	13
Health Care Law	34

(iii)

Page
HSR Act	13
Inbound Intellectual Property Licenses	28
include	59
Indemnified Parties	49
Initial Closing Date	3
Intellectual Property	59
Intellectual Property Contracts	29
Inventors	30
Knowledge	59
Law	59
Leased Real Property	24
Liens	12
Marks	28
Material Contracts	17
Materials of Environmental Concern	26
Merger	1
Merger Consideration	3
Merger Sub	1
Merger Sub Bylaws	2
Merger Sub Charter	2
Merger Sub Common Stock	4
Merger Sub Charter Documents	36
Outbound Intellectual Property Licenses	28
Outside Date	54
Owned Real Property	24
Parent	1
Parent Board	36
Parent Bylaws	36
Parent Disclosure Schedule	35
Parent Material Adverse Effect	8
Parent-Charter	36
Paying Agent	6
Permits	14
person	59
Plan	10
Preferred Stock	10
Program	34
Proprietary Product	31
Proxy Statement	45
Qualified Plan	19
Real Property Leases	24
Sarbanes-Oxley Act	15
SEC	13
SEC Reports	14
Special Committee	42
Stockholders Meeting	12
Subsidiary	4
Subsidiary Documents	10
Superior Proposal	45
Surviving Corporation	1
Takeover Statute	34

(iv)

Page
Tax	25
Tax Returns	25
Taxes	25
Termination Fee	56
Voting Agreements	1
Voting Proposal	12
WARN Act	23

(v)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 5, 2007 (this “Agreement”), by and among Advanced Medical Optics, Inc., a Delaware corporation (“Parent”), Ironman Merger Corporation, a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and IntraLase Corp., a Delaware corporation (the “Company”).

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have (i) approved and declared advisable and in the best interests of their respective stockholders the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) approved this Agreement;

WHEREAS, as a result of the Merger, and in accordance with the DGCL, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) (other than shares of Company Common Stock owned by the Company, Parent, Merger Sub or any wholly-owned Subsidiary (as defined in Section 2.1(b)) of the Company or Parent immediately prior to the Effective Time (as defined in Section 1.2) and Dissenting Shares (as defined in Section 2.1(d)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 2.1(a)); and

WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into Voting Agreements with certain stockholders of the Company named therein, substantially in the form of Exhibit A attached to this Agreement (the “Voting Agreements”), pursuant to which, among other things, such stockholders have agreed to vote the shares of Company Common Stock held by such stockholders in favor of the adoption of this Agreement and the approval of the Merger provided for herein, on the terms and subject to the conditions set forth in the Voting Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Subject to the terms and conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall merge with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger. The Company, in its capacity as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2 Effective Time. On the Closing Date (as defined in Section 1.7), Parent and the Company shall cause the Merger to be consummated by filing a duly executed and delivered certificate of merger as required by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the time of such filing, or such other time as Parent and the Company shall specify in the Certificate of Merger, being the “Effective Time”).

Section 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the Certificate of Merger and as specified in the DGCL (including Section 259 of the DGCL). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4 Certificate of Incorporation of the Surviving Corporation. At and after the Effective Time, the Certificate of Incorporation of Merger Sub (the “Merger Sub Charter”), as in effect immediately prior to the Effective Time, subject to the provisions of Section 6.10, shall be the Certificate of Incorporation of the Surviving Corporation, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be “IntraLase Corp.”

Section 1.5 Bylaws of the Surviving Corporation. At and after the Effective Time, the Bylaws of Merger Sub (the “Merger Sub Bylaws”), as in effect immediately prior to the Effective Time, subject to the provisions of Section 6.10, shall be the Bylaws of Surviving Corporation, until amended in accordance with the DGCL, except that the name of the Surviving Corporation shall be “IntraLase Corp.”

Section 1.6 Directors and Officers of the Surviving Corporation.

(a) The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by Law.

(b) The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by Law.

Section 1.7 Closing. Subject to the provisions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. Los Angeles Time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California on a date to be specified by Parent and the Company which shall be no later than the third (3rd) business day after satisfaction or waiver of each of the conditions set forth in Article VII (other than the delivery of items to be delivered at Closing and other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the delivery of such items and the satisfaction or waiver of such conditions at the Closing) (the “Initial Closing Date”) or on such other date and such other time and place as Parent and the Company shall agree in writing. Notwithstanding the foregoing, at its election, Parent may delay the Closing for up to twenty (20) days after the Initial Closing Date, but in no event may Parent delay the Closing beyond the Outside Date. Such election shall operate as an irrevocable waiver of the conditions set forth in Section 7.2 hereof and shall be accompanied by the officers’ certifications referred to in Section 7.3(a) and 7.3(b) hereof (other than with respect to the payment of the Merger Consideration), provided that the Company has delivered to Parent at or prior to the time of such election, the officers’ certifications referred to in Section 7.2(a) and 7.2(b) hereof dated as of the Initial Closing Date. The date on which the Closing shall occur is hereinafter referred to as the “Closing Date.”

ARTICLE II

CONVERSION AND EXCHANGE OF SECURITIES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of Company Common Stock or any capital stock of Merger Sub:

(a) Company Common Stock. Subject to this Article II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares (as defined in

Section 2.1(d)(i)) and any shares to be cancelled in accordance with Section 2.1(b)), shall be converted into the right to receive $25.00 in cash without interest (the “Merger Consideration”), payable upon the surrender of the Certificates (as defined in Section 2.2(b)). From and after the Effective Time, all such shares of Company Common Stock, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a Certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(a). Notwithstanding the foregoing, the Merger Consideration shall be appropriately adjusted to reflect fully the effect of any stock split, reverse split, reclassification, stock dividend, reorganization, recapitalization, consolidation, exchange or other like change with respect to the Company Common Stock occurring (or having a record date) after the date of this Agreement and prior to the Effective Time;

(b) Cancellation of Treasury Stock and Parent-Owned Stock. All shares of Company Common Stock, that are (i) held by the Company as treasury shares or (ii) owned by Parent or any wholly owned Subsidiary (as defined below) of Parent, in each case immediately prior to the Effective Time, shall be cancelled and retired and shall cease to exist, and no securities of Parent or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word “Subsidiary” means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which (A) such party or any other Subsidiary of such party is a general partner, manager or managing member, (B) such party or any Subsidiary of such party owns in excess of a majority of the outstanding equity or voting securities or interests or (C) such party or any Subsidiary of such party has the right to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization; and

(c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (“Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into and become one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and such shares of common stock issued upon conversion of the Merger Sub Common Stock shall represent all of the outstanding shares of the Surviving Corporation.

(d) Shares of Company Common Stock of Dissenting Stockholders.

(i) Notwithstanding any provision of this Agreement to the contrary, all of the shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by holders of Company Common Stock who shall not have voted in favor of the Merger or consented thereto in writing and who shall have demanded properly in writing an appraisal of the “fair value” of such Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall be cancelled and terminated and shall cease to have any rights with respect to Dissenting Shares other than such rights as are granted pursuant to Section 262 of the DGCL, except that all Dissenting Shares held by holders of Company Common Stock who shall have failed to perfect or who effectively shall have withdrawn or lost their rights for an appraisal of such shares under the DGCL shall thereupon be deemed to have been cancelled and terminated, as of the Effective Time, and shall represent solely the right to receive the Merger Consideration as provided in Section 2.1(a), upon surrender in the manner provided in Section 2.2(b), of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

(ii) The Company shall give to Parent prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Section 262 of the DGCL and received by the Company in connection therewith. The Company and Parent shall jointly direct all negotiations and proceedings with respect to demands for payment of fair market value under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any such demands, or offer to settle, or settle, any such demands. Any amount payable to any holder of Company Common Stock exercising appraisal rights shall be paid in accordance with the DGCL solely by the Surviving Corporation out of its own funds.

(e) Stock Options.

(i) At the Effective Time, each outstanding option entitling the holder thereof to purchase shares of Company Common Stock pursuant to the Company Stock Plans, other than the 2004 Employee Plan (each, a “Company Stock Option” or collectively “Company Stock Options”), to the extent not already fully vested and exercisable, shall become fully vested and exercisable immediately prior to consummation of the Merger, but excluding any Company Stock Options held or beneficially owned by Parent or Merger Sub or any other Subsidiary or parent of Parent or Merger Sub, and shall be converted into and shall become the right to receive, in full and complete satisfaction and cancellation thereof, a cash payment per Company Stock Option, without interest, in an amount that shall be determined by multiplying (A) the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Stock Option, by (B) the number of shares of Company Common Stock that are purchasable on exercise of such Company Stock Option prior to the Effective Time but subsequent to any acceleration of vesting provided for in this Section 2.1(e)(i), less any mandatory tax withholdings (the “Option Payment”). At the Effective Time, all outstanding Company Stock Options (including any Company Stock Option for which no payment shall be due hereunder) shall be canceled and be of no further force or effect except for the right to receive the cash Option Payment to the extent provided in this Section 2.1(e). Prior to the Effective Time, the Company and Parent shall take all actions (including, if appropriate, amending the terms of the Company Stock Plans and related option agreements) that are necessary to give effect to the transactions contemplated by this Section 2.1(e).

(ii) Prior to the Effective Time, Parent and the Company shall establish a procedure to effect the cancellation of Company Stock Options in exchange for the Option Payments to which the holders of such Company Stock Options shall be entitled under Section 2.1(e)(i), and, upon cancellation of each such Company Stock Option, Parent shall pay to the holder thereof in cash promptly after Closing but in no event more than ten (10) business days after Closing, the amount of the Option Payment, if any, to which such holder shall be entitled hereunder, without further action on the part of such holder.

(iii) Parent, Merger Sub and the Company hereby acknowledge and agree that the Surviving Corporation shall not assume or continue any Company Stock Options, or substitute any additional options for such Company Stock Options.

Section 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as Paying Agent hereunder (the “Paying Agent”). As soon as practicable after the Effective Time, Parent shall deposit with or for the account of the Paying Agent, for the benefit of the holders of Company Common Stock, an amount of cash sufficient to deliver to the holders of Company Common Stock the Merger Consideration (such cash, being hereinafter referred to as the “Fund”) deliverable pursuant to Section 2.1(a) in exchange for outstanding shares of Company Common Stock. The Paying Agent shall invest the cash included in the Fund in obligations guaranteed by the full faith and credit of the United States of America. All interest earned on such funds shall be paid to Parent.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in no event later than five (5) days thereafter, Parent will instruct the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the “Certificates”) that were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent may reasonably specify that are consistent with the terms of this Agreement), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, after giving effect to any tax withholdings required by applicable Law, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Common Stock will be deemed, from and after the Effective Time, for all corporate purposes, to represent only the right to receive upon surrender the Merger Consideration, in accordance with the terms of this Agreement.

(c) Termination of Fund; No Liability. At any time following the first anniversary of the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to Parent any portion of the Fund (including any interest received with respect thereto) not disbursed to holders of Certificates, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar Law) with respect to the Merger Consideration upon due surrender of their Certificates, without any interest thereon. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law following the passage of time specified therein. If any Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Authority, the Merger Consideration in respect of such Certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

(d) Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any person who was a holder of Company Common Stock immediately prior to the Effective Time such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

(e) No Further Ownership Rights in Company Stock. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to such time. If, after such time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as provided in this Article II; provided, however, that Parent may, in its discretion and as a condition precedent thereof, require the owner of such lost, stolen or destroyed Certificates to deliver an agreement of indemnification in form satisfactory to Parent, or a bond in such sum as Parent may reasonably direct as indemnity against any claim that may be made against Parent or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

Section 2.3 Material Adverse Effect.

(a) The term “Company Material Adverse Effect” means any change, effect or circumstance that (i) is materially adverse to the business, condition (financial or otherwise), operations, performance, properties or prospects of the Company and its Subsidiaries, taken as a whole, or (ii) materially adversely affects the consummation of the transactions contemplated hereby; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will or could be, a Company Material Adverse Effect: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which the Company or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on the Company and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of Parent or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of the Company’s stock, in and of itself, (E) any failure by the Company to meet published revenue or earnings projections, in and of itself, (F) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of the Company’s stockholders arising out of or related to this Agreement or the Merger, or (G) any changes arising out of or resulting from any delay with respect to the receipt by the Company or any of its Subsidiaries of pending regulatory approvals relating to its proposed product offerings of no longer than three months after the date that the Company has informed Parent it expects to obtain such pending regulatory approvals (provided that at all times during such period, such approvals are still pending and can be reasonably expected to be obtained within such period).

(b) The term “Parent Material Adverse Effect” means any change, effect or circumstance that materially adversely affects the consummation of the transactions contemplated hereby; provided, however, that in no event shall any of the following, either alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will or could be, a Parent Material Adverse Effect: (A) any changes resulting from or arising out of general market, economic or political conditions (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (B) any changes resulting from or arising out of general market, economic or political conditions in the industries in which Parent or any of its Subsidiaries conduct business (including any changes arising out of acts of terrorism, or war, weather conditions or other force majeure events), provided that such changes do not have a substantially disproportionate impact on Parent and its Subsidiaries, taken as a whole, (C) any changes resulting from or arising out of actions taken pursuant to (and required by) this Agreement or at the request of the Company or the failure to take any actions due to restrictions set forth in this Agreement, (D) any changes in the price or trading volume of Parent’s stock, in and of itself, (E) any changes or effects arising out of or resulting from any legal claims or other proceedings made by any of Parent’s stockholders arising out of or related to this Agreement or the Merger, or (F) any failure by Parent to meet published revenue or earnings projections, in and of itself.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Except as specifically set forth in the written disclosure schedule prepared by the Company which is dated as of the date of this Agreement and was previously delivered by the Company to Parent in connection herewith (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. A true, complete and correct list of all of the Company’s Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary, the authorized capitalization of each Subsidiary, and the percentage of each Subsidiary’s outstanding capital stock owned by the Company or another Subsidiary or affiliate of the Company, is set forth in Section 3.1 of the Company Disclosure Schedule. Except as set forth in Section 3.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity, excluding securities in any publicly traded company held for investment by the Company and comprising less than one percent of the outstanding stock of such publicly traded company.

Section 3.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a true, complete and correct copy of its Seventh Amended and Restated Certificate of Incorporation, as amended to date (the “Company Charter”), and Second Amended and Restated Bylaws, as amended to date (the “Company Bylaws”), and has furnished to Parent true, complete and correct copies of the charter and bylaws (or equivalent organizational documents), each as amended to date, of each of its Subsidiaries (the “Subsidiary Documents”). The Company Charter, Company Bylaws and the Subsidiary Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or Company Bylaws and the Company’s Subsidiaries are not in violation of any of the provisions of their respective Subsidiary Documents.

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 45,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock (the “Preferred Stock”). As of December 31, 2006, (i) 28,888,487 shares of Company Common Stock are issued and outstanding; (ii) 86,151 shares of Company Common Stock are reserved for issuance upon exercise of awards granted pursuant to the Company’s Amended and Restated Stock Option Plan (the “Plan”); (iii) 3,587,257 shares of Company Common Stock are reserved for issuance upon exercise of awards granted pursuant to the Company’s 2000 Stock Incentive Plan (the “2000 Incentive Plan”); (iv) 156,075 shares of Company Common Stock are reserved for issuance upon exercise of awards granted pursuant to the Company’s 2000 Executive Option Plan (the “2000 Option Plan”); (v) 5,580,027 shares of Company Common Stock are reserved for issuance upon exercise of awards granted pursuant to the Company’s Amended and Restated 2004 Stock Incentive Plan (the “2004 Incentive Plan”); (vi) 530,812 shares of the Company Common Stock are reserved for issuance upon exercise of awards granted pursuant to the Company’s 2004 Employee Stock Purchase Plan (the “2004 Employee Plan” and, together with the Plan, the 2000 Incentive Plan, the 2000 Option Plan and the 2004 Incentive Plan, the “Company Stock Plans”); (vii) no shares of Company Common Stock are issued and held in the treasury of the Company; (viii) no shares of Preferred Stock are issued and outstanding. The Company has not authorized the issuance of any rights representing a right to purchase shares of preferred stock and the Company has not entered into a stockholder rights plan or similar agreement that could have a dilutive effect on certain stockholders. Between December 31, 2006 and the date of this Agreement, the Company has not issued any securities (including derivative securities) except for shares of Company Common Stock issued upon exercise of stock options outstanding.

(b) Section 3.3(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all persons who, as of December 31, 2006 held outstanding awards to acquire shares of Company Common Stock (the “Company Stock Options”) under the Company Stock Plans, indicating, with respect to each Company Stock Option then outstanding, the type of awards granted, whether an award was an incentive stock option, the number of shares of Company Common Stock subject to such Company Stock Option, the relationship of the holder of such Company Stock Option to the Company, the name of the plan under which such Company Stock Option was granted and the exercise price, date of grant, vesting schedule and expiration date thereof, including the extent to which any vesting had occurred as of the date of this Agreement and whether (and to what extent) the vesting of such Company Stock Option will be accelerated in any way by the consummation of the transactions contemplated by this Agreement or by the termination of employment or engagement or change in position of any holder thereof following or in connection with the consummation of the Merger. The Company has delivered to Parent true, complete and correct copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options. Each grant of Company Stock Options was validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable legal requirements and recorded on the Company’s financial statements in accordance with GAAP consistently applied, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. Each Company Stock Option that is an incentive stock option had, on the date of grant, an exercise price of no less than the fair market value of the shares of Company Common Stock subject to such Company Stock Option.

(c) Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Company Disclosure Schedule, no capital stock of the Company or any of its Subsidiaries or any security convertible or exchangeable into or exercisable for such capital stock, is issued, reserved for issuance or outstanding as of the date of this Agreement. Except as described in Section 3.3(a) of this Agreement or as set forth in Section 3.3(b) of the Company Disclosure Schedule, there are no options, preemptive rights, warrants, calls, rights, commitments, agreements, arrangements or understandings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend or accelerate the vesting of or enter into any such option, warrant, call, right, commitment, agreement, arrangement or understanding. There are no stockholder agreements, voting trusts, proxies or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of capital stock of the Company or any of its Subsidiaries. There are no rights or obligations, contingent or otherwise (including rights of first refusal in favor of the Company), of the Company or any of its Subsidiaries, to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity. There are no registration rights or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party, or by which it or they are bound, obligating the Company or any of its Subsidiaries with respect to any shares of Company Common Stock or shares of capital stock of any such Subsidiary.

(d) All outstanding shares of the Company’s capital stock are, and all shares of Company Common Stock reserved for issuance as specified above shall be, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, pre-emptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter or the Company Bylaws or any agreement to which the Company is a party or otherwise bound. None of the outstanding shares of Company Common Stock have been issued in violation of any federal or state securities Laws. All of the outstanding shares of capital stock of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares (other than directors’ qualifying shares in the case of foreign Subsidiaries) are owned by the Company or a Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever (collectively, “Liens”). There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company or any of its Subsidiaries.

(e) The Company Common Stock constitutes the only class of securities of the Company or its Subsidiaries registered or required to be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Section 3.4 Authority Relative to this Agreement; Stockholder Approval.

(a) Subject only to the approval of the stockholders of the Company as described below, the Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company (the “Company Board”). As of the date of this Agreement, the Company Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of the Company and has recommended that the stockholders of the Company adopt this Agreement and approve the Merger (the “Voting Proposal”). The action taken by the Company Board constitutes approval of the Merger and the other transactions contemplated hereby by the Company Board under the provisions of Section 203 of the DGCL such that Section 203 of the DGCL does not apply to this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company, and (assuming due authorization, execution and delivery by Parent and Merger Sub) this Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) Except for the approval of the Voting Proposal by the affirmative vote of the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote at a meeting of the stockholders of the Company to consider the Voting Proposal (the “Stockholders Meeting”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement and to consummate the transactions contemplated hereby.

Section 3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance by the Company of its agreements and obligations under this Agreement will not, (i) conflict with or violate the Company Charter or Company Bylaws or any Subsidiary Documents, (ii) in any material respect, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties is bound or affected, (iii) except as set forth in Section 3.5(a) of the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default), or impair the Company’s or any of its Subsidiaries’ rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, payment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of the Company or any of its Subsidiaries or any of their respective assets or properties, other than rights to acquire Company Common Stock pursuant to outstanding stock options.

(b) The execution and delivery by the Company of this Agreement do not, the execution and delivery by the Company of any instrument required hereby to be executed and delivered by the Company at the Closing will not, and the performance of its agreements and obligations under this Agreement by the Company will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any court, arbitrational tribunal, administrative or regulatory agency or commission or other governmental authority or instrumentality (whether domestic or foreign, a “Governmental Entity”), except (i) as may be required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) as may be required under any foreign antitrust or competition Law, including Council Regulation No. 4064/89 of the European Community, as amended (the “EC Merger Regulation”), (iii) the filing of the Proxy Statement (as defined in Section 6.3) with the Securities and Exchange Commission (“SEC”) under the Exchange Act, (iv) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings, and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (v) the filing of the Certificate of Merger or other documents as required by the DGCL and (vi) such other consents, approvals, orders, registrations, declarations, permits, filings and notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Compliance; Permits.

(a) The Company and its Subsidiaries are and have been in material compliance with and are not in material default or violation of (and have not received any notice of material non-compliance, default or violation with respect to) any Law applicable to the Company or any of its Subsidiaries or by which any of their respective properties is bound or affected (including, without limitation, federal or state criminal or civil health care Laws and the regulations promulgated pursuant to such Laws and Laws relating to unlawful practice of medicine or other professionally licensed activities), and to the Knowledge of the Company there has been no such non-compliance, default or violation thereunder.

(b) The Company and its Subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, authorizations, registrations, orders and other approvals from Governmental Entities (including any authorizations required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”) and any regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder) that are material to the operation of the business of the Company and its Subsidiaries taken as a whole as currently conducted (collectively, the “Permits”). The Permits are in full force and effect, have not been violated in any material respect and, to the Company’s Knowledge, no suspension, revocation or cancellation thereof has been threatened, and there is no action, proceeding or investigation pending or, to the Company’s Knowledge, threatened, seeking the suspension, revocation or cancellation of any Permits. No Permit shall cease to be effective as a result of the consummation of the transactions contemplated by this Agreement other than as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by the Company with the SEC (collectively, the “SEC Reports”). The SEC Reports, including all forms, reports and documents filed by the Company with the SEC after the date hereof and prior to the Effective Time, (i) were and, in the case of SEC Reports filed after the date hereof, will be, prepared in all material respects in accordance with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), and in the case of such forms, reports and documents filed by the Company with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated in such SEC Reports or necessary in order to make the statements in such SEC Reports, in light of the circumstances under which they were and will be made, not misleading. None of the Subsidiaries of the Company is required to file any forms, reports, schedules, statements or other documents with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules), contained in the SEC Reports, including any SEC Reports filed after the date of this Agreement and prior to the Effective Time, complied or will comply, as of its respective date, in all material respects with all applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly presented in all material respects or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except as otherwise explained therein and except that any unaudited interim financial statements are subject to normal and recurring year-end adjustments which have not been and are not expected to be material in amount, individually or in the aggregate. The audited balance sheet contained in the SEC Report on Form 10-K for the fiscal year ended December 31, 2005 is referred to herein as the “Balance Sheet.”

(c) The chief executive officer and chief financial officer of the Company have made all certifications required by, and would be able to make such certifications as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to, Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct, and the Company is otherwise in compliance with all applicable effective provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ Global Market.

Section 3.8 Disclosure Controls and Procedures. Since December 31, 2005 the Company and each of its Subsidiaries has had in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits to the SEC under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports. The Company maintains internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as set forth in Section 3.8 of the Company Disclosure Schedule, none of the Company’s or its Subsidiaries’ respective records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants.

Section 3.9 Absence of Certain Changes or Events. Since the date of the Balance Sheet and except as disclosed in the SEC Reports filed prior to the date of this Agreement, the Company has conducted its business in the ordinary course of business consistent with past practice and, since the date of the Balance Sheet, there has not occurred: (i) any Company Material Adverse Effect; (ii) any amendments to or changes in the Company Charter, Company Bylaws or Subsidiary Documents; (iii) any material damage to, destruction or loss of any asset of the Company or any of its Subsidiaries (whether or not covered by insurance) that could reasonably be expected to have, individually or in aggregate, a Company Material Adverse Effect; (iv) any change by the Company in its accounting methods, principles or practices other than as required by GAAP or applicable Law; (v) any revaluation by the Company of any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice, in terms of both frequency and amount, and in any event in excess of $500,000; (vi) any sale of a material amount of assets (tangible or intangible) of the Company or any of its Subsidiaries; (vii) any recalls, field notifications, field corrections or safety alerts material to the operations of the Company or reportable to the FDA, or product complaints material to the operations of the Company, with respect to products manufactured by or on behalf of the Company or any of its Subsidiaries; (viii) abandoning, permitting to lapse, or otherwise disposing of material Intellectual Property; or (ix) any other action or event that would have required the consent of Parent pursuant to Section 5.1 had such action or event occurred after the date of this Agreement.

Section 3.10 No Undisclosed Liabilities.

(a) Except as reflected in the Balance Sheet or the SEC Reports, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise) which are required by GAAP to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, other than (i) any liabilities and obligations incurred since the date of the Balance Sheet in the ordinary course of business consistent with past practice, (ii) any liabilities or obligations incurred in connection with the transactions contemplated by this Agreement and (iii) liabilities that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar contract (including any contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand) where the purpose or intended effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

Section 3.11 Absence of Litigation; Investigations. Except as disclosed in the SEC Reports filed and publicly available on the SEC’s EDGAR database prior to the date of this Agreement (the “Filed SEC Documents”) or in Section 3.11 of the Company Disclosure Schedule, there are no material claims, actions, suits, proceedings, governmental investigations, inquiries or subpoenas (other than arising from or relating to the Merger or any of the other transactions contemplated by this Agreement), (a) pending against the Company or any of its Subsidiaries or any of their respective properties or assets, (b) to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, or any of their respective properties or assets or (c) whether filed or threatened, that have been settled or compromised by the Company or any Subsidiary within the three (3) years prior to the date of this Agreement and at the time of such settlement or compromise were material. Neither the Company nor any Subsidiary of the Company is subject to any outstanding order, writ, injunction or decree that would reasonably be expected to be material or would reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. There has not been nor are there currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self-dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues.

Section 3.12 Agreements, Contracts and Commitments.

(a) All of the Material Contracts (as defined below) that are required to be described in the SEC Reports (or to be filed as exhibits thereto) are so described or filed and are in full force and effect. Section 3.12(a) of the Company Disclosure Schedule contains a complete and accurate list of, and true and complete copies have been delivered or made available to Parent with respect to, all Material Contracts in effect as of the date hereof other than the Material Contracts which are listed as an exhibit to the Company’s most recent annual report on Form 10-K or a subsequent quarterly report on Form 10-Q. “Material Contracts” shall mean any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their Assets are bound, and which either (i) has a remaining term of more than one year from the date hereof and (A) cannot be unilaterally terminated by the Company at any time, without material penalty, within thirty (30) days of providing notice of termination, and (B) involves the payment or receipt of money in excess of $500,000 during its remaining term, (ii) involves the payment or receipt of money in excess of $500,000 during the remaining term of such instrument or (iii) contains covenants limiting the freedom of the Company or any of its Subsidiaries to sell any products or services of or to any other person, engage in any line of business or compete with any person or operate at any location.

(b) As of the date of this Agreement, (i) there is no breach or violation of or default by the Company or any of its Subsidiaries under any of the Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a Lien, prepayment or acceleration under any of the Material Contracts, which breach, violation or default referred to in clauses (i) or (ii), individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.13 Employee Benefit Plans, Options and Employment Agreements.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Employee Benefit Plans maintained, or contributed to by the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates or to which the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates is obligated to contribute, or under which any of them has or may have any liability for premiums or benefits (collectively, the “Company Employee Plans”). For purposes of this Agreement, the following terms shall have the following meanings: (i) “Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving material compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of fringe benefits, perquisites, incentive compensation or post-retirement compensation and all employment, change in control, severance or similar agreements, written or otherwise, for the benefit of, or relating to, any current or former employee, officer or director of the Company or any of its Subsidiaries, as applicable, or any ERISA Affiliate; (ii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; and (iii) “ERISA Affiliate” means any entity which is, or at any applicable time was, a member of (A) a controlled group of corporations (as defined in Section 414(b) of the Code), (B) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (C) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or a Subsidiary.

(b) With respect to each Company Employee Plan, the Company has delivered to Parent complete and accurate copies of (i) such Company Employee Plan (or a written summary of any unwritten plan) together with all amendments, (ii) in the case of any plan for which Forms 5500 are required to be filed, the most recent annual report (Form 5500) with schedules attached, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination letter from the Internal Revenue Service, (iv) each trust agreement, group annuity contract, administration and similar material agreements, investment management or investment advisory agreements, (v) the most recent summary plan descriptions and employee handbook, or other similar material employee communications relating to employee benefits matters, (vi) all personnel, payroll and employment manuals and policies, and (vii) the most recent financial statements for each Company Employee Plan that is funded.

(c) Each Company Employee Plan has been administered in all material respects in accordance with ERISA, the Code and all other applicable Laws and the regulations thereunder and in accordance with its terms and each of the Company, the Company’s Subsidiaries and their respective ERISA Affiliates have in all material respects met their obligations with respect to each Company Employee Plan and have timely made (or timely will make) all required contributions thereto. All filings and reports as to each Company Employee Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been timely submitted. With respect to the Company Employee Plans, no event has occurred, and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company, any of its Subsidiaries or any plan participant could be subject to any material tax, fine, lien, penalty or liability under ERISA, the Code or any other applicable Law, nor will the negotiation or consummation of the transactions contemplated by this Agreement give rise to any such material liability.

(d) With respect to the Company Employee Plans, there are no material benefit obligations for which contributions have not been made or properly accrued and there are no benefit obligations which have not been accounted for by reserves, or otherwise properly footnoted in accordance with the requirements of GAAP, on the financial statements of the Company. The assets of each Company Employee Plan which is funded are reported at their fair market value on the books and records of such Employee Benefit Plan.

(e) No Company Employee Plan has assets that include securities issued by the Company, any of the Company’s Subsidiaries or any of their ERISA Affiliates.

(f) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code (each, a “Qualified Plan”) have received determination, opinion or advisory letters from the Internal Revenue Service to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or the Company has remaining a period of time under applicable U.S. Department of the Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and to make any amendments necessary to obtain a favorable determination as to the qualified status of each such Qualified Plan. To the Company’s Knowledge, no such determination, opinion or advisory letter has been revoked and revocation has not been threatened, and no such Employee Benefit Plan has been amended or operated since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would reasonably be expected to adversely affect its qualification or materially increase its cost. There has been no termination, partial termination or discontinuance of contributions to any Qualified Plan that will result in material liability to the Company. Each Company Employee Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies in all material respects the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code, as the case may be, for each plan year ending prior to the Closing Date for which testing is required to be completed.

(g) Neither the Company, any of the Company’s Subsidiaries nor any of their respective ERISA Affiliates has (i) ever maintained a Company Employee Plan which was ever subject to Section 412 of the Code or Title IV of ERISA or (ii) ever been obligated to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). No Company Employee Plan is funded by, associated with or related to a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(h) To the extent permitted by applicable Law, each Company Employee Plan is amendable and terminable unilaterally by the Company and any of the Company’s Subsidiaries party thereto or covered thereby at any time without material liability to the Company or any of its Subsidiaries as a result thereof, other than for benefits accrued as of the date of such amendment or termination and routine administrative costs.

(i) Other than as required under Section 601 et seq. of ERISA, none of the Company Employee Plans promises or provides health or other welfare benefits (excluding normal claims for benefits under the Company’s group life insurance, accidental death and dismemberment insurance and disability plans and policies) or coverage to any person following retirement or other termination of employment.

(j) There is no action, suit, proceeding, claim, arbitration, audit or investigation pending or, to the Company’s Knowledge, threatened, with respect to any Company Employee Plan, other than claims for benefits in the ordinary course. No Company Employee Plan is or within the last three calendar years has been the subject of, or has received notice that it is the subject of, examination by a government agency or a participant in a government sponsored amnesty, voluntary compliance or similar program.

(k) To the Company’s Knowledge, each individual who has received compensation for the performance of services on behalf of the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates has been properly classified as an employee or independent contractor in accordance with applicable Law.

(l) Each Company Employee Plan maintained or covering employees outside the United States, and the books and records thereof, is in material compliance with all applicable Laws of each applicable jurisdiction. Section 3.13(l) of the Company Disclosure Schedule lists each country in which the Company or any of its Subsidiaries or affiliates has operations and the number of employees in each such country.

(m) Section 3.13(m) of the Company Disclosure Schedule sets forth a true, complete and correct list of (i) all employment agreements with employees of the Company or any of its Subsidiaries; (ii) all employees or former employees of the Company or any of its Subsidiaries who have executed a non-competition agreement with the Company or any of its Subsidiaries; (iii) all severance agreements, programs and policies of the Company or any of its Subsidiaries with or relating to its employees, excluding programs and policies required to be maintained by Law; and (iv) all plans, programs, agreements and other arrangements of the Company or any of its Subsidiaries pursuant to which payments (or acceleration of benefits or vesting of options or lapse of repurchase rights) may be required upon, or may become payable directly or indirectly as a result of or in connection with, the negotiation or consummation of the transactions contemplated by, or the execution of, this Agreement. True, complete and correct copies of each of the foregoing agreements to which any employee of the Company is a party have been made available to Parent.

(n) All contributions required to be made with respect to any Company Employee Plan on or prior to the Effective Time have been or will be timely made or are reflected on the Balance Sheet. There are no pending, or, to the Company’s Knowledge, threatened or reasonably anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Company Employee Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(o) Except as set forth as Section 3.13(o) of the Company Disclosure Schedule, the negotiation or consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Subsidiary of the Company to severance pay, or any other payment from the Company or any of its Subsidiaries or (ii) accelerate the time of payment or vesting, a lapse of repurchase rights or increase the amount of compensation due any such employee or officer. There is no Company Employee Plan or other contract, agreement, plan or arrangement that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G (determined without regard to Section 280G(b)(4) of the Code) or 162(m) of the Code.

(p) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1. No Company Employee Plan that is a “nonqualified deferred compensation plan” has been materially modified (as determined under Notice 2005-1) after October 3, 2004. No award granted under any of the Company Stock Plans is subject to Section 409A of the Code.

Section 3.14 Labor Matters.

(a) The Company and each of its Subsidiaries are and have been in compliance in all material respects with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance. Neither the Company nor any of its Subsidiaries is delinquent in payments to any current or former employees for any services or amounts required to be reimbursed or otherwise paid. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any order, writ, judgment, injunction, decree, stipulation, determination or award relating to employees or employment practices entered by or with any Governmental Entity.

(b) All personnel policies, rules and procedures applicable to employees of the Company and/or any of its Subsidiaries are in writing. There are no written personnel manuals, handbooks, policies, rules or procedures applicable to employees of the Company and/or any of its Subsidiaries, other than those set forth in Section 3.14(b) of the Company Disclosure Schedule, true and complete copies of which have heretofore been provided to Parent.

(c) Neither the Company nor any of its Subsidiaries has received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration proceedings against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employees, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d) The Company and each of its Subsidiaries has good labor relations, and the Company, each of its Subsidiaries, and their respective employees, agents or representatives have not committed any material unfair labor practice as defined in the National Labor Relations Act. Neither the Company nor any of its Subsidiaries is a party to, bound by or subject to (and none of the Company’s and/or any of its Subsidiaries’ properties or assets is bound by or subject to) any labor agreement, collective bargaining agreement, work rules or practices, or any other labor-related agreements or arrangements with any labor union, labor organization, trade union or works council. There are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company and/or any of its Subsidiaries, and no employees of the Company and/or any of its Subsidiaries are represented by any labor union, labor organization, trade union or works council with respect to their employment with the Company and/or any of its Subsidiaries.

(e) To the Company’s Knowledge, there are no current labor union organizing activities with respect to any employees of the Company and/or any of its Subsidiaries. No labor union, labor organization, trade union, works council, or group of employees of the Company and/or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the Company’s Knowledge, there are no labor disputes, strikes, slowdowns, work stoppages, lockouts, or threats thereof, against or affecting the Company or any of its Subsidiaries, nor has there been any of the foregoing during the 5-year period before the date of this Agreement.

(f) No employee of the Company or any of its Subsidiaries (i) to the Company’s Knowledge is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any of its Subsidiaries because of the nature of the business conducted or presently proposed to be conducted by the Company or any of its Subsidiaries or relating to the use of trade secrets or proprietary information of others, or (ii) in the case of any key employee or group of key employees, has given notice as of the date of this Agreement to the Company or any of its Subsidiaries that such employee or any employee in a group of key employees intends to terminate his or her employment with the Company or any of its Subsidiaries, whether on account of the transactions contemplated by this Agreement or for any other reason.

(g) The Company and each of its Subsidiaries are and have been in compliance with all notice and other requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), and any similar foreign, state or local Law relating to plant closings and layoffs. Neither the Company nor any of its Subsidiaries is currently engaged in any layoffs or employment terminations sufficient in number to trigger application of the WARN Act or any similar state, local or foreign Law. Section 3.14(g) of the Company Disclosure Schedule contains a true and complete list of the names and the sites of employment or facilities of those individuals who suffered an “employment loss” (as defined in the WARN Act) at any site of employment or facility of the Company or any of its Subsidiaries during the 90-day period prior to the date of this Agreement. Section 3.14(g) of the Company Disclosure Schedule shall be updated immediately prior to the Closing with respect to the 90-day period prior to the Closing.

(h) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with any other event, result in any material breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company and/or any of its Subsidiaries is a party.

Section 3.15 Properties; Encumbrances.

(a) Each of the Company and each of its Subsidiaries has good and valid title to, or a valid leasehold interest in, all the properties and assets which it purports to own or lease (real, tangible, personal and mixed), including all the properties and assets reflected in the Balance Sheet (except for personal property sold since the date of the Balance Sheet in the ordinary course of business consistent with past practice). All properties and assets reflected in the Balance Sheet are free and clear of all Liens, except for Liens reflected on the Balance Sheet and Liens for current taxes not yet due and other Liens that do not materially detract from the value or impair the use of the property or assets subject thereto.

(b) Section 3.15(b) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property owned by the Company and each of its Subsidiaries (collectively, the “Owned Real Property”) and the location of such premises.

(c) Section 3.15(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of all real property leased, subleased or licensed by the Company and each of its Subsidiaries (collectively, the “Leased Real Property”) and the location of such real property. True, complete and correct copies of all real property leases, licenses or other occupancy agreements (together with all amendments to each of the foregoing) to which the Company or any of its Subsidiaries is a party (collectively, the “Real Property Leases”) have been delivered to or made available to Parent. Section 3.15(c) of the Company Disclosure Schedule lists all Real Property Leases.

(d) As of the date of this Agreement, the Owned Real Property and the Leased Real Property constitute all of the real property used by the Company and each of its Subsidiaries in the operation of the business of the Company and each of its Subsidiaries, and such Owned Real Property and Leased Real Property taken together are sufficient for the conduct of the business of the Company and each of its Subsidiaries as currently conducted.

(e) Except as set forth in Section 3.15(e) of the Company Disclosure Schedule, no person other than the Company and its applicable Subsidiaries has any right (whether by lease, sublease, license or otherwise) to use or occupy all or any portion of the Owned Real Property or the Leased Real Property.

(f) True, complete and correct copies of all title policies and surveys in the possession or control of Company or any of its Subsidiaries relating to the Owned Real Property and the Leased Real Property have been delivered to or made available to Parent.

(g) To the Company’s Knowledge, as of the date of this Agreement, (i) there are no eminent domain, condemnation or other similar actions or proceedings pending or threatened with respect to any of the Owned Real Property or the Leased Real Property by any Governmental Entity having jurisdiction over any such real properties, and (ii) as currently operated and maintained, each of the Owned Real Properties and each of the Leased Real Properties is in compliance in all material respects with all federal, state and local Laws applicable to each such real property.

(h) As of the date of this Agreement, (i) all Real Property Leases are in full force and effect; (ii) there is no material breach, violation or default by the Company or any of its Subsidiaries under any of the Real Property Leases except such breaches, violations and defaults as have been waived in writing; (iii) no event has occurred with respect to the Company or any of its Subsidiaries which, with notice or lapse of time or both, would constitute a material breach, violation or default under any of the Real Property Leases; and (iv) to the Company’s Knowledge, there are no breaches, defaults or violations of any material obligations of the landlord under any Real Property Lease.

Section 3.16 Taxes.

(a) For purposes of this Agreement, “Tax” or “Taxes” shall mean taxes, fees, assessments, liabilities, levies, duties, tariffs, imposts and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, or any agency or subdivision thereof, including (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, fines, additional taxes and additions to tax imposed with respect thereto; and “Tax Returns” shall mean returns, reports and information statements with respect to Taxes required to be filed with a taxing authority, domestic or foreign, including, consolidated, combined or unitary tax returns and any amendments to any of the foregoing.

(b) The Company and each of its Subsidiaries have duly filed with the appropriate taxing authorities all material Tax Returns required to be filed by them, and all such Tax Returns were true, complete and correct in all material respects. All material Taxes required to be paid by the Company and each of its Subsidiaries have been timely paid. There are no Tax Liens on any assets of the Company or any Subsidiary thereof other than liens relating to Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has granted any outstanding waiver of any statute of limitations with respect to, or any outstanding extension of a period for the assessment of, any Tax. The accruals and reserves for Taxes (exclusive of any accruals for “deferred taxes” or similar items that reflect timing differences between tax and financial accounting principles) reflected in the Balance Sheet are adequate to cover all Taxes accruable through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with GAAP applied on a consistent basis with the Balance Sheet. All liabilities for Taxes attributable to the period commencing on the date following the date of the Balance Sheet were incurred in the ordinary course of business and are consistent in type and amount with Taxes attributable to similar prior periods.

(c) The Company and each of its Subsidiaries have timely withheld with respect to its employees all federal and state Taxes required to be withheld. Neither the Company nor any of its Subsidiaries has received any notice of any material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written notice of any audit examination, deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to or bound by any tax indemnity, tax sharing or tax allocation agreements with any entity other than the Company or any Company Subsidiary. Except for the group of which the Company and its Subsidiaries are now currently members, neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. The Company nor any of its Subsidiaries is liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor, by contract or otherwise.

(d) The Company made available to Parent complete and correct copies of all income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries with respect to all taxable years for which the statutes of limitation have not expired.

(e) None of the assets of the Company or any of its Subsidiaries: (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Code; (ii) is “tax-exempt use of property” within the meaning of Section 168(h) of the Code; or (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code.

(f) Neither the Company nor any of its Subsidiaries has agreed nor is it required to make any material adjustment under Section 481 of the Code by reason of a change in accounting method or otherwise prior to the Effective Time.

(g) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Merger.

(i) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any tax shelter arrangement as described in Internal Revenue Service final regulations (T.D. 9046).

(j) The Company and each of its Subsidiaries have complied in all material respects with Section 482 of the Code and any similar state, local, or foreign transfer tax laws.

Section 3.17 Environmental Matters. Except as set forth in Section 3.17 of the Company Disclosure Schedule or except as disclosed in the SEC Reports, (a) the Company and its Subsidiaries are in compliance in all material respects with federal, state, local and foreign Laws and regulations relating to pollution, protection or preservation of human health or the environment, including, without limitation, Laws and regulations relating to emissions, discharges, releases or threatened releases of toxic or hazardous substances, materials or wastes, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, or lead or lead-based paints or materials (“Materials of Environmental Concern”), or otherwise relating to the generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon (collectively, “Environmental Laws”), and including, but not limited to, compliance with any Permits or other governmental authorizations or the terms and conditions thereof, and, notwithstanding any of the foregoing, neither the Company nor any of its Subsidiaries manufactures, sells, distributes or otherwise uses any product in the State of California which requires a warning mandated by the California Safe Drinking Water and Toxic Enforcement Act of 1986, as amended; (b) neither the Company nor any of its Subsidiaries has received any communication or notice, whether from a governmental authority or otherwise, alleging any violation of or noncompliance with any Environmental Laws by any of the Company or its Subsidiaries or for which the any of them is responsible, and there is no pending or to the Company’s Knowledge threatened claim, action, investigation or notice by any person or entity alleging potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or its Subsidiaries, now or in the past, or (ii) any violation, or alleged violation, of any Environmental Law (collectively, “Environmental Claims”), except where such Environmental Claims would not reasonably be expected to have a Company Material Adverse Effect or otherwise require disclosure in the SEC Reports; and (c) there are no past or present facts or circumstances that could reasonably be expected to form the basis of any Environmental Claim against the Company or its Subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or its Subsidiaries have retained or assumed either contractually or by operation of Law, except where such Environmental Claim, if made, would not have a Company Material Adverse Effect or otherwise require disclosure in the SEC Reports. Notwithstanding the foregoing, the Company and its Subsidiaries are in material compliance with all laws, regulations, directives and requirements relating to or governing (including obtaining any necessary governmental approvals, authorizations and permits) the importation, use, distribution and disposal of any Company Products within any member state of the European Union (and including without limitation any states, wherever located, that are not members of the European Union but have announced their intention to abide by the following Directives), including but not limited to, the Directive 2002/95/EC of the European Parliament and of the Council of 27 January 2003 on the Restriction of the Use of Certain Hazardous Substances in Electrical and Electronic Equipment, as amended, and the Directive 2002/96/EC of the European Parliament and of the Council of 27 January 2003 on Waste Electrical and Electronic Equipment, as amended. The Company has provided to Parent and Merger Sub all assessments, reports, data, results of investigations or audits, and other information that is in the possession of or reasonably available to the Company regarding environmental matters pertaining to or the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company or its Subsidiaries with any Environmental Laws.

Section 3.18 Intellectual Property.

(a) Section 3.18(a) of the Company Disclosure Schedule sets forth as of the date hereof a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications; (ii) trademark registrations (“Marks”) and pending trademark applications; (iii) copyright registrations, pending copyright applications and material unregistered trademarks; (iv) internet domain registrations; and (v) software relating to the operation of the Company’s products, in each case which is owned or purported to be owned by the Company and used or held for use in the conduct of the business of the Company or any of its Subsidiaries as of the date of this Agreement (collectively the “Company Intellectual Property”). The Company or one of its Subsidiaries is the sole and exclusive beneficial and record owner of all of the Company Intellectual Property set forth in Section 3.18(a), and all such Company Intellectual Property is subsisting, valid, and enforceable.

(b) All of the issued patents disclosed in Section 3.18(a)(i) of the Company Disclosure Schedule are currently in compliance with formal legal requirements (including payment of filing, examination, and maintenance fees and proofs of working or use), to the Company’s Knowledge are valid and enforceable. No such patent has been or is now involved in any interference, reissue, reexamination or opposition proceeding. To the Knowledge of the Company or any of its Subsidiaries, there is no potentially interfering patent or patent application of any third party.

(c) To the Company’s Knowledge, all Marks disclosed in Section 3.18(a)(ii) that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable. No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to the Knowledge of the Company or any of its Subsidiaries, no such action is threatened with respect to any of the Marks.

(d) No Mark is infringed or, to the Knowledge of the Company or any of its Subsidiaries, has been challenged or threatened in any way. None of the Marks used by the Company or any of its Subsidiaries infringes or is alleged to infringe any registered or unregistered trade name, trademark, or service mark of any third party. To the Knowledge of the Company or any of its Subsidiaries, there is no potentially interfering trademark or trademark application of any third party.

(e) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

(f) Section 3.18(f) of the Company Disclosure Schedule sets forth a true, correct, and complete list of all licenses, sublicenses, covenants not to sue and other agreements to which the Company or any of its Subsidiaries is a party or otherwise bound (i) obtaining any right to use any Intellectual Property (other than contracts granting rights to use readily available commercial software that is generally available on nondiscriminatory pricing terms and having an acquisition price of less than $100,000 in the aggregate for all such related agreements) (“Inbound Intellectual Property Licenses”); (ii) granting or otherwise permitting any other person to use any Company Intellectual Property (“Outbound Intellectual Property Licenses”); or (iii) restricting the Company’s or any of its Subsidiary’s rights, or permitting other persons, to use or register any Intellectual Property (collectively, the “Intellectual Property Contracts”). To the Company’s Knowledge, each Intellectual Property Contract is valid, binding upon, and enforceable by or against the parties thereto in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(g) Section 3.18(g) of the Company Disclosure Schedule sets forth, as of the date hereof a true, complete and correct list of all U.S. and foreign (i) patents and pending patent applications; (ii) trademark registrations and pending trademark applications; (iii) copyright registrations, pending copyright applications and material unregistered trademarks; (iv) internet domain registrations; and (v) material software relating to the operation of the Company’s products, in each case for which rights have been obtained through the agreements of Section 3.18(f) (together “Licensed Intellectual Property”), along with the identity of the agreement through which those rights were obtained and the entity from which those rights were obtained and whether those rights are exclusively licensed to the Company or the applicable Subsidiary.

(h) The Company or one or more of its Subsidiaries owns, or has a valid right to use, free and clear of all liens or encumbrances, all of the Intellectual Property that is used in the business of the Company and its Subsidiaries as currently conducted.

(i) Except as set forth in Section 3.18(i) of the Company Disclosure Schedule, there is no pending or, to the Company’s Knowledge, threatened (and at no time within the three (3) years prior to the date of this Agreement has there been pending any) material suit, arbitration or other adversarial proceeding before any court, government agency or arbitral tribunal or in any jurisdiction alleging that any activities or conduct of the Company’s or any of its Subsidiaries’ business infringes or will infringe upon, violate or constitute the unauthorized use of the Intellectual Property rights of any third party or challenging the ownership, validity, enforceability or registerability of any Intellectual Property owned by the Company or any of its Subsidiaries. The Company is not party to any settlements, covenants not to sue, consents, decrees, stipulations, judgments, or orders resulting from suits, actions or similar legal proceedings which (i) restrict the Company’s or any of its Subsidiaries’ rights to use any Intellectual Property owned by and material to the business of the Company or any of its Subsidiaries as currently conducted, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries as currently conducted in order to accommodate any third party’s Intellectual Property rights, or (iii) permit third parties to use any Intellectual Property owned by the business of the Company or any of its Subsidiaries as currently conducted.

(j) To the Knowledge of the Company, the Company’s and its Subsidiaries’ business and operations as currently conducted do not infringe upon, violate or constitute the unauthorized use of any Intellectual Property rights owned by any third party. There has been no such claim asserted or threatened in the past three (3) years against the Company or any of its Subsidiaries or, to the Knowledge of the Company or its Subsidiaries, any other person.

(k) All former and current employees of the Company and each Subsidiary have executed written agreements that assign to the Company and applicable Subsidiary all rights to any inventions, improvements, discoveries, or information relating to the business of the Company or its Subsidiaries. To the Company’s Knowledge, no employee of the Company or any Subsidiary has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than the Company or its Subsidiaries. All products made, used, or sold under the Patents have been marked with the proper patent notice.

(l) The Company and any applicable Subsidiary has secured, directly or through a chain of title, valid written assignments from all consultants, employees and third parties who contributed to the creation or development of all other Intellectual Property for the Company or any of its Subsidiaries (“Inventors”), of the rights to such contributions that the Company or any Subsidiary does not already own by operation of law, pursuant to which the Company is the sole owner of all such contributions and consequently the sole owner of all rights therein. The Inventors have not made any filings for or asserted to the Company that they intend to secure rights or, to the Knowledge of the Company or any of its Subsidiaries, otherwise taken any steps to secure or acquire any rights to Intellectual Property inconsistent with the assignments referred to above in this Section 3.18(l). No Inventor, nor any person involved with the Intellectual Property on behalf of the Company or other owner of the Intellectual Property, has challenged or, to the Knowledge of the Company, threatened to challenge, the validity or enforceability of the Intellectual Property or the Licensed Intellectual Property.

(m) To the Company’s Knowledge, the Licensed Intellectual Property listed in Section 3.18(g) of the Company Disclosure Schedule is owned by a valid chain of title by the entity which granted the licensed rights to the Company or the applicable Subsidiary, or the entity which granted the licensed rights otherwise had sufficient rights to grant those licensed rights to the Company or the applicable Subsidiary. To the Company’s Knowledge, no inventor or other person involved with the Licensed Intellectual Property has challenged or, to the Knowledge of the Company, threatened to challenge, the validity or enforceability of the Licensed Intellectual Property.

(n) The Company and its Subsidiaries have taken reasonable measures to protect the proprietary nature of the Intellectual Property owned by the Company or such Subsidiary that is material to the business of the Company and its Subsidiaries as currently conducted, including requiring all employees, consultants, contractors, and any other person having access thereto to execute written non-disclosure agreements.

(o) To the Company’s Knowledge, no third party is misappropriating, infringing, diluting or violating any intellectual property owned by the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries as currently conducted. No Intellectual Property misappropriation, infringement dilution or violation suits, arbitrations or other adversarial proceedings have been brought before any court, government agency or arbitral tribunal against any third party by the Company or any of its Subsidiaries which remain unresolved.

(p) Neither the Company nor any of its Subsidiaries has (i) granted or is obligated to grant access to any of its source code contained in any material proprietary product currently being marketed, sold, licensed or developed by the Company or any of its Subsidiaries (each such product, a “Proprietary Product”), (ii) made its source code contained in any Proprietary Product subject to any open source license, or (iii) licensed or has the right to obtain any source code, object code or any open license of any third party contained in any Proprietary Product (including in any such case any conditional right to access or under which the Company has established any escrow arrangement for the storage and conditional release of any source code, object code or open license).

(q) None of the Proprietary Products contains any third party software code that is, in whole or in part, subject to the provisions of any open source or quasi-open source license agreement under which the Company or any of its Subsidiaries is obligated to make the source code for such Proprietary Product generally available to the public.

(r) The Company does not have any obligation to pay any third party any royalties or other fees in excess of $1 million in the aggregate in any calendar year for the use of Intellectual Property and no obligation to pay such royalties or other fees will result from the execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement.

(s) The Company and each Subsidiary has complied in all material respects with, and is not in breach nor, except as set forth in Section 3.18(s) of the Company Disclosure Schedule, has received any asserted or threatened claim of breach of, any Intellectual Property Contract, and the Company and its Subsidiaries have no Knowledge of any breach or anticipated breach by any other person to any Intellectual Property Contract, nor will the consummation by the Company of the transactions contemplated hereby result in any loss or impairment of ownership by the Company or any of its Subsidiaries of, or the right of any of them to use, any Intellectual Property that is material to the business of the Company and its Subsidiaries as currently conducted, nor, to the Company’s Knowledge, require the consent of any Governmental Entity or third party with respect to any such Intellectual Property. Neither the Company nor any of its Subsidiaries is a party to any agreement under which a third party would be entitled to receive or expand a license or any other right to any material Intellectual Property of Parent or any of Parent’s affiliates as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.19 Products.

(a) With respect to the use of software in the business of the Company and each of its Subsidiaries as such business is currently conducted, to the Knowledge of the Company, no such software contains defects in its operation or any device or feature designed to disrupt, disable, or otherwise materially impair the functioning of any software. There have been no material security breaches in any of the Company’s or Subsidiaries’ information technology systems, and there have been no disruptions in any of the Company’s or Subsidiaries’ information technology systems that materially adversely affected such Company’s or Subsidiaries’ business or operations. The Company and each of its Subsidiaries have evaluated their disaster recovery and backup needs and have implemented plans and systems that reasonably address their assessment of risk.

(b) The products licensed, sold, leased and delivered and all services provided by the Company or any of its Subsidiaries conform in all material respects with all applicable contractual commitments and all express warranties, the Company’s published product specifications and with all regulations, certification standards and other requirements of any applicable Governmental Entity or third party. All Proprietary Products and other products licensed, sold, leased and delivered by the Company are free of any material defects. The Company and its Subsidiaries do not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) for replacement or modification of any such products or other damages in connection therewith, other than in the ordinary course of business. There are no defects in the design or technology embodied in any products marketed by the Company or any of its Subsidiaries which materially impair or are likely to materially impair the intended use of the product. Except as set forth in Schedule 3.11, there is no presently pending, or, to the Knowledge of the Company or any of its Subsidiaries, threatened, and, to the Knowledge of the Company or any of its Subsidiaries, there is no basis for, any material civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product produced, distributed or sold by or on behalf of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

(c) No product or product component manufactured and/or distributed by the Company, or any of its Subsidiaries or, to the Knowledge of the Company, by any other person pursuant to an arrangement with the Company or any of its Subsidiaries, is (i) adulterated within the meaning of 21 U.S.C. Section 351; or (ii) misbranded within the meaning of 21 U.S.C. Section 352. Section 3.19 of the Company Disclosure Schedule sets forth a list of (i) all recalls, field notifications, field corrections and safety alerts material to the operations of the Company or reportable to the FDA with respect to products manufactured and/or distributed by the Company or any of its Subsidiaries, or by any third party on behalf of the Company or any of its Subsidiaries, in each case between October 6, 2004 and the date of this Agreement, and the dates, if any, such recalls, field notifications, field corrections and safety alerts were resolved or closed, and (ii) to the Knowledge of the Company, any material complaints with respect to products produced by the Company or any of its Subsidiaries, or by any third party on behalf of the Company or any of its Subsidiaries, that are open as of the date of this Agreement. There are no outstanding field recalls, field notifications, field corrections or safety alerts material to the operations of the Company or reportable to the FDA with respect to the products manufactured and/or distributed by the Company or any of its Subsidiaries, or by any third party on behalf of the Company or any of its Subsidiaries, and to the Company’s Knowledge, there are no facts that would be reasonably likely to result in a material product recall, field notification, reportable field correction or safety alert with respect to any such products.

Section 3.20 FDA Compliance.

(a) All products currently being manufactured, tested, developed, processed, labeled, stored or distributed by or on behalf of the Company or any of its Subsidiaries and which are subject to the jurisdiction of the FDA are being manufactured, tested, developed, processed, labeled, stored, distributed, and marketed in compliance in all material respects with all applicable Laws, guidances or orders administered or issued by the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Manufacturing Practice regulations. All applicable operations of the Company and each of its Subsidiaries have achieved and maintained ISO 13485 Quality System certification, and there is no pending or, to the Company’s Knowledge threatened, audit, repeal, failure to renew or challenge to any such certifications. All products being manufactured by the Company or any of its Subsidiaries are in compliance in all material respects with applicable registration, licensing and notification requirements required by applicable Law for each site at which a product of the Company or any of its Subsidiaries is manufactured. All pre-clinical and clinical trials being conducted by or on behalf of the Company or any of its Subsidiaries are being conducted in compliance in all material respects with all applicable Laws and guidances of the FDA or any other Governmental Entity, including without limitation, the FDA’s current Good Clinical Practice regulations and federal and state Laws, regulations and guidances restricting the use and disclosure of individually identifiable health information. Neither the Company nor any of its Subsidiaries is the subject, officially or otherwise, of any pending or threatened investigation by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has committed any act, made any statement, or failed to make any statement that would provide a basis for the FDA to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities” and any amendments thereto. To the Company’s Knowledge, each product distributed, sold or leased, or service rendered, by the Company or any of its Subsidiaries complies in all material respects with all applicable product safety standards of each applicable product safety agency, commission, board or other Governmental Entity.

(b) The Company and each of its Subsidiaries is in compliance in all material respects with all applicable FDA import and export requirements, including, but not limited to, import-for-export requirements, export notifications or authorizations and record keeping requirements.

Section 3.21 Unlawful Practice of Medicine. To the Company’s Knowledge, neither the Company, nor any of its Subsidiaries has engaged in an unlawful or unauthorized practice of medicine or other professionally licensed activities through any web sites sponsored or operated, or formerly sponsored or operated, by the Company or any of its Subsidiaries.

Section 3.22 Compliance with Health Care Laws. Neither the Company nor any of its Subsidiaries has engaged in any activity prohibited under federal or state criminal or civil health care laws (including without limitation the federal Medicare and Medicaid Patient Protection Act of 1987, as amended, Stark Law and federal False Claims Act and any comparable state laws), or the regulations promulgated pursuant to such laws (each, a “Health Care Law”), or which are cause for civil penalties or mandatory or permissive exclusion from Medicare, Medicaid or any other state or federal health care program (“Program”). There is no civil, criminal, administrative or other action, suit, demand, claim, hearing, investigation, proceeding, notice or demand pending, received or, to the Company’s Knowledge, threatened against the Company or any Subsidiary which relates to a violation by the Company or such Subsidiary of any Health Care Law or which could reasonably be expected to result in its exclusion from participation in any Program.

Section 3.23 Brokers.

(a) Except as set forth on Section 3.23(a) of the Company Disclosure Schedules, no broker, finder or investment banker, whose brokerage, finder’s or other fees will be paid by the Company is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has furnished to Parent a complete and correct copy of all agreements between the Company and any broker, finder or investment banker set forth in Section 3.23(a) of the Company Disclosure Schedules pursuant to which such firm would be entitled to any such payment.

(b) Section 3.23(b) of the Company Disclosure Schedule sets forth a good faith estimate as of the date of this Agreement, of the fees and expenses incurred and to be incurred by the Company and any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby (including the fees of any broker, finder or investment banker and of the Company’s legal counsel and accountants).

Section 3.24 Anti-Takeover Statute Not Applicable. Assuming the accuracy of Parent’s and Merger Sub’s representation and warranty in Section 4.4, no “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation under the Laws of the State of Delaware or the State of California or other applicable Law (each, a “Takeover Statute”) is applicable to the Company, the shares of Company Common Stock, the Merger or any of the other transactions contemplated by this Agreement.

Section 3.25 Insurance. All fire and casualty, general liability, business interruption, product liability, sprinkler and water damage insurance policies and other forms of insurance maintained by the Company or any of its Subsidiaries have been made available to Parent to the extent available to the Company. Each such policy is in full force and effect and all premiums due thereon have been paid in full. None of such policies shall terminate or lapse (or be otherwise adversely affect) by reason of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.26 Interested Party Transactions. Except as set forth in Section 3.26 of the Company Disclosure Schedule, since December 31, 2005, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Statement of Financial Accounting Standards No. 57.

Section 3.27 Opinion of Financial Advisors of the Company. Each financial advisor of the Company has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock. The Company will provide a true, complete and correct copy of each such opinion to Parent solely for informational purposes after receipt thereof by the Company.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Except as specifically set forth in the written disclosure schedule prepared by Parent which is dated as of the date of this Agreement and was previously delivered by Parent to the Company in connection herewith (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Organization and Qualification; Merger Sub. Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character or location of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent owns all of the outstanding shares of capital stock of Merger Sub. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person. Merger Sub does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

Section 4.2 Authority Relative to this Agreement; Stockholder Approval.

(a) Parent and Merger Sub have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Parent (the “Parent Board”) and the Board of Directors of Merger Sub. As of the date of this Agreement, the Parent Board has determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Parent. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub, and (assuming due authorization, execution and delivery by the Company) this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws now or hereafter in effect relating to creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at Law).

(b) No other corporate proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated hereby.

Section 4.3 No Conflict, Required Filings and Consents.

(a) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of each instrument required hereby to be executed and delivered at the Closing will not, and the performance of their respective agreements and obligations under this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Amended and Restated Certificate of Incorporation, as amended to date (the “Parent Charter”), the Amended and Restated Bylaws, as amended to date (the “Parent Bylaws”) or the Certificate of Incorporation or Bylaws of Merger Sub (the “MergerSub Charter Documents”), (ii) conflict with or violate any Law applicable to Parent or Merger Sub by which its or their respective properties are bound or affected, (iii) except as set forth in Section 4.3(a) of the Parent Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) or impair Parent’s rights or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets (including intangible assets) of Parent pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent is a party or by which Parent or its properties is bound or affected, or (iv) give rise to or result in any person having, or having the right to exercise, any pre-emptive rights, rights of first refusal, rights to acquire or similar rights with respect to any capital stock of Parent or Merger Sub or any of their respective assets or properties.

(b) The execution and delivery by Parent and Merger Sub of this Agreement do not, the execution and delivery by Parent and Merger Sub of any instrument required hereby to be executed and delivered at the Closing will not, and the performance of the respective agreements of, and obligations under, this Agreement by Parent and Merger Sub will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) as may be required by the HSR Act, (ii) as may be required under any foreign antitrust or competition Law or regulation, including the EC Merger Regulation, (iii) such consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iv) the filing of the Certificate of Merger or other documents as required by the DGCL and (v) such other consents, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Ownership of Company Common Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.5 Brokers. No broker, finder or investment banker (other than UBS Securities LLC and Goldman, Sachs & Co.) whose brokerage, finder’s or other fee will be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent. Parent has furnished to the Company a complete and correct copy of all agreements between Parent and UBS Securities LLC and Goldman, Sachs & Co. pursuant to which such firm would be entitled to any such payment.

Section 4.6 Financing. At the Closing, Parent will have sufficient funds to consummate the transactions contemplated by this Agreement, and Parent will have obtained all consents and amendments to agreements related to any material amount of indebtedness for borrowed money required to ensure that consummation of the transactions contemplated by this Agreement does not and will not result in a conflict, breach or event of default thereunder or shall have repaid all obligations thereunder and terminated such agreements. Notwithstanding any other provision of this Agreement to the contrary, there is no financing contingency to the Closing of the Merger.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by the Company Pending the Merger. Except (i) as described in Section 5.1 of the Company Disclosure Schedule or (ii) to the extent Parent shall otherwise consent in writing, or (iii) as otherwise contemplated by this Agreement, the Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall conduct its business and that of its Subsidiaries, taken as a whole, only in, and the Company shall not take any action except in, and shall cause its Subsidiaries not to take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance in all material respects with all applicable Laws and regulations; and the Company shall use all reasonable best efforts to preserve intact the business organization of the Company and its Subsidiaries, taken as a whole, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries, and to preserve the present relationships of the Company and its Subsidiaries with customers, suppliers, distributors and other persons with which the Company or any of its Subsidiaries has significant business relations. In addition, except as described in Section 5.1 of the Company Disclosure Schedule or to the extent Parent shall otherwise consent in writing, the Company shall not and shall not permit its Subsidiaries to, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time do any of the following:

(a) amend or otherwise change the Company Charter or Company Bylaws or the Subsidiary Documents;

(b) issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including any phantom interest) in the Company, any of its Subsidiaries or affiliates, except for the issuance of shares of Company Common Stock reserved for issuance on the date hereof pursuant to the exercise of currently outstanding Company Stock Options and the acceleration of Company Stock Options as contemplated by existing plans and agreements;

(c) sell, pledge, mortgage, dispose, lease, of or encumber any assets, tangible or intangible (including, without limitation, any Company Real Property or Leased Real Property), of the Company or any of its Subsidiaries or suffer to exist any Lien thereupon other than sales of assets not to exceed $1 million in the aggregate and (B) sales of products in the ordinary course of the Company’s business consistent with past practice;

(d) transfer to any person or entity any rights to Company Intellectual Property or abandon, permit to lapse or otherwise dispose of any Company Intellectual Property or make any material change in any Company Intellectual Property, except, in each case, non-material, non-patent Intellectual Property in the ordinary course of the Company’s business;

(e) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or distribution or other exclusive rights of any type or scope with respect to any of the Company’s products or technology;

(f) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a direct or indirect wholly owned Subsidiary of the Company may declare and pay a dividend to its parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) purchase, repurchase, redeem or otherwise acquire, directly or indirectly, or permit any Subsidiary to purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries, or any option, warrant or right, to acquire any such securities, or propose to do any of the foregoing, other than pursuant to the exercise of the Company’s repurchase rights with respect to unvested shares held by individuals terminating employment or service with the Company or any Subsidiary;

(g) (i) acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person for borrowed money, or make any loans or advances or capital contributions to or investments in any other person, except in the ordinary course of business and consistent with past practice; (iii) enter into, amend, cancel or waive any right under any Material Contract other than in the ordinary course of business consistent with past practice, or enter into, renew, fail to renew, amend or terminate any lease relating to real property (including, without limitation, any existing Real Property Leases), (iv) adopt or implement any new stockholder rights plan; (v) authorize any capital expenditures or purchase of fixed assets which are in excess of $500,000 for any individual expenditure or purchase or in excess of $1 million in the aggregate for all such expenditures and purchases, for the Company and its Subsidiaries taken as a whole except for capitalization of lasers for internal use by the Company in an amount not to exceed $2.5 million in the aggregate; (vi) modify its standard warranty terms for its products or amend or modify any product warranties in effect as of the date of this Agreement in any manner that is adverse to the Company or any Subsidiary, other than extensions of warranties in the ordinary course of business; or (vii) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 5.1(g);

(h) (i) increase the compensation payable or to become payable to its current or former directors, officers or employees, (ii) hire or promote any officer or director-level employee or appoint any director of the Company or any of its Subsidiaries, (iii) make any loan, advance or capital contribution (other than loans or advances of reasonable relocation and travel expenses in the ordinary course of business), or grant any severance or termination pay to, or enter into or amend any Company Employee Plan or other plan, contract, agreement or arrangement that would be a Company Employee Plan, (iv) establish, adopt, enter into or amend any collective bargaining agreement or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees of the Company or any of its Subsidiaries, (v) pay any discretionary bonuses to any officer of the Company, other than for the discretionary bonuses for fiscal year 2006 the approximate aggregate amount of which is set forth on Schedule 5.1(h)(v) of the Company Disclosure Schedule and which amounts are payable under the Company’s currently effective bonus plans and programs as disclosed in the Filed SEC Documents, (vi) make any awards of equity in the Company or any of its Subsidiaries or any rights to receive equity in the Company or any of its Subsidiaries or (vii) materially change any actuarial assumption or other assumption used to calculate funding obligations with respect to any pension or retirement plan, or change the manner in which contributions to any such plan are made or the basis on which such contributions are determined, except, in each case, as may be required by Law or contractual commitments which are existing as of the date of this Agreement and listed in Section 3.13 of the Company Disclosure Schedule;

(i) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable), change any assumption underlying, or method of calculating, any bad debt contingency or other reserve, except in each case as required under GAAP or applicable Law;

(j) make any Tax election inconsistent with past practice, change any Tax election already made, settle or compromise any federal, state, local or foreign Tax liability or agree to an extension of a statute of limitations, fail to file any Tax Return when due (or, alternatively, fail to file for available extensions) or fail to cause such Tax Returns when filed to be complete and accurate, or fail to pay any Taxes when due;

(k) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Filed SEC Documents or incurred in the ordinary course of business and consistent with past practice;

(l) fail to pay accounts payable and other obligations in the ordinary course of business;

(m) accelerate the collection of receivables or modify the payment terms of any receivables other than in the ordinary course of business consistent with past practices;

(n) sell, securitize, factor or otherwise transfer any accounts receivable;

(o) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary (other than the Merger or as expressly provided in this Agreement);

(p) at any time within the 90-day period before the Effective Time, without complying fully with the notice and other requirements of the WARN Act, effectuate (1) a “plant closing” (as defined in the WARN Act) affecting any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries; or (2) a “mass layoff” (as defined in the WARN Act) at any single site of employment or one or more facilities or operating units within any single site of employment of the Company or any of its Subsidiaries. Nor shall the Company or any of its Subsidiaries otherwise terminate or lay off employees in such numbers as to give rise to liability under any applicable laws respecting the payment of severance pay, separation pay, termination pay, pay in lieu of notice of termination, redundancy pay, or the payment of any other compensation, premium or penalty upon termination of employment, reduction of hours, or temporary or permanent layoffs. For purposes of the WARN Act and this Agreement, the Effective Time is and shall be the same as the “effective date” within the meaning of the WARN Act; and

(q) authorize or enter into any agreement, contract or commitment of any type referred to in Section 3.12, or authorize, take, or agree in writing or otherwise to take, any of the actions described in Section 5.1(a) through (p) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder, in each case, such that the conditions set forth in Section 7.2(a) or (b), as the case may be, would not be satisfied.

Section 5.2 Conduct of Business by Parent Pending the Merger. Except as expressly permitted or required by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries, without the prior written consent of the Company, shall:

(a) adopt a plan of complete or partial liquidation or dissolution of Parent;

(b) knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 7.3(a) or (b) at, or as of any time prior to, the Effective Time;

(c) directly or indirectly, acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, any business or any corporation, partnership, limited liability company, joint venture, association or other business organization or division thereof, other than such acquisitions which meet both of the following conditions: (i) having transaction values not in excess of $250 million in the aggregate and (ii) not involving acquisitions in the fields of LASIK vision correction or laser corneal transplants (except as disclosed in writing to the Company prior to the date of this Agreement); or

(d) take or agree in writing or otherwise to take any of the actions precluded by Section 5.2(a) or (b).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access to Information; Confidentiality. The Company shall (and shall cause its Subsidiaries and its and their respective officers, directors, employees, auditors and agents to) afford to Parent and to Parent’s officers, employees, financial advisors, legal counsel, accountants, consultants and other representatives reasonable access during normal business hours throughout the period prior to the Effective Time to all of its books and records (other than privileged documents or documents or information the disclosure of which is not permitted by applicable Law or order of any Governmental Entity) and its properties, plants and personnel. During such period, the Company shall furnish promptly to Parent a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal securities Laws. No investigation or receipt of information pursuant to this Section 6.1 shall affect any representations, warranties, covenants or agreements of the Company (or remedies with respect thereto) or any matter set forth in the Company Disclosure Schedule or the conditions to the obligations of the Company under this Agreement. Each party agrees that it (and its Subsidiaries and its and their respective representatives) shall hold in confidence all non-public information acquired from the other party or the other party’s representatives in accordance with the terms of the Bilateral Agreement for Non-Use and Non-Disclosure of Confidential Information effective August 2, 2006 between Parent and the Company (the “Confidentiality Agreement”).

Section 6.2 No Solicitation.

(a) The Company and its Subsidiaries shall and the Company and its Subsidiaries shall direct each of their respective affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative retained by any of them or any of their respective Subsidiaries) to (i) immediately cease any discussions or negotiations with any other parties that may be ongoing with respect to the possibility or consideration of any Acquisition Proposal and (ii) not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. From the date of this Agreement through the Effective Time, the Company shall not, and shall cause its Subsidiaries not to, nor shall it authorize or permit any of its or its Subsidiaries’ directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries to, directly or indirectly through another person, (w) solicit, initiate, facilitate or encourage (including by way of furnishing information or assistance), any inquiries or the making of any proposal that constitutes, or is reasonably likely to lead to, any Acquisition Proposal, (x) participate in any discussions or negotiations regarding any Acquisition Proposal, (y) make or authorize any statement, recommendation or solicitation in support of any Acquisition Proposal or (z) enter into or execute any letter of intent, memorandum of understanding, agreement in principle, merger agreement or similar agreement constituting or relating to an Acquisition Proposal (other than a confidentiality agreement entered into in the circumstances referred to and consistent with the provisions of Section 6.2(b)).

(b) Notwithstanding the foregoing, the Company Board or a special committee formed by the Company Board (a “Special Committee”) shall be permitted, prior to the Stockholders Meeting to be held pursuant to Section 6.4, and subject to compliance with the other terms of this Section 6.2 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, and provide any information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by such person made after the date of this Agreement that the Company Board or Special Committee reasonably determines in good faith (after consultation with outside legal counsel and its financial advisors) constitutes or is reasonably expected to lead to a Superior Proposal.

(i) The Company shall notify Parent promptly (but in no event later than one business day) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any person that informs the Company or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). The Company shall also promptly, and in any event within 24 hours, notify Parent, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides information or data to any person in accordance with this Section 6.2(b) and keep Parent reasonably informed of the status and terms of any such proposals, offers, discussions or negotiations, including by providing a copy of all material documentation or correspondence relating thereto.

(ii) Nothing contained in this Agreement shall prohibit the Company or its Subsidiaries from taking and disclosing to its stockholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any other disclosure if the Company Board determines in good faith (after consultation with outside legal counsel) that the failure to make such disclosure would be reasonably likely to be a breach of its fiduciary duties under applicable Law; provided, however, that compliance with such rules or Law shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 8.3.

(c) Nothing in this Section 6.2 shall (x) permit the Company to terminate this Agreement other than with respect to a Superior Proposal or (y) affect any other obligation of the Company under this Agreement. The Company shall not submit to the vote of its stockholders at or prior to the Stockholders Meeting any Acquisition Proposal other than the Voting Proposal.

(d) For purposes of this Agreement, the term “Acquisition Proposal” means any inquiry, proposal or offer, filing of any regulatory application or notice (whether in draft or final form) or disclosure of an intention to do any of the foregoing from any person relating to any (w) direct or indirect acquisition or purchase of a business that constitutes a substantial portion of the net revenues, net income or assets of the Company or any of its “significant subsidiaries” (as defined in Rule 1-02 under Regulation S-X of the Securities Act), (x) direct or indirect acquisition or purchase of any class of equity securities representing 15% or more of the voting power of the Company or any of its significant subsidiaries, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of the voting power of the Company, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries, in each case other than the transactions contemplated by this Agreement and any transaction by the Company permitted by Section 5.1 hereof.

(e) Neither the Company Board nor any committee thereof shall:

(i) except as set forth in this Section 6.2 or required by Rule 14(e)-2 promulgated under the Exchange Act, withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval or recommendation by the Company Board or any such committee of this Agreement or the transactions contemplated hereby (any such withdrawal, amendment, modification or proposal, a “Change of Recommendation”); or

(ii) except as set forth in this Section 6.2, adopt, approve or recommend to its stockholders that they accept, or propose publicly to adopt, approve or recommend, any Acquisition Proposal other than the Merger. Notwithstanding the foregoing, the Company Board or Special Committee may, in response to a Superior Proposal (as defined in Section 6.2(f)) that did not result from a breach by the Company of this Section 6.2, effect a Change of Recommendation and/or in the case of a tender or exchange offer made directly to its stockholders, recommend that its stockholders accept the tender or exchange offer and/or terminate this Agreement pursuant to Section 8.1(g), if (A) the Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal; (B) the Company Board or Special Committee determines in good faith, after receipt of advice of outside legal counsel, that the failure to take such action could reasonably be expected to result in a breach of its fiduciary obligations to the stockholders under applicable Law, but only at a time that is prior to the Stockholders Meeting and is after the fifth (5th) business day following the receipt by Parent of written notice advising Parent that the Company Board desires to take such action due to the existence of a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person or persons making such Superior Proposal; and (C) the Company shall have complied with this Section 6.2 in all material respects and shall not have breached in any material respect the provisions set forth in Section 6.3, Section 6.4 or Section 6.5.

(f) If Parent makes a counterproposal to a Superior Proposal, the Company shall consider and cause its financial and legal advisors to negotiate on its behalf in good faith with respect to the terms of such counterproposal during the five (5) business day period contemplated in Section 6.2(e). For purposes of this Agreement, a “Superior Proposal” means any Acquisition Proposal on terms which the Company Board determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation and outside legal counsel), taking into account all of the terms and conditions of such proposal (including the potential value of the consideration stockholders would receive at the time of closing of the Superior Proposal) and this Agreement (including any proposal by Parent to amend the terms of this Agreement) to be more favorable from a financial point of view to the Company’s stockholders (in their capacities as stockholders) than the Merger, to have a reasonable likelihood of closing in a timely manner, and for which financing, to the extent required, is then committed.

Section 6.3 Proxy Statement.

(a) The Company will, as expeditiously as practicable after the execution of this Agreement, but in no event later than fifteen (15) calendar days from the date hereof in connection with its initial filing, prepare and file with the SEC the proxy statement and any amendments or supplements thereto relating to the Stockholder Meeting to be held in connection with the Merger (the “Proxy Statement”). Parent and Merger Sub shall cooperate with the Company in the preparation and filing of the Proxy Statement. The Company will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement prior to filing. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly thereafter as practicable. The Company shall, as expeditiously as practicable after the receipt thereof, provide to Parent copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received from the staff of the SEC and (subject to its obligation in the next sentence) to respond to such comments as expeditiously as practicable. The Company will provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing with the SEC and will provide Parent with a copy of all such filings with the SEC. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date.

(b) Except for information relating solely to Parent and Merger Sub and that is provided by Parent or Merger Sub, the Company covenants that the Proxy Statement will not, at the date mailed to stockholders of the Company and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event with respect to the Company, its officers or directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly so advise Parent and such event shall be so described, and such amendment or supplement (which Parent shall have a reasonable opportunity to review) shall be promptly filed with the SEC and, as required by Law, disseminated to the stockholders of the Company. The Proxy Statement, insofar as it relates to the Stockholder Meeting, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.

(c) Each of Parent and Merger Sub covenants that none of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement will, at the date mailed to stockholders and at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the Stockholder Meeting any event with respect to Parent, its officers or directors or any of its subsidiaries should occur which is required to be described in an amendment of, or a supplement to, the Proxy Statement, Parent shall promptly so advise the Company of such event in sufficient detail to allow the Company to prepare and file any such amendment or supplement.

Section 6.4 Stockholders Meeting.

(a) Subject to Section 6.2, the Company shall take all actions in accordance with applicable Law, the NASDAQ Global Market, the Company Charter and the Company Bylaws to promptly and duly call, give notice of, convene and hold as promptly as practicable, and in any event within forty five (45) days after the clearance of the Proxy Statement, its Stockholders Meeting for the purpose of considering and voting upon the approval of the Voting Proposal. Subject to Section 6.2, to the fullest extent permitted by applicable Law, (i) the Company Board shall recommend approval of the Voting Proposal by the stockholders of the Company and include such recommendation in the Proxy Statement and (ii) neither the Company Board, nor any committee thereof, shall effect a Change of Recommendation. Subject to Section 6.2, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the Voting Proposal, and to secure the votes or consents of the stockholders that are required by the rules of the NASDAQ Global Market or the DGCL.

(b) The Company shall call, give notice of, convene and hold the Stockholders Meeting in accordance with this Section 6.4. Unless the Company terminates this Agreement pursuant to Section 8.1(g), the Company shall submit the Voting Proposal to its stockholders for the purpose of acting upon such proposal whether or not (i) the Company Board at any time subsequent to the date of this Agreement determines, in the manner permitted by Section 6.2(e), that the proposal is no longer advisable or recommends that the stockholders of the Company reject such proposal, or (ii) any actual, potential or purported Acquisition Proposal or Superior Proposal has been commenced, disclosed, announced or submitted to the Company. The Company shall use reasonable best efforts to ensure that all proxies solicited in connection with its Stockholders Meeting are solicited, in compliance with the DGCL, the NASDAQ Global Market, the Company Charter and the Company Bylaws and all other applicable legal requirements. Notwithstanding anything to the contrary contained in this Agreement, the Company, after receiving written consent of the Parent, may adjourn or postpone the Stockholders Meeting to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to its stockholders or, if as of the time for which the Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders Meeting.

(c) Following the Stockholders Meeting and at or prior to the Closing, the Company shall deliver to the Corporate Secretary of the Parent a certificate setting forth the voting results from the Stockholders Meeting.

Section 6.5 Legal Conditions to Merger. Each of Parent and, subject to Section 6.2, the Company will use its reasonable best efforts to comply promptly with all legal requirements which may be imposed with respect to the Merger (which efforts shall include furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and will promptly cooperate with and furnish information to the other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with the Merger. Each of Parent and the Company will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with the other in obtaining) any clearance, consent, authorization, order or approval of, or any exemption by, any Governmental Entity required to be obtained or made by Parent, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. In connection with the actions and procedures referenced in this Section 6.5, the Company shall (i) promptly and fully inform Parent of any written or oral communication received from or given to any Governmental Entity, (ii) permit Parent to review in advance any submission to any Governmental Entity, (iii) consult with Parent in advance of any meeting, conference or discussion with any Governmental Entity, and (iv) if permitted to do so by the relevant Governmental Entity, give Parent the opportunity to attend and participate in such meetings, conferences and discussions. Any materials, consultations or meetings and the information contained or discussed therein provided to or discussed with any Governmental Entity by the Company shall be given only to or shall be available to participation only by the outside legal counsel of Parent and will not be disclosed by such outside counsel to non-legal department employees, officers, or directors of Parent unless express permission is obtained in advance from the Company or its legal counsel. Notwithstanding the foregoing, neither Parent, the Company nor any of their respective affiliates shall be required to (i) sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses or interests in any assets or businesses of Parent, the Company or their respective affiliates or make any other change in any portion of the businesses of the Company or Parent or incur any other limitation on the conduct of the businesses of the Company or Parent to obtain such clearances, consents, authorizations, orders, approvals and exemptions or agree to do, or submit to orders providing for, any of the foregoing, in each case whether before or after the Effective Time, or (ii) if any Governmental Entity that has the authority to enforce any Antitrust Law seeks, or authorizes its staff to seek, a preliminary injunction or restraining order to enjoin consummation of the Merger, take or agree to take any action which Parent reasonably believes would be prohibited or restricted under such preliminary injunction or restraining order.

Section 6.6 Public Announcements.

(a) Parent and the Company shall consult with each other before issuing any press release or making any public statement with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior written consent of the other party, which shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the written advice of counsel be required by Law or the rules and regulations of the NYSE or NASDAQ Global Market (as applicable) if it has used all reasonable best efforts to consult with the other party prior thereto and provided, further, that, following a Change of Recommendation, no such consultation or agreement shall be required.

(b) Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, the parties (and each employee, representative or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transactions contemplated hereby beginning on the date of the execution of this Agreement; provided, however, that nothing in this Section 6.6(b) shall permit either party (or any employee, representative or agent thereof) to disclose (A) any information that is not necessary to understand the tax treatment and tax structure of such transactions (including the identity of the parties and any information that could lead another to determine the identity of the parties), or (B) any other information to the extent that such disclosure could result in a violation of any applicable Law.

Section 6.7 Employee Benefits; 401(k) Plan.

(a) From and after the Effective Time, Parent will, or will cause the Surviving Corporation to, recognize the prior service with the Company or its Subsidiaries of each employee of the Company or its Subsidiaries as of the Effective Time (the “Company Employees”) in connection with all employee benefit plans, programs or policies (including vacation) of Parent or its affiliates in which Company Employees are eligible to participate following the Effective Time, for purposes of eligibility and vesting. From and after the Effective Time, Parent or the Surviving Corporation shall provide Company Employees for so long as such Company Employees remain so employed, health and welfare benefits pursuant to employee benefit plans, programs, policies or arrangements maintained by Parent or any Subsidiary of Parent providing coverage and benefits which are no less favorable than those provided to employees of Parent in positions comparable to positions held by Company Employees with Parent or its Subsidiaries from time to time after the Effective Time. From and after the Effective Time, Parent will, or will cause the Surviving Corporation to cause any pre-existing conditions or limitations and eligibility waiting periods (to the extent that such waiting periods would be inapplicable, taking into account service with the Company) under any group health plans of Parent or its affiliates to be waived with respect to Company Employees and their eligible dependents.

(b) Prior to the Effective Time, the Company shall take such actions as Parent may reasonably request so as to enable the Surviving Corporation to effect such actions relating to the Company 401(k) Plan (the “401(k) Plan”) as Parent may deem necessary or appropriate (after reasonable consultation with the Company), including terminating the 401(k) Plan prior to the Effective Time, subject to the terms of the 401(k) Plan and applicable Law and provided that such action does not preclude the immediate participation of the Company Employees in any successor plan.

(c) Parent shall maintain in effect the IntraLase Corp. Executive Nonqualified Excess Plan, for the sole purpose of accepting deferrals and paying benefits to existing participants in such Plan, until all deferrals and payments as elected by such participants in respect of amounts paid or payable to them by or on behalf of the Company have been made in accordance with the elections made prior to and as of the Effective Time on such participant’s deferral agreement.

Section 6.8 2004 Employee Stock Plan. Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that all outstanding purchase rights under the 2004 Employee Plan shall automatically be exercised, in accordance with the terms of such plan, prior to the Effective Time, and the shares of Company Common Stock purchased under those exercised rights shall at the Effective Time be cancelled and converted into the right to receive the Merger Consideration pursuant to Section 2.1(a) of this Agreement. Prior to the Effective Time, the Company shall take all necessary and appropriate actions so that the 2004 Employee Plan shall terminate immediately prior to the Effective Time, and no further purchase rights shall be granted under the 2004 Employee Plan. Employees of the Company and its Subsidiaries who continue in the employ of the Surviving Corporation or Parent or any Subsidiary of Parent after the Effective Time shall be eligible for participation in Parents’ Employee Stock Purchase Plan within 60 days following the Effective Time.

Section 6.9 Consents. The Company shall use its reasonable best efforts to obtain all necessary consents, waivers and approvals under any of the Material Contracts and Real Property Leases in connection with the Merger.

Section 6.10 Indemnification and Insurance.

(a) For six years after the Effective Time, Parent shall provide indemnification and exculpation for each person who is now or has been prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company or any of its Subsidiaries (the “Indemnified Parties”) which is at least as favorable to such person as the exculpation and indemnification provided to the Indemnified Parties by the Company and its Subsidiaries immediately prior to the Effective Time in the applicable Company Charter, Company Bylaws, Subsidiary Documents and the indemnification agreements set forth in Section 6.10 of the Company Disclosure Schedule that each Indemnified Party has with the Company, as in effect on the date hereof.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect, the current policies of the Company’s directors’ and officers’ and fiduciary liability insurance (the “D&O Policy”) covering acts or omissions prior to the Effective Time with respect to those persons who are currently covered by the Company’s D&O Policy; provided, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to former officers and directors of the Company; provided further, that Parent shall not be required to pay any annual premium for the D&O Policy in excess of 200% of the annual premium to be in effect after the date hereof; and provided further that if the premium for such coverage exceeds such amount, Parent shall purchase the D&O Policy with the greatest coverage available for such 200% amount.

(c) The obligations under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.10 applies without the consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Person to whom this Section 6.10 applies shall be third party beneficiaries of this Section 6.10), and in the event that Parent or the Surviving Corporation consolidates or merges with any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or transfers all or substantially all of its assets to any other person, then parent shall make proper provision so that the continuing or surviving corporation or entity, or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 6.10.

Section 6.11 Reasonable Best Efforts; Additional Agreements.

(a) Subject to the terms and conditions of this Agreement, each of Parent and the Company agrees to cooperate fully with each other and to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, at the time and in the manner contemplated by this Agreement, the Merger, including using reasonable best efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the Merger.

(b) Without limiting the generality of Section 6.11(a), from the date hereof until the Effective Time, the Company shall, and shall use its reasonable best efforts to cause its officers, employees, representatives and advisors, including legal and accounting, to provide such cooperation as is reasonably requested by Parent in connection with the arrangement of the financing necessary to consummate the Merger, including, (a) causing appropriate officers and employees to be available, on a customary basis and on reasonable advance notice, to meet with prospective lenders and investors in meetings, drafting sessions, due diligence sessions, management presentations, road shows and sessions with rating agencies, (b) assisting with the preparation of materials for rating agency presentations, business projections and financial statements, and assisting Parent in preparing offering memoranda, private placement memoranda, prospectuses and similar documents, and (c) requesting its independent accountants to provide reasonable assistance to Parent, including requesting such accountants to provide consent to Parent to prepare and use their audit reports relating to the Company and any necessary “comfort letters.” Notwithstanding any other provision of this Agreement to the contrary, there is no financing contingency to the Closing of the Merger. In the event that the conditions set forth in Article VII are satisfied or waived prior to the Outside Date, then Parent shall be obligated to close the Merger and pay the Merger Consideration, and its failure to do so, as a result of its inability or failure to obtain necessary financing, shall be deemed a breach of this Agreement for which the Company shall be entitled to pursue whatever remedies it may have at law or equity without any limitation, except as imposed by law, on its ability to seek damages or other relief (or the amount of such damages or relief). Parent covenants and agrees that it shall not assert or be entitled to assert as a defense against any such claim of breach of contract for Parent’s inability or failure to obtain necessary financing that it exercised best or other efforts to obtain necessary financing to close the transaction.

(c) In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

(d) The Company shall not send any written communications to its employees regarding the Merger or this Agreement without receiving the prior written consent of Parent with respect to such written communications, such consent not to be unreasonably withheld.

Section 6.12 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, upon any director or officer of Parent or the Company (as applicable) becoming aware of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause any of the conditions set forth in Article VII not to be satisfied. Notwithstanding the provisions of this Section 6.12, the delivery of any notice pursuant to this Section 6.12 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the conditions to such party’s obligation to consummate the Merger.

Section 6.13 Takeover Statutes. Notwithstanding any other provision in this Agreement, in no event shall the approval of the Merger and this Agreement by the Company Board under Section 203 of the DGCL be withdrawn, revoked or modified by the Company Board. If any Takeover Statute is or may become applicable to the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall promptly grant such approvals and take such lawful actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or the Merger, as the case may be, and otherwise take such lawful actions to eliminate or minimize the effects of such statute, and any regulations promulgated thereunder, on such transactions.

Section 6.14 Current Information. During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the other party and to report the general status of the ongoing operations of the Company and its Subsidiaries. The Company will promptly notify Parent of any material change in the normal course of business or in the operation of the properties of the Company or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of significant litigation involving the Company or any of its Subsidiaries, and will keep Parent fully informed of such events. On or prior to the Closing Date, the Company shall provide a schedule of all issued patents disclosed in Section 3.18(a)(i) of the Company Disclosure Schedule that are subject to maintenance fees or taxes or actions falling due prior to September 30, 2007.

Section 6.15 Stock Delisting. The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be delisted from the NASDAQ Global Market and deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Voting Proposal shall have been approved by the requisite vote of the stockholders of the Company;

(b) Antitrust Approvals. All necessary waiting periods (and all extensions thereof) applicable to the Merger under the Antitrust Laws shall have terminated or expired, all clearances, consents, approvals, authorizations and orders applicable to the Merger required under the Antitrust Laws shall have been received and become final and non-appealable, and any Governmental Entity that has the authority to enforce any Antitrust Laws in those jurisdictions where such clearances, consents, approvals, authorizations and orders are so required shall have approved, cleared or decided neither to initiate proceedings or otherwise intervene in respect of the Merger;

(c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other Governmental Entity seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger which makes the consummation of the Merger illegal; and

(d) Governmental Actions. There shall not be pending or threatened any action or proceeding (or any investigation or other inquiry that would reasonably be expected to result in such an action or proceeding) by any Governmental Entity or administrative agency before any Governmental Entity, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any Governmental Entity, administrative agency or court of competent jurisdiction, in each case, seeking to prohibit or limit Parent from exercising all rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent of all or a portion of the business or assets of Parent or the Company, or seeking to compel Parent to dispose of or hold separate all or any portion of the business or assets of Parent or the Surviving Corporation (or any of their Subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement, except in each case for any such action, proceeding, investigation, inquiry, judgment, decree or order as would not reasonably be expected to result in a Company Material Adverse Effect or a Parent Material Adverse Effect.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Initial Closing Date or the Closing Date, as the case may be, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of another date will be determined as of such date and (iii) where any such failures of the representations and warranties to be true and correct in the aggregate will not have a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to such effect;

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Initial Closing Date or the Closing Date, as the case may be; and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

(c) No Company Material Adverse Effect. No change, effect, event, occurrence or development shall have occurred since the date of this Agreement which, individually or in the aggregate, constitutes a Company Material Adverse Effect.

Section 7.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the fulfillment at or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained in any specific representation or warranty), as of the date of this Agreement and as of the Initial Closing Date or the Closing Date, as the case may be, except (i) for changes contemplated or permitted by this Agreement, (ii) that the accuracy of representations and warranties that by their terms speak as of the date of this Agreement or other date will be determined as of such date and (iii) where any such failure of the representations and warranties to be true and correct in the aggregate will not have a Parent Material Adverse Effect; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and chief financial officer of Parent to such effect; and

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Initial Closing Date or the Closing Date, as the case may be; and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by mutual written consent duly authorized by the Company Board and the Parent Board;

(b) by either Parent or the Company if the Merger shall not have been consummated by July 31, 2007 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; provided, further, that no termination by a party pursuant to this Section 8.1(b) shall be effective unless concurrently therewith such party fulfills its obligation under Section 8.3;

(c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the party seeking to terminate pursuant to this Section 8.1(c) shall have complied with its obligations under Section 6.5 and used its reasonable best efforts to have any such order, decree, ruling or other action vacated or lifted);

(d) by either Parent or the Company if any approval of the Voting Proposal by the stockholders of the Company required for consummation of the Merger shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if the Company has materially breached the provisions of Section 6.2 or Section 6.4; provided, further, that no termination by a party pursuant this Section 8.1(d) shall be effective unless concurrently therewith the Company fulfills its obligation under Section 8.3;

(e) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than the obligation to close the transaction which shall be governed by Section 1.7), which breach or failure to perform would cause the conditions set forth in Section 7.2(a) or Section 7.2(b) to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach or failure from Parent;

(f) by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in this Agreement (other than the obligation to close the transaction which shall be governed by Section 1.7), which breach or failure to perform would cause the conditions set forth in Section 7.3(a) or Section 7.3(b), to not be satisfied and which breach or failure, if capable of being cured, shall not have been cured within twenty (20) days following receipt by Parent of written notice of such breach from the Company; or

(g) by the Company pursuant to Section 6.2(e); provided, however, that no termination by the Company pursuant to this Section 8.1(g) shall be effective unless the Company concurrently fulfills its obligations under Section 8.3.

Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) that the provisions of Section 3.23, Section 4.5, Section 8.3, this Section 8.2 and Article IX hereof shall survive termination and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. The Confidentiality Agreement shall survive termination of this Agreement as provided therein.

Section 8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all Expenses (as defined below) incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all Expenses (but not including attorneys’ fees and expenses) incurred in connection with the filings by Parent and the Company under the HSR Act, the EC Merger Regulation or any similar antitrust filing requirement of any Governmental Entity applicable to the Merger or this Agreement. For purposes of this Agreement, “Expenses” includes all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Proxy Statement and the Company’s solicitation of stockholder approval and all other matters related to the transactions contemplated hereby.

(b) Notwithstanding the provisions of Section 8.3(a), in addition to such other remedies as Parent may have in law or equity for the Company’s breach of this Agreement, if any, the Company shall reimburse Parent for documented Expenses not to exceed $10.0 million upon the termination of this Agreement (i) by Parent pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.2(a) or Section 7.2(b) shall have resulted in the Closing not occurring prior to the Outside Date, (ii) by Parent or the Company pursuant to Section 8.1(d) or (iii) by Parent pursuant to Section 8.1(e), provided, however, that the Company shall not be obligated to pay such Expenses incurred by Parent if it pays a Termination Fee pursuant to Section 8.3(d).

(c) Notwithstanding the provisions of Section 8.3(a), in addition to such other remedies as the Company may have in law or equity for Parent’s breach of this Agreement, if any, Parent shall reimburse the Company for documented Expenses not to exceed $7.0 million upon the termination of this Agreement (i) by the Company pursuant to Section 8.1(b) if the failure to satisfy the conditions set forth in Section 7.3(a) or Section 7.3(b) shall have resulted in the Closing not occurring prior the Outside Date or (ii) by the Company pursuant to Section 8.1(f).

(d) The Company shall pay to Parent a termination fee in the amount of $25.0 million (the “Termination Fee”) as follows: (A) if, either party shall terminate this Agreement pursuant to Section 8.1(b) or Section 8.1(d) and both (i) prior to such termination (Y) an Acquisition Proposal with respect to the Company shall have been publicly announced or otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or (Z) the Company makes a Change of Recommendation, or in the case of a tender or exchange offer made directly to the Company’s stockholders, the Company recommends that its stockholders accept a tender or exchange offer, and (ii) within one (1) year of the date of such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to any Acquisition Proposal, then the Company shall pay to Parent the Termination Fee on the date of the execution of such definitive agreement, or (B) if the Company terminates this Agreement pursuant to Section 8.1(g), then the Company shall pay to Parent the Termination Fee on the date of such termination. The Termination Fee paid under this Section 8.3(d) shall be reduced by any payments made under Section 8.3(b).

(e) All payments to be made pursuant to this Section 8.3 shall be made by wire transfer of immediately available funds. If either party fails to timely pay the Expenses of the other party or the Termination Fee, as applicable, then such party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the such other party.

(f) The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not have entered into this Agreement.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Nonsurvival of Representations; Warranties and Agreements. None of the representations, warranties or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in: Articles I and II; Section 6.6 (Public

Announcements), Section 6.7 (Employee Benefits; 401(k) Plan), Section 6.8 (2004 Employee Stock Plan), Section 6.10 (Indemnification and Insurance), Section 6.11 (Reasonable Best Efforts; Additional Agreements), Section 8.2 (Effect of Termination) and Section 8.3 (Fees and Expenses); this Article IX; and Sections 6.7, 6.8 and 6.10 of the Company Disclosure Schedule. The Confidentiality Agreement shall survive the execution and delivery of this Agreement or the termination of this Agreement in accordance with the provisions of this Agreement, as the case may be, pursuant to its terms and conditions.

Section 9.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) If to Parent or Merger Sub:

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, CA 92705

Attention: General Counsel

Facsimile No.: 714-247-8672

Telephone No.: 714-247-8200

With a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue, Suite 3400

Los Angeles, California 90071

Attention: Brian J. McCarthy, Esq.

Facsimile No.: 213-687-5600

Telephone No.: 213-687-5000

(b) If to the Company:

IntraLase Corp.

9701 Jeronimo Road

Irvine, CA 92618

Attention: General Counsel

Facsimile No.: 877-393-2020

Telephone No.: 949-859-5230

With copies to (which shall not constitute notice):

Stradling Yocca Carlson & Rauth

660 Newport Center Drive, Suite 1600

Newport Beach, California 92660

Attention: Bruce W. Feuchter, Esq.

Facsimile No.: 949-725-4100

Telephone No.: 949-725-4000

Stradling Yocca Carlson & Rauth

12230 El Camino Real, Suite 130

San Diego, California 92130

Attention: Timothy F. O’Brien, Esq.

Facsimile No.: 858-720-2160

Telephone No.: 858-720-2150

Section 9.3 Certain Definitions. For purposes of this Agreement, the term:

(a) “affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade;

(c) “beneficial owner” with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares pursuant to Rule 13d-3 under the Exchange Act;

(d) “business day” means any day other than a Saturday or Sunday or any day on which banks in the State of New York are required or authorized to be closed;

(e) “control” including the terms “controlled by” and “under common control with” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(f) “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list;

(g) “Intellectual Property” shall mean trademarks, service marks, trade names, and internet domain names, together with all goodwill, registrations and applications related to the foregoing; patents and industrial design registrations or applications (including any continuations, divisionals, continuations-in-part, renewals, reissues, re-examinations and applications for any of the foregoing); works of authorship, E.U. design registrations; copyrights (including any registrations and applications for any of the foregoing); mask works rights and trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, methodologies, computer software programs or applications (in source code and/or object code form), databases, schematics, designs and tangible or intangible proprietary information or material;

(h) “Knowledge” means the actual knowledge, after reasonable investigation, of any of the individuals identified in Section 9.3(h) of the Company Disclosure Schedule;

(i) “Law” with respect to any person means any applicable foreign or domestic federal, state, provincial, local, municipal or other law, statute, code, treaty, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding; and

(j) “person” means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

Section 9.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 9.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party hereto contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of any other party hereto contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

Section 9.6 Headings. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 9.8 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the documents and instruments referred to herein, including the Confidentiality Agreement) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Other than (a) the provisions of Section 6.7(c), (b) the provisions of Section 6.10 (Indemnification and Insurance), (c) after the Effective Time, (i) the rights of the Company’s stockholders to receive the Merger Consideration at the Effective Time (in accordance with the provisions of Section 2.1), and (ii) the rights of the holders of Company Stock Options to receive Option Payment payable to them promptly after Closing but in no event more than ten (10) business days after Closing in accordance with the provisions of Section 2.1(e), and (d) the exclusive right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent’s or Merger Sub’s breach of this Agreement or fraud, which exclusive right is hereby acknowledged and agreed to by Parent and Merger Sub, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties hereto.

Section 9.9 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that Merger Sub may assign all of its rights hereunder to any other wholly owned subsidiary of Parent; provided, however, that no such assignment pursuant to this Section 9.9 shall relieve Parent or Merger Sub of its obligations hereunder.

Section 9.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the conflict of Law provisions thereof.

Section 9.12 Counterparts. This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 9.13 WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT.

Section 9.14 Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.15 Disclosure Schedules. The information set forth in each section or subsection of the Company Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of the Company set forth in the corresponding section or subsection of this Agreement. Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any schedule of the Company Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall not be deemed to be an exception, qualification or limitation with respect to any other representations, warranties and covenants contained in this Agreement.

The information set forth in each section or subsection of the Parent Disclosure Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representations and warranties of Parent and Merger Sub set forth in the corresponding section or subsection of this Agreement. Any exception, qualification, limitation, document or other item described in any provision, subprovision, section or subsection of any schedule of the Parent Disclosure Schedule with respect to a particular representation, warranty or covenant contained in this Agreement shall not be deemed to be an exception, qualification or limitation with respect to any other representations, warranties and covenants contained in this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ADVANCED MEDICAL OPTICS, INC.

By:	/s/ James V. Mazzo
Name:	James V. Mazzo
Title:	President and Chief Executive Officer

INTRALASE CORP.

By:	/s/ Robert J. Palmisano
Name:	Robert J. Palmisano
Title:	President and Chief Executive Officer

IRONMAN MERGER CORPORATION

By:	/s/ Richard A. Meier
Name:	Richard A. Meier
Title:	Vice President and Treasurer

ANNEX B

[LETTERHEAD OF BANC OF AMERICA SECURITIES LLC]

January 5, 2007

Board of Directors

IntraLase Corp.

9701 Jeronimo Road

Irvine, California 92618

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of IntraLase Corp. (“IntraLase”) of the Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of January 5, 2007 (the “Agreement”), among Advanced Medical Optics, Inc. (“AMO”), Ironman Merger Corporation, a wholly owned subsidiary of AMO (“Merger Sub”), and IntraLase. As more fully described in the Agreement, Merger Sub will be merged with and into IntraLase (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of IntraLase (“IntraLase Common Stock”) will be converted into the right to receive $25.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

In connection with rendering our opinion, we have:

(i)	reviewed certain publicly available financial statements and other business and financial information of IntraLase;

(ii)	reviewed certain internal financial statements and other financial and operating data concerning IntraLase;

(iii)	reviewed certain financial forecasts relating to IntraLase prepared by the management of IntraLase (the “IntraLase Forecasts”);

(iv)	discussed the past and current operations, financial condition and prospects of IntraLase with senior executives of IntraLase;

(v)	reviewed the reported prices and trading activity for IntraLase Common Stock;

(vi)	compared the financial performance of IntraLase with that of certain other publicly traded companies we deemed relevant;

(vii)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of certain other business combination transactions we deemed relevant;

Board of Directors

IntraLase Corp.

January 5, 2007

(viii)	participated in discussions and negotiations among representatives of IntraLase, AMO and their respective advisors;

(ix)	reviewed the Agreement; and

(x)	performed such other analyses and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information reviewed by us. With respect to the IntraLase Forecasts, we have assumed, at the direction of IntraLase, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of IntraLase as to the future financial performance of IntraLase. We have not made any independent valuation or appraisal of the assets or liabilities (contingent or otherwise) of IntraLase, nor have we been furnished with any such valuations or appraisals. We also have assumed, with the consent of IntraLase, that the Merger will be consummated as provided in the Agreement, with full satisfaction of all covenants and conditions set forth in the Agreement and without any waivers thereof.

We express no view or opinion as to any terms or aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties with respect to a possible acquisition of IntraLase; however, at your direction, we held discussions with a potential acquiror with respect to the possible acquisition of IntraLase. We express no view or opinion as to the relative merits of the Merger in comparison to other transactions available to IntraLase or in which IntraLase might engage or as to whether any transaction might be more favorable to IntraLase as an alternative to the Merger, nor are we expressing any opinion as to the underlying business decision of the Board of Directors of IntraLase to proceed with or effect the Merger.

We have acted as financial advisor to IntraLase in connection with the Merger for which services we will receive fees, a portion of which is payable in connection with the rendering of this opinion and a significant portion of which is contingent upon the consummation of the Merger. In addition, with your consent, we and one of our affiliates will be acting as joint lead arranger and administrative and collateral agent for, and as a lender under, a term loan facility and revolving credit facility for the financing of the proposed Merger on behalf of AMO and have the right to act as lead underwriter, placement agent or initial purchaser and book runner in connection with certain debt, equity-linked or preferred stock offerings of AMO, for which services we and our affiliate will receive, and would expect to receive, significant fees. We or our affiliates in the past have provided financial advisory and financing services to IntraLase, and have received fees for the rendering of these services, including having acted as sole book runner for the initial public offering of IntraLase Common Stock. We or our affiliates also in the

Board of Directors

IntraLase Corp.

January 5, 2007

past have provided, currently are providing and in the future may provide financial advisory and financing services to AMO unrelated to the proposed Merger, and have received and in the future may receive fees for the rendering of these services, including, among other things, having acted or currently acting as (a) co-lead arranger, book runner and administrative agent for, and as a lender under, certain credit facilities of AMO and (b) joint book runner for certain debt offerings of AMO. In the ordinary course of our businesses, we and our affiliates may actively trade or hold securities or loans of IntraLase and AMO for our own accounts or for the accounts of customers and, accordingly, we or our affiliates may at any time hold long or short positions in such securities or loans.

It is understood that this letter is for the benefit and use of the Board of Directors of IntraLase in connection with and for purposes of its evaluation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the proposed Merger by holders of IntraLase Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Banc of America Securities LLC

BANC OF AMERICA SECURITIES LLC

ANNEX C

January 5, 2007

The Board of Directors

Intralase Corp.

9701 Jeronimo Road

Irvine, California 92618

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of IntraLase Corp. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary (the “Merger Subsidiary”) of Advanced Medical Optics (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger dated as of January 5, 2007 (the “Agreement”), among the Company, the Merger Partner and the Merger Subsidiary, the Company will become a wholly-owned subsidiary of the Merger Partner, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Merger Partner and its wholly owned subsidiaries and other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $25.00 per share in cash (the “Consideration”).

In arriving at our opinion, we have (i) reviewed a draft dated January 3, 2007 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and

C-1

will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Merger.

In addition, we were not requested to and did not provide advice concerning the structure, the specific amount of the Consideration, or any other aspects of the Merger, or to provide services other than the delivery of this opinion. We were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. We also note that we did not participate in negotiations with respect to the terms of the Merger and related transactions.

We will receive a fee from the Company for the delivery of this opinion. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. Please be advised that we and our affiliates have no other financial advisory or other commercial or investment banking relationship with the Company. We and our affiliates have had an investment banking and commercial banking relationship with the Merger Partner. We have acted as a manager for an offering of convertible debt by the Merger Partner and currently participate as a lender in the Merger Partner’s revolving credit facilties. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

J.P. Morgan Securities Inc.

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ANNEX D

VOTING AGREEMENT

VOTING AGREEMENT, dated as of January 5, 2007, (this “Agreement”), by and among Advanced Medical Optics, Inc., a Delaware corporation (“Parent”) and the individual or entity set forth on the signature page hereto (“Stockholder”). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

WHEREAS, as of the date hereof, Stockholder owns the number of shares of the Common Stock, par value $0.01 per share (the “Company Common Stock”), of Intralase Corp., a Delaware corporation (the “Company”) as set forth on the signature page hereto;

WHEREAS, Parent proposes to enter into a transaction (such transaction, including the contemplated merger and the effects thereof, the “Transaction”) with the Company, upon the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Ironman Merger Corporation, a Delaware corporation (“Merger Sub”) and the Company (the “Merger Agreement”); and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that Stockholder execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Representations of Stockholder.

(a) Stockholder hereby represents and warrants to Parent as follows:

(i) Stockholder is the beneficial owner (for purposes of this Agreement, such term shall have the meaning set forth in Rule 13d-3 under the Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, but without regard to any conditions (including the passage of time) to the acquisition of such shares) of the number of shares of Company Common Stock set forth on the signature page hereto. All of such shares are collectively referred to herein as the “Shares.” Such Stockholder is not the beneficial owner of any shares of Company Common Stock or other voting securities or instruments of the Company other than the Shares.

(ii) Such Stockholder has the exclusive right, power and authority to execute and deliver this Agreement, to vote the Shares beneficially owned by it and to otherwise perform its respective obligations under this Agreement, and this Agreement has been duly executed and delivered by such Stockholder; and, assuming that this Agreement has been duly and validly authorized, executed and delivered by Parent, this Agreement constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(iii) Other than as required or permitted by this Agreement, the Shares are now and shall at all times during the term of this Agreement be owned of record by such Stockholder, free and clear of all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances or arrangements whatsoever with respect to the ownership, transfer or voting of the Shares; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements or arrangements relating to the voting of, any of the Shares other than this Agreement.

(iv) The execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated hereby and the performance by such Stockholder of its obligations hereunder will not:

(1) require any consent, approval, order, authorization or permit of, or registration, filing with or notification to, any court, governmental or regulatory authority or agency (a “Governmental Entity”) or any private third party, except for the filing with the Securities and Exchange Commission (the “Commission”) of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby;

(2) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its assets is bound; or

(3) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to such Stockholder in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of such Stockholder to perform his obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement.

(v) Such Stockholder acknowledges receipt and review of the Merger Agreement and understands the terms and conditions thereof. Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of its own choosing. Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

(vi) Such Stockholder hereby waives, and agrees not to assert or perfect, any dissenters’ rights and any similar rights that it may have by virtue of ownership of the Shares.

(vii) No consent of such Stockholder is necessary under any “community property” or other laws in order for such Stockholder to enter into and perform their obligations under this Agreement.

(b) The representations and warranties contained herein shall be made as of the date hereof and as of each date from the date hereof through and including the date of termination of this Agreement.

2. Representations of Parent. Parent hereby represents and warrants to Stockholder that:

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

(b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action and no other corporate proceedings on the part of Parent are necessary to authorize this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and is a valid and binding agreement of Parent enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforcement is considered in a proceeding at law or in equity).

(c) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby do not and shall not (including with notice or lapse of time or both) (i) contravene or conflict with the certificate of incorporation or the bylaws of Parent; (ii) result in any violation or the breach of, or constitute a default under, or give rise to any right of termination, cancellation or acceleration or any payments under, or result in a loss of a benefit or in the creation or imposition of a lien under, any of the terms, conditions or provisions of any note, lease, mortgage, indenture, license, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound; (iii) violate the provisions of any order, writ, injunction, judgment, decree, statute, rule or regulation applicable to Parent in such a manner as would, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent to perform its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated by this Agreement; or require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Entity or other party.

3. Agreement to Vote Shares.

(a) Whereas the Board of Directors of the Company has approved the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of the Merger Agreement and in accordance with the DGCL, during the period commencing on the date hereof and continuing until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, Stockholder agrees to: (i) appear, or cause the record holder of any Shares on the applicable record date (each a “Record Holder”) to appear (in person or by proxy), at any annual or special meeting of the stockholders of the Company for the purpose of obtaining a quorum; and (ii) vote (or execute proxies with respect to), and cause each Record Holder to vote (or execute proxies with respect to), the Shares and any New Shares: (A) in favor of adoption and approval of the Merger Agreement and the Transaction, including each other actions, agreements and transactions contemplated by or in furtherance of the Merger Agreement, the Transaction and this Agreement, at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment or postponement thereof; (B) against (1) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement and (2) any action, proposal, transaction or agreement that would reasonably be expected to compete with or would reasonably be expected to interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Transaction.

(b) In furtherance of the covenants set forth in Section 3(a) hereof, Stockholder agrees, for a period beginning on the date hereof and continuing until the earlier to occur of the Effective Time and the termination of this Agreement in accordance with its terms, to deliver or cause each Record Holder of any Shares or New Shares of such Stockholder to deliver to Parent upon request a proxy, substantially in the form of Annex A attached hereto, for any such stockholder meeting, authorizing the Shares and any New Shares owned by such Stockholder to be voted in accordance with Section 3(a) of this Agreement.

4. Transfer and Encumbrance. Subject to the terms of this Agreement, for a period beginning on the date hereof and continuing until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Stockholder agrees not to, directly or indirectly, transfer, sell, offer, hypothecate, assign, pledge or otherwise dispose of or encumber (“Transfer”), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any of the Shares or New Shares or such Stockholder’s voting or economic interest therein. Stockholder agrees not to (a) grant any proxies, options or rights of first offer or refusal with respect to any of the Shares, (b) permit any such Shares to become subject to, any new pledges, liens, preemptive rights, security interests, claims, charges or other encumbrances or arrangements or (c) enter into any voting agreement, voting trust or other voting arrangement with respect to any of the Shares. Notwithstanding the foregoing, Stockholder may take any action described in the previous two sentences, so long as the other party (a “transferee”) to such Transfer or other arrangement described in the second sentence of this Section 4 executes this Agreement (or a joinder thereto in a form reasonably satisfactory to Parent) and agrees to be bound by its terms; provided, however, that notwithstanding such Transfer or arrangement, Stockholder shall continue to be liable for any breach by such transferee of its agreements and covenants under this Agreement.

5. Additional Purchases. Stockholder agrees that in the event (a) any shares of Company Common Stock or other voting securities of the Company are issued pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares of such Stockholder; (b) such Stockholder purchases or otherwise acquires beneficial ownership of any shares of Company Common Stock or other voting securities of the Company after the execution of this Agreement; or (c) such Stockholder acquires the right to vote or share in the voting of any shares of Company Common Stock or other voting securities of the Company, other than the Shares (such Company Common Stock and other voting securities of the Company, collectively, the “New Shares”), Stockholder agrees to vote such New Shares in the same manner as the Shares and to notify Parent and then deliver promptly to Parent upon request of Parent a proxy with respect to such New Shares, substantially in the form of Annex A attached hereto. Stockholder also agrees that any New Shares acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

6. Covenants of the Stockholder.

(a) Stockholder agrees that such Stockholder will not, by any voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Stockholder;

(b) Stockholder will, in its capacity as a beneficial owner of Shares and New Shares, (i) use all reasonable efforts to cooperate with the Company and Parent in connection with the Transaction, (ii) promptly take such reasonable actions as are necessary or appropriate to consummate the Transaction, and (iii) provide any information reasonably requested by the Company or Parent for any regulatory application or filing made or approval sought for the Transaction.

7. Covenants of the Stockholder and Parent.

(a) Each of Parent and Stockholder will use their respective reasonable best efforts to make all filings with, and to obtain consents of, all third parties and Governmental Entities necessary to the consummation of the transactions contemplated by this Agreement.

(b) Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by them or on their behalf in connection with the transactions contemplated hereunder, including fees and expenses of their own financial consultants, investment bankers, accountants and counsel.

8. Fiduciary Duties. Stockholder is signing this Agreement solely in such Stockholder’s capacity as the beneficial owner of Shares and New Shares and nothing contained herein shall limit or affect any actions taken by such Stockholder in his or her capacity as an officer or director of the Company and none of such actions in any such capacity shall be deemed to constitute a breach of this Agreement; provided, however, that nothing in this Section 8 shall affect such Stockholder’s obligations as a beneficial owner of Shares and New Shares set forth in this Agreement.

9. Specific Performance. Each party hereto acknowledges that it will be impossible to measure in money the damages to the other parties if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other parties will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

10. Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable without the written consent of the other party hereto, except that Parent may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder to any of its Affiliates.

11. Termination. This Agreement will terminate automatically, without any action on the part of any party hereto, on the earlier of (a) the Effective Time, (b) the termination of the Merger Agreement pursuant to its terms or (c) at any time upon notice by Parent to Stockholder.

12. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

13. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of Delaware.

14. Jurisdiction; Waiver of Venue. Each of the parties hereto irrevocably and unconditionally (a) agrees that any legal suit, action or proceeding brought by any party hereto arising out of or based upon this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the State of Delaware (each, a “Designated Court”), (b) waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in any Designated Court, and any claim that any such action or proceeding brought in any Designated Court has been brought in an inconvenient forum, and (c) submits to the non-exclusive jurisdiction of Designated Courts in any suit, action or proceeding. Each of the parties agrees that a judgment in any suit, action or proceeding brought in a Designated Court shall be conclusive and binding upon it and may be enforced in any other courts to whose jurisdiction it is or may be subject, by suit upon such judgment.

15. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to Parent, to:

Advanced Medical Optics, Inc.

1700 E. St. Andrew Place

Santa Ana, California 92705

Attention: General Counsel

Facsimile No.: (714) 247-8679

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

300 South Grand Avenue

Los Angeles, California 90071

Attention: Brian J. McCarthy

Facsimile No.: (213) 687-5600

(ii) if to Stockholder, to the address set forth beneath Stockholder’s signature on the signature page hereto.

16. Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

17. Waiver. The parties hereto may, to the extent permitted by applicable Law, subject to Section 18 hereof, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

18. Modification. No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

19. Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

20. Headings. All Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ADVANCED MEDICAL OPTICS, INC.

By:
Name:
Title:

STOCKHOLDER:

Stockholder Address:

Facsimile No.:

Shares of Company Common Stock Owned:

ANNEX E

FORM OF IRREVOCABLE PROXY

The undersigned is a party to the Voting Agreement, dated as of January     , 2007 (the “Voting Agreement”), by and between Advanced Medical Optics, Inc., a Delaware corporation, and the undersigned.

The undersigned hereby revokes any previous proxies previously granted with respect to any Shares (as defined in the Voting Agreement) and appoints Advanced Medical Optics, Inc., a Delaware corporation (“Parent”), and any individual who shall be designated by Parent, with full power of substitution and resubstitution, as attorney-in-fact and proxy of the undersigned to attend any and all meetings of stockholders (and any adjournments or postponements thereof) of Intralase Corp., a Delaware corporation (the “Company”), solely to vote all Shares (as defined in the Voting Agreement) in accordance with the terms of the Voting Agreement. Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Voting Agreement.

This proxy has been granted pursuant to Section 3 of the Voting Agreement. This proxy shall be deemed to be a proxy coupled with an interest and is irrevocable during the term of the Voting Agreement to the fullest extent permitted under Delaware law, and except that such proxy shall terminate upon the termination of the Voting Agreement.

[Signature page follows]

E-1

The undersigned authorizes such attorney and proxy to substitute any other person to act hereunder, to revoke any substitution and to file this proxy and any substitution or revocation with the Secretary of the Company.

Dated: January     , 2007

By:

E-2

ANNEX F

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

U

DETACH PROXY CARD HERE

U

Please Vote, Sign, Date and Return

Promptly in the Enclosed Envelope.

x

Votes must be Indicated (x) In Black or Blue Ink.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2 AND OTHERWISE IN THE DISCRETION OF THE PROXIES.

The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of January 5, 2007 (the “Merger Agreement”), by and among IntraLase Corp. (“IntraLase”), Advanced Medical Optics, Inc. (“AMO”) and Ironman Merger Corporation, a wholly-owned subsidiary of AMO (“Merger Sub”), pursuant to which Merger Sub will be merged with and into IntraLase, with IntraLase surviving the merger (the “Merger”).

FOR    ☐                AGAINST    ☐            ABSTAIN     ☐

2. If necessary or appropriate, to approve the postponement or adjournment of the Special Meeting for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve the proposal to adopt the Merger Agreement and approve the Merger.

FOR    ☐                AGAINST    ☐            ABSTAIN     ☐

In their discretion, the proxies are authorized to vote upon such business as may properly come before the meeting, or any adjournments or postponements. No proxy marked against Proposal 1 may be voted in favor of adjournment or postponement of the Special Meeting for the purpose of allowing additional time to earlier proxies in favor of adoption of the Merger Agreement.

Please date and sign exactly as your name appears hereon. When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

	Date	Share Owner sign here Co-Owner
sign here

—Detach here from proxy voting card—

Vote by Mail, Telephone or Internet

24 hours a day, 7 days a week

Internet and telephone voting is available through 11:59 p.m. Pacific Daylight Time on the day prior to the special meeting day (i.e. March 29, 2007)

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card

Internet www.proxyvote.com	OR	Telephone 1-800-454-8683	OR	Mail
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.		Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.		Mark, sign and date you proxy card and return it in the enclosed postage-page envelope.

PROXY

INTRALASE CORP.

This Proxy is Solicited on Behalf of the Board of Directors

for use at the Special Meeting on Friday, March 30, 2007

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Special Meeting of Stockholders to be held March 30, 2007, and the Proxy Statement dated March 2, 2007 and hereby appoints Robert Palmisano, Shelley Thunen and James Lightman, and each of them, each with the power to appoint his or her substitute and hereby authorizes them, as attorneys-in-fact and proxies of the undersigned, to represent and to vote as designated on the reverse side hereof, all of the shares of common stock of IntraLase Corp. held of record by the undersigned stockholder(s) on February 22, 2007, at the Special Meeting of Stockholders to be held March 30, 2007, or any adjournment or postponement thereof with all of the powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

When properly executed, this proxy will be voted in the manner directed by the undersigned stockholder(s). IF THIS CARD IS RETURNED WITHOUT VOTING INSTRUCTIONS, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND PROPOSAL 2, AS SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

(Continued and to be signed on the reverse side)
Change of Address

INTRALASE CORP.
9701 Jeronimo
Irvine, CA 92614